Exhibit 10.2

$115,000,000

SENIOR SECURED CREDIT AGREEMENT

by and among

SILICON GRAPHICS, INC.,

together with the Subsidiaries that are signatories hereto,

as Borrowers,

and

the other Credit Parties hereto from time to time,

as Guarantors

and

the LENDERS party hereto from time to time,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent, Bookrunner and Lead Arranger,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Revolving Agent, Syndication Agent and Collateral Agent.

Dated as of October 17, 2006

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

SCHEDULES

Schedule 1.03(a) - Term Loans

Schedule 4.01(v) - Real Estate Assets/Closing Date Mortgaged Property

Schedule 4.01(w) - Cash Management Banks

Schedule 5.01(e) - Capitalization

Schedule 5.01(f) - Subsidiaries

Schedule 5.01(g) - Litigation

Schedule 5.01(o) - Real Property

Schedule 5.01(q) - Environmental Matters

Schedule 5.01(r) - Insurance

Schedule 5.01(t) - Accounts

Schedule 5.01(u) - Scheduled Intellectual Property Collateral

Schedule 5.01(u)(1) - Non-exclusive Licenses

Schedule 5.01(v) - Material Contracts

Schedule 5.01(y) - Place of Business; Chief Executive Office; OIN; FEIN; Etc.

Schedule 5.01(y)(1) - Threshold Inventory Locations

Schedule 5.01(y)(2) - Threshold Equipment Locations

Schedule 5.01(z) - Commercial Tort Claims

Schedule 5.01(dd) - Inactive Subsidiaries

Schedule 7.21 - Post-Closing Matters

Schedule 8.01 - Liens

Schedule 8.02 - Permitted Indebtedness

Schedule 8.05 - Plans

Schedule 8.07(b) - Investments

Schedule B - Initial Pro Rata Shares; Initial Commitments

EXHIBITS

Exhibit A - Letter of Credit Terms and Conditions

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Revolving Note

Exhibit D - Form of Term Note

Exhibit E - Form of Notice of Conversion/Continuation

Exhibit F - Form of Officer’s Certificate

Exhibit G - Form of Compliance Certificate

Exhibit H - Form of Assignment & Acceptance

Exhibit I - Form of Joinder Agreement

- v -

$115,000,000 SENIOR SECURED CREDIT AGREEMENT

This Senior Secured Credit Agreement, dated as of October 17, 2006 (as it may be amended, restated, modified, supplemented or extended from time to time, including all exhibits and schedules thereto, or otherwise modified, the “Agreement”), by and among SILICON GRAPHICS, INC., a corporation formed under the laws of Delaware (the “Parent”), and certain of the Parent’s Subsidiaries identified on the signature pages hereof, as borrowers (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), and the other Credit Parties hereto from time to time, as Guarantors, the lenders party hereto from time to time (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., a corporation formed under the laws of Delaware, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”) and as bookrunner and lead arranger (in such capacity, the “Lead Arranger”), and GENERAL ELECTRIC CAPITAL CORPORATION, a corporation formed under the laws of Delaware, as revolving agent for the Revolving Lenders (in such capacity, together with its successors and assigns, if any, the “Revolving Agent”), as collateral agent for the Secured Creditors (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”) and as syndication agent (in such capacity, the “Syndication Agent”).

RECITALS

WHEREAS, on May 8, 2006 (the “Petition Date”), the Borrowers filed a voluntary petition for relief in a bankruptcy court under chapter 11 of title 11 of the United States Code (the “Bankruptcy Petition”) and entered into a credit facility to obtain debtor-in-possession financing (the “Junior Lien DIP Facility”), which was approved by the bankruptcy court on May 10, 2006;

WHEREAS, on June 28, 2006, the Borrowers entered into a post-petition loan and security agreement (the “Post-Petition Loan Agreement”) with the parties thereto to refinance the Junior Lien DIP Facility;

WHEREAS, the Borrowers now seek to obtain additional funds to exit from the Chapter 11 Cases and have requested that the Lenders make available to them the Commitments, on the terms and conditions set forth herein, to, among other things, refinance existing debt, and fund working capital requirements and other general corporate purposes of the Borrowers; and

WHEREAS, the Administrative Agent and the Lenders are willing to make the Loans to the Borrowers upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE FACILITY

Section 1.01. Revolving Advances.

(a) Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender hereby severally agrees to make loans (each a “Revolving Advance”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time such Revolving Lender’s Pro Rata Share of the Available Commitments; provided, that such aggregate principal amount does not result in such Revolving Lender’s Pro Rata Share of the Aggregate Exposure exceeding such Revolving Lender’s Revolving Commitment or the Aggregate Exposure of all Revolving Lenders exceeding the Total Revolving Commitment of all Revolving Lenders; provided, further, that the Revolving Agent shall have the right from time to time to impose and adjust the amount of reserves against availability in its reasonable credit judgment based upon a change in circumstance. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Revolving Advances.

(b) Notice of Borrowing. If any Borrower desires to borrow under Section 1.01(a), the Borrower Representative shall deliver to the Revolving Agent a Notice of Borrowing substantially in the form attached as Exhibit B, signed by the Borrower Representative on behalf of such Borrower, not later than 12:00 noon (i) in the case of a request for an Alternate Base Rate Loan, on the proposed Funding Date or (ii) in the case of a request for a LIBOR Rate Loan, at least two (2) Business Days prior to the proposed Funding Date. Such Notice of Borrowing shall specify: (A) the aggregate principal amount of Revolving Advances to be made on the Funding Date; (B) whether such Revolving Advances shall be comprised of LIBOR Rate Loans or Alternate Base Rate Loans; (C) the proposed Funding Date, which must be a Business Day; and (D) if applicable, the LIBOR Period for such Revolving Advances. In lieu of delivering such a Notice of Borrowing, the Borrower Representative may give the Revolving Agent telephonic notice of any proposed borrowing by the time required under this Section 1.01(b) if the Borrower Representative confirms such notice by delivery of the Notice of Borrowing to the Revolving Agent promptly, but in no event later than 2:00 p.m. on the same day. Each Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 1.01(b) shall be irrevocable and binding on the applicable Borrower.

(c) Making the Revolving Advances.

(i) The Revolving Agent shall promptly notify each Revolving Lender of the amount of each borrowing of Revolving Advances. Each Revolving Lender shall deposit with the Revolving Agent an amount equal to its Pro Rata Share of the amount of such borrowing in immediately available funds, not later than 1:00 p.m. on the Funding Date applicable thereto. Subject to the satisfaction of the conditions precedent set forth in Article IV, the Revolving Agent shall make the proceeds of such amounts received by it available to the applicable Borrower on such Funding Date.

(ii) Except as otherwise provided in this Section 1.01(c)(ii), all Revolving Advances under this Agreement shall be made by the Revolving Lenders simultaneously and proportionately to their Pro Rata Shares. The failure of any Revolving Lender to deposit the amount described in clause (i) above with the Revolving Agent on the applicable Funding Date shall not relieve any other Revolving Lender of its obligations hereunder to make its Revolving Advance on such Funding Date. No Revolving Lender shall be responsible for any failure by any other Revolving Lender to perform its obligation to make a Revolving Advance hereunder nor shall the Revolving Commitment of any Revolving Lender be increased or decreased as a result of any such failure, and each Revolving Lender shall be obligated to make the Revolving Advances required to be made by it by the terms of this Agreement regardless of the failure by any other Revolving Lender.

(d) Funding of Revolving Advances. Unless the Revolving Agent shall have received notice from a Revolving Lender, prior to the requested Funding Date, that such Revolving Lender will not make available to the Revolving Agent such Revolving Lender’s Pro Rata Share of such Loans, the Revolving Agent may, but shall not be required to, assume that such Revolving Lender has made such share available on such date in accordance with Section 1.01(c) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If any Lender either does not make its share of the applicable Loans available to the Revolving Agent or delays in doing so past 4:00 p.m. on the Funding Date (such Revolving Lender (until it makes such share available) shall be hereinafter referred to as a “Revolving Defaulting Lender”), then the Revolving Agent shall notify the Administrative Agent and the applicable Borrower of such default. If the Revolving Agent has, in its sole discretion, made available to the applicable Borrower an amount corresponding to such Revolving Defaulting Lender’s Pro Rata Share of the Loans, then the Revolving Defaulting Lender and the applicable Borrower jointly and severally agree to pay to the Revolving Agent forthwith on demand such corresponding amount with interest thereon, on each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Revolving Agent, at:

(i) in the case of the Revolving Defaulting Lender, the Federal Funds Rate; or

(ii) in the case of the Borrowers, the interest rate applicable to Alternate Base Rate Loans.

If, with respect to the immediately preceding sentence, the applicable Borrower pays such amount and interest thereon to the Revolving Agent, then the Revolving Defaulting Lender shall indemnify and hold harmless the applicable Borrower from and against such amount and interest thereon, and if such Revolving Defaulting Lender pays such amount to the Revolving Agent, then such amount shall constitute such Revolving Defaulting Lender’s Revolving Advance. If the Revolving Agent, in its discretion, does not make available to the applicable Borrower an amount corresponding to the Revolving Defaulting Lender’s Pro Rata Share of the applicable Revolving Advance, then (A) the Revolving Defaulting Lender shall indemnify and hold harmless the applicable Borrower from and against such amount as well as any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable fees and disbursements for counsel including allocated cost of internal counsel) resulting from any failure on the part of the Revolving Defaulting Lender to provide, or from any delay in providing, the Revolving Agent with such Revolving Defaulting Lender’s Pro Rata Share of the applicable Revolving Advance, but no Revolving Lender shall be so liable for any such failure on the part of or caused by any other Revolving Lender or the Revolving Agent or the applicable Borrower and (B) such Pro Rata Share of the applicable Revolving Advance that was not made available shall (until made available) be deemed not to be outstanding for purposes of calculating the Unused Commitment Fee pursuant to Section 3.06(b) and, in the event such Pro Rata Share has not been disregarded for such purposes, any amount paid by the Borrowers in respect of such Pro Rata Share shall be reimbursed to the applicable Borrower by the applicable Revolving Defaulting Lender with interest thereon at the Federal Funds Rate for each day from and including the date such Pro Rata Share of the Unused Commitment Fee was paid by the applicable Borrower to but excluding the date of reimbursement by the Revolving Defaulting Lender. The Revolving Agent, upon notice by the applicable Borrower that such reimbursement is due from the applicable Revolving Defaulting Lender, shall notify such Revolving Defaulting Lender of the amount of the reimbursement due, including interest thereon, and shall forward such amount to the applicable Borrower upon receipt from the Revolving Defaulting Lender. The Revolving Agent shall not, however, be liable to the applicable Borrower for any failure by any Revolving Defaulting Lender to reimburse the applicable Borrower for any amounts in respect of such Unused Commitment Fee.

(e) Repayment of Revolving Advances; Termination of Revolving Commitments. The principal amount of, interest on and fees related to all outstanding Revolving Advances shall be repaid in full on the Maturity Date. The Revolving Commitments shall terminate on the Maturity Date.

Section 1.02. Letter of Credit Facility. Subject to and in accordance with the terms and conditions contained herein and in Exhibit A, any Borrower shall have the right to request, and the L/C Issuer agrees to issue, Letters of Credit and the Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of such Borrower.

Section 1.03. Term Loans.

(a) Loan Commitment. Subject to the terms and conditions set forth herein, each Term Lender hereby severally agrees to make a term loan (each, a “Term Loan”) in the principal amount set forth opposite each such Term Lender’s name on Schedule B hereto to the Borrower on the Closing Date, in accordance with this Section 1.03. The aggregate principal amount of the Term Loans to be advanced shall not exceed eighty-five million Dollars ($85,000,000). Amounts repaid or prepaid under this Section 1.03 may not be reborrowed.

(b) Notice of Borrowing. If any Borrower desires to borrow under Section 1.03(a), the Borrower Representative shall deliver to the Administrative Agent a Notice of Borrowing signed by the Borrower Representative on behalf of such Borrower in substantially the form attached as Exhibit B (i) not later than 2:00 p.m. at least one (1) Business Day in advance of the Closing Date, in the case of LIBOR Rate Loans and (ii) not later than 9:00 a.m. on the Closing Date, in the case of Alternate Base Rate Loans. Such Notice of Borrowing shall specify: (A) the amount of the proposed Term Loans; (B) the proposed Closing Date, which must be a Business Day; and (C) in the case of LIBOR Rate Loans, the LIBOR Period applicable to such Term Loan. The Notice of Borrowing given pursuant to this Section 1.03(b) shall be irrevocable and binding on the applicable Borrower.

(c) Making the Term Loans. (i) The Administrative Agent shall promptly notify each Term Lender of the amount of Term Loans requested by the applicable Borrower. Each Term Lender shall deposit in the Administrative Agent Account an amount equal to its Pro Rata Share of the Term Loan Commitments, in immediately available funds, not later than 12:00 noon on the Closing Date. Subject to the satisfaction of the conditions precedent set forth in Article IV, the Administrative Agent shall make the proceeds of the Term Loans received by it available to the Borrowers on the Closing Date.

(ii) Except as otherwise provided in this Section 1.03(c), all Term Loans under this Agreement shall be made by the Term Lenders simultaneously and proportionately to their Pro Rata Shares. The failure of any Term Lender to deposit the amount described in clause (i) above with the Administrative Agent on the Closing Date shall not relieve any other Term Lender of its obligations hereunder to make its Term Loan on the Closing Date. No Lender shall be responsible for any failure by any other Term Lender to perform its obligation to make a Term Loan hereunder nor shall the Term Loan Commitment of any Term Lender be increased or decreased as a result of any such failure, and each Term Lender shall be obligated to make the Term Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Term Lender.

(d) Funding of Term Loans. Unless the Administrative Agent shall have received notice from a Term Lender, prior to the Closing Date, that such Term Lender will not make available to the Administrative Agent such Term Lender’s Pro Rata Share of such Term Loans, the Administrative Agent may, but shall not be required to, assume that such Term Lender has made such Pro Rata Share available on such date in accordance with Section 1.03(c) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If any Term Lender either does not make its Pro Rata Share of the Term Loans available to the Administrative Agent or delays in doing so past 4:00 p.m. on the Closing Date (such Term Lender (until it makes such Pro Rata Share available) hereinafter referred to as a “Term Defaulting Lender”), then the Administrative Agent shall immediately notify the applicable Borrower of such default. If the Administrative Agent has, in its sole discretion, made available to the applicable Borrower an amount corresponding to such Term Defaulting Lender’s Pro Rata Share of the Term Loans, then the Term Defaulting Lender and the applicable Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, on each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at:

(i) in the case of the Term Defaulting Lender, the Federal Funds Rate; or

(ii) in the case of the Borrowers, the interest rate applicable to Alternate Base Rate Loans.

If, with respect to the immediately preceding sentence, the applicable Borrower pays such amount and interest thereon to the Administrative Agent, then the Term Defaulting Lender shall indemnify and hold harmless the applicable Borrower from and against such amount and interest thereon, and if such Term Defaulting Lender pays such amount to the Administrative Agent, then such amount shall constitute such Term Defaulting Lender’s Pro Rata Share of the Term Loans. If the Administrative Agent, in its discretion, does not make available to the applicable Borrower an amount corresponding to the Term Defaulting Lender’s Pro Rata Share of the Term Loans, then the Term Defaulting Lender shall indemnify and hold harmless the applicable Borrower from and against such amount as well as any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable fees and disbursements for counsel including allocated cost of internal counsel) resulting from any failure on the part of the Term Defaulting Lender to provide, or from any delay in providing, the Administrative Agent with such Defaulting Lender’s Pro Rata Share of the Term Loans, but no Term Lender shall be so liable for any such failure on the part of or caused by any other Term Lender or the Administrative Agent or the applicable Borrower. The Administrative Agent, upon notice by the applicable Borrower that such reimbursement is due from the applicable Term Defaulting Lender, shall notify such Term Defaulting Lender of the amount of the reimbursement due, including interest thereon, and shall forward such amount to the applicable Borrower upon receipt from the Term Defaulting Lender.

(e) Repayment of Term Loans. The aggregate principal amount of the Term Loans shall be payable in Dollars in installments on the dates and in the amounts set forth below:

Date	Term Loan Scheduled Repayment
December 26, 2008	$4,250,000
March 27, 2009	$4,250,000
June 26, 2009	$4,250,000
September 25, 2009	$4,250,000
December 25, 2009	$4,250,000
March 26, 2010	$4,250,000
June 25, 2010	$4,250,000
September 24, 2010	$4,250,000
December 24, 2010	$4,250,000
March 25, 2011	$4,250,000
June 24, 2011	$4,250,000
Maturity Date	$38,250,000

Total	$85,000,000

; provided, that the final installment payable by the applicable Borrower on the Maturity Date in respect of the Term Loans shall be in an amount, if such amount is different from that specified above, sufficient to repay the aggregate outstanding principal amount of all Term Loans.

Section 1.04. Use of Proceeds. Proceeds of the Loans shall be utilized to (a) replace existing letters of credit, (b) refinance existing debt under the Post-Petition Loan Agreement, (c) pay fees and expenses incurred in connection with the transactions contemplated by this Agreement and (d) provide for working capital requirements and other general corporate purposes of the Borrowers and their Subsidiaries.

Section 1.05. Protective Advances. The Revolving Agent hereby is authorized by the Borrowers and the Participating Lenders, from time to time in the Revolving Agent’s sole discretion, (a) after the occurrence and during the continuance of a Default or Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 4.02 are not satisfied, to make loans to the Borrowers (“Protective Advances”) in an aggregate amount not to exceed three million Dollars ($3,000,000) that the Revolving Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of repayment of the Obligations or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including Participating Lender Expenses and the costs, fees and expenses pursuant to this Agreement. The Revolving Agent shall promptly notify the Borrower Representative of any Protective Advances made to any Borrower.

Each Protective Advance shall be deemed to be a Loan hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and all payments on the Protective Advances shall be payable to the Revolving Agent solely for its own account. The Protective Advances shall be repayable on demand and shall be secured Obligations pursuant to the Security Documents, and shall bear interest at the rate applicable from time to time to Loans that are Alternate Base Rate Loans. The provisions of this Section 1.05 are for the exclusive benefit of the Agents and the Participating Lenders and the Revolving Agent has no obligation to make Protective Advances.

Section 1.06. Promise to Pay. The Borrower agrees to pay the principal amount of the Term Loans on the dates and in the amounts set forth in Section 1.03(e) and further agrees to pay all unpaid interest accrued thereon in accordance with the terms of this Agreement and any applicable Note.

Section 1.07. Notes.

(a) The Borrowers’ obligation to pay the principal of, and interest on, the Loans made to the Borrowers by each Lender shall be set forth (i) with respect to the Term Loans, on the Term Register maintained by the Administrative Agent and (ii) with respect to Revolving Advances, on the Revolving Register maintained by the Revolving Agent and, subject to the provisions of Sections 1.07(b), (c) and (d), shall be evidenced by, at the request of the Revolving Agent or the Administrative Agent, as the case may be, a promissory note substantially in the form of Exhibit C for the Revolving Note and Exhibit D for the Term Note, with blanks appropriately completed in conformity herewith (each, as the same may be amended, supplemented or otherwise modified from time to time, a “Note”).

(b) The Revolving Note issued to each Revolving Lender shall (i) be executed jointly by each of the Borrowers, (ii) be payable to such Revolving Lender or its registered assigns and be dated the Closing Date (or in the case of any Revolving Note issued after the Closing Date, the date of Issuance thereof), (iii) be in a stated principal amount equal to such Revolving Lender’s Revolving Commitment on the date of the issuance thereof and be payable in the principal amount of Revolving Advances evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided herein and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(c) The Term Note issued to each Term Lender shall (i) be executed jointly by each of the Borrowers, (ii) be payable to such Term Lender or its registered assigns and be dated the Closing Date (or, in the case of any Term Note issued after the Closing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the principal amount of the Term Loan of such Term Lender on the date of the issuance thereof and be payable in the principal amount of the Term Loan evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided for herein and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(d) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or Guaranties therefor provided pursuant to the Loan Documents. At any time when any Lender requests the delivery of a Note to evidence any of its Loans, each of the Borrowers shall promptly jointly execute and deliver to that Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

Section 1.08. Authorized Officers and Revolving Agent.

(a) On the Closing Date and from time to time thereafter as necessary to reflect changes in the Authorized Officers, the Borrowers shall deliver to the Revolving Agent a secretary’s certificate setting forth the names of the officers of the Borrowers authorized to request Revolving Advances and containing a specimen signature of each such officer or agent. The Revolving Agent shall be entitled to rely conclusively on such officer’s or agent’s authority to request Revolving Advances until the Revolving Agent receives written notice to the contrary. In addition, the Revolving Agent shall be entitled to rely conclusively on any written notice sent to it by telecopy. The Revolving Agent shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Notice of Borrowing, or any other document, and, with respect to an oral request for such a Loan, the Revolving Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers or agents authorized to make such request or otherwise to act on behalf of the applicable Borrower. Neither the Revolving Agent nor the Revolving Lenders shall incur any liability to the Borrowers, or any other Person in acting upon any telecopy or facsimile or telephonic notice referred to above which the Revolving Agent in good faith reasonably believes to have been given by a duly Authorized Officer or other person authorized to borrow on behalf of the Borrowers except in the case of gross negligence or willful misconduct by the Revolving Agent or any Revolving Lender as determined in a final judgment by a court of competent jurisdiction.

(b) Each Borrower hereby designates Silicon Graphics, Inc. as its representative and agent (in such capacity, “Borrower Representative”) on its behalf for the purposes of issuing Notices of Borrowing and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Agent and each Participating Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or the Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 1.09. Joint and Several Liability of Borrowers. Each Borrower shall be jointly and severally liable for the repayment of, and agrees to pay when due, all Loans and all interest, fees, Participating Lender Expenses and other Obligations.

Section 1.10. Allocation of Payments and Proceeds of Collateral. Except as otherwise provided in this Agreement with respect to Defaulting Lenders, at any time (a) that an Event of Default has occurred and is continuing, (b) that proceeds of the Collateral are received in connection with the exercise of remedies by any Agent, or (c) after the Commitments have terminated, whether at their stated maturity, by acceleration, automatically or otherwise in accordance with the terms hereof, all amounts collected or received by any Agent or any Participating Lender on account of the Borrowers’ Obligations or any other amounts due or outstanding under any of the Loan Documents shall be paid over or delivered to the Collateral Agent for distribution as follows:

FIRST, on a pro rata basis, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent, the Revolving Agent and the Collateral Agent constituting Participating Lender Expenses, and to the payment of any fees then due to the Administrative Agent, the Revolving Agent or the Collateral Agent, each in its capacity as such;

SECOND, to the payment of all of the Borrowers’ Obligations to the Revolving Agent consisting of accrued fees and interest then due with respect to Protective Advances;

THIRD, to the payment of the outstanding principal amount then due of the Borrowers’ Obligations with respect to Protective Advances;

FOURTH, on a pro rata basis, to the payment of all of the Borrowers’ Obligations to the Revolving Lenders and the L/C Issuer consisting of accrued fees and interest then due with respect to Revolving Advances and Letters of Credit (including interest (other than Default

Interest) that, but for the filing of a petition in bankruptcy with respect to the Parent or any of its Subsidiaries, would have accrued on the Revolving Advances and Letters of Credit (including any refinancing of such Obligations), whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding);

FIFTH, on a pro rata basis, to the payment of interest and accrued fees and all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each Hedging Agreement Provider and GE Capital then due in connection with obligations of the Credit Parties under Hedging Agreements and Swap Related Reimbursement Obligations;

SIXTH, on a pro rata basis, (i) to the payment of the outstanding principal amount then due of the Revolving Advances and the principal amount of any unreimbursed drawings under Letters of Credit then due, (ii) to fund the cash collateralization of all outstanding Letters of Credit then due in an amount equal to 105% of the face amount thereof, (iii) to the payment of all obligations then due of the Credit Parties to the Hedging Agreement Providers under Hedging Agreements in an amount not to exceed two million five hundred thousand Dollars ($2,500,000), and (iv) to the payment of principal amount then due to GE Capital of the unpaid Swap Related Reimbursement Obligations in an amount not to exceed five million Dollars ($5,000,000);

SEVENTH, on a pro rata basis, to the payment of all of the Borrowers’ Obligations to the Term Lenders consisting of accrued fees and interest then due with respect to the Term Loans;

EIGHTH, on a pro rata basis, to the payment of the outstanding principal amount then due of the Term Loans;

NINTH, on a pro rata basis, (i) to the payment of all remaining obligations then due of the Credit Parties to the Hedging Agreement Providers under Hedging Agreements and (ii) to the payment of the remaining principal amount then due to GE Capital of the unpaid Swap Related Reimbursement Obligations.

TENTH, to all other Obligations, if any, which shall have become due and payable under the Loan Documents or otherwise and not otherwise repaid; and

ELEVENTH, to the payment of the surplus, if any, to the Borrowers or whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (A) amounts received shall be applied equally and ratably in the numerical order provided until exhausted prior to the application to the next succeeding category; (B) amounts payable to each of the Revolving Lenders or Term Lenders, as the case may be, shall be applied in accordance with their Pro Rata Share; (C) amounts payable to each of the Hedging Agreement Providers shall be applied on a pro rata basis; and (D) to the extent that any amounts pursuant to clause “SIXTH” above are attributable to the cash collateralization of issued but undrawn amount of outstanding Letters of Credit and Swap Related Reimbursement Obligations, such amounts shall be paid to the Collateral Agent and applied (1) first, to all ongoing fees and expenses of the L/C Issuer and the Collateral Agent in connection with the outstanding Letters of Credit and Swap Related Reimbursement Obligations, (2) second, to reimburse the L/C Issuer from time to time for any drawings under such Letters of Credit and

Swap Related Reimbursement Obligations, and (3) third, following the expiration of all Letters of Credit and Swap Related Reimbursement Obligations, to all other obligations of the types described in clauses “SEVENTH” through “ELEVENTH” above in the manner provided in this Section 1.10.

Section 1.11. Limitations on LIBOR Loans. No more than twelve (12) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different LIBOR Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date or have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing LIBOR Periods to constitute a new LIBOR Rate Loan with a single LIBOR period. The Borrowers may only exercise the LIBOR option for LIBOR Rate Loans of at least five million Dollars ($5,000,000) and integral multiples of one million Dollars ($1,000,000) in excess thereof.

Section 1.12. Swap Related Reimbursement Obligations.

(a) Each Borrower agrees to reimburse GE Capital in immediately available funds in the amount of any payment made by GE Capital under a Swap Related L/C (such reimbursement obligation, whether contingent upon payment by GE Capital under the Swap Related L/C or otherwise, being herein called a “Swap Related Reimbursement Obligation”). No Swap Related Reimbursement Obligation for any Swap Related L/C may exceed the amount of the payment obligations owed by the relevant Borrower under the interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.

(b) A Swap Related Reimbursement Obligation shall be due and payable by a Borrower within one (1) Business Day after the date on which the related payment is made by GE Capital under the Swap Related L/C.

(c) Any Swap Related Reimbursement Obligation shall, during the period in which it is unpaid, bear interest at the rate per annum equal to the LIBOR Rate plus one percent (1%), as if the unpaid amount of the Swap Related Reimbursement Obligation were a LIBOR Loan, and not at any otherwise applicable Default Rate. Such interest shall be payable upon demand. The following additional provisions apply to the calculation and charging of interest on Swap Related Reimbursement Obligations by reference to the LIBOR Rate:

(i) The LIBOR Rate shall be determined for each successive one-month LIBOR Period during which the Swap Related Reimbursement Obligation is unpaid, notwithstanding the occurrence of any Event of Default and even if the LIBOR Period were to extend beyond the Maturity Date.

(ii) If a Swap Related Reimbursement Obligation is paid during a monthly period for which the LIBOR Rate is determined, interest shall be pro-rated and charged for the portion of the monthly period during which the Swap Related Reimbursement Obligation was unpaid. Section 3.03 shall not apply to any payment of a Swap Related Reimbursement Obligation during the monthly period.

(iii) Notwithstanding the last paragraph of the definition of “LIBOR Rate”, if the LIBOR Rate is no longer available from Telerate News Service, the LIBOR Rate with respect to Swap Related Reimbursement Obligations shall be determined by GE Capital from such financial reporting service or other information available to GE Capital as in GE Capital’s reasonable discretion indicates GE Capital’s cost of funds.

(d) Except as provided in the foregoing provisions of this Section 1.12 and in Section 13.05, Borrowers shall not be obligated to pay to GE Capital or any of its Affiliates any Letter of Credit Fee, or any other fees, charges or expenses, in respect of a Swap Related L/C or arranging for any interest rate protection or hedging agreement or transaction supported by the Swap Related L/C. GE Capital and its Affiliates shall look to the beneficiary of a Swap Related L/C for payment of any such letter of credit fees or other fees, charges or expenses and such beneficiary may factor such fees, charges, or expenses into the pricing of any interest rate protection or hedging arrangement or transaction supported by the Swap Related L/C.

(e) If any Swap Related L/C is revocable prior to its scheduled expiry date, GE Capital agrees not to revoke the Swap Related L/C unless the Maturity Date or an Event of Default has occurred.

(f) GE Capital or any of its Affiliates shall be permitted to (i) provide confidential or other information furnished to it by any of the Credit Parties (including, without limitation, copies of any documents and information in or referred to in the closing checklist, financial statements and Compliance Certificates) to a beneficiary or potential beneficiary of a Swap Related L/C and (ii) receive confidential or other information from the beneficiary or potential beneficiary relating to any agreement or transaction supported or to be supported by the Swap Related L/C. However, no confidential information shall be provided to any Person under this paragraph unless the Person is an Eligible Assignee or a swap counterparty approved by the Borrower Representative and has agreed to comply with the covenant substantially as contained in Section 13.21 of this Agreement.

ARTICLE II

PAYMENTS AND OTHER COMPENSATION

Section 2.01. Voluntary Prepayments/Reductions of Commitments. (a) Optional Prepayment of Term Loans. So long as the Credit Parties meet the Minimum Liquidity requirements set forth in Section 9.03 (calculated on a pro forma basis after giving effect to the prepayment contemplated under this Section 2.01(a)), the Borrowers shall have the right, upon at least three (3) Business Days’ prior written notice by the Borrower Representative to each of the Administrative Agent and the Revolving Agent, to voluntarily prepay all or any portion (in a minimum amount of two million Dollars ($2,000,000) or such lesser amount as may then remain outstanding or integral multiples of one million Dollars ($1,000,000) in excess thereof) of the Term Loans on any Business Day upon payment of the applicable Prepayment Premium pursuant to Section 2.03(a). Any prepayment of any Term Loan shall be accompanied by the payment of all accrued and unpaid interest with respect to the principal being prepaid through the date of prepayment and any applicable Prepayment Premium pursuant to Section 2.03(a). Subject to Section 1.10, any partial prepayment of any Term Loans shall be applied to the remaining installments of the Term Loans in the inverse order of maturity thereof until all Term Loans are repaid in full.

(b) Optional Prepayment of Revolving Advances. As set forth in Section 1.01(a), at any time after the Closing Date, the Borrowers may prepay, without regard to the Minimum Liquidity requirements set forth in Section 9.03 and with no corresponding reduction in Revolving Commitments, and thereafter reborrow, subject to the terms and conditions set forth herein (including Section 3.03), all or any portion of the Revolving Advances then outstanding.

(c) Optional Reduction of Revolving Commitments. So long as the Credit Parties, on a consolidated basis, meet the Minimum Liquidity requirements set forth in Section 9.03 (calculated on a pro forma basis after giving effect to the reduction contemplated under this Section 2.01(c)), the Borrowers shall have the right, upon at least five (5) Business Days’ prior written notice by the Borrower Representative to each of the Administrative Agent and the Revolving Agent and upon payment of the applicable Commitment Reduction Fee pursuant to Section 2.03(b) to cancel the Total Revolving Commitment in full or to reduce the amount thereof; provided, that the amount of the Total Revolving Commitment shall at no time be less than the sum of (i) the outstanding principal amount of all Revolving Advances plus (ii) the Letter of Credit Exposure. Partial reductions of the Total Revolving Commitment shall be in a minimum amount of two million Dollars ($2,000,000) or such lesser amount as may then remain outstanding or integral multiples of one million Dollars ($1,000,000) in excess thereof and shall reduce each Revolving Lender’s Revolving Commitment on a pro rata basis based upon such Revolving Lender’s Pro Rata Share. All cancellations or reductions shall be permanent. Any such notice of reduction shall be accompanied by the payment of the Unused Commitment Fee accrued through the date of such cancellation or reduction and the applicable Commitment Reduction Fee pursuant to Section 2.03(b).

Section 2.02. Mandatory Prepayments.

(a) Prepayments from Asset Dispositions. Subject to Section 2.02(e), (i) Except as set forth below, within five (5) Business Days after the receipt by a Credit Party or any Subsidiary of a Credit Party of any Net Cash Proceeds (other than from an Excluded Asset Disposition), the Borrowers shall cause 100% of such Net Cash Proceeds to be applied to prepay the Loans; provided, however, that if the Borrower Representative notifies each of the Administrative Agent and the Revolving Agent in writing within such five (5) Business Day period that the applicable Credit Party or Subsidiary has applied or intends to apply such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade, repair or invest in assets used or useful in the business of such Credit Party or such applicable Subsidiary or any other Credit Party, then the applicable Credit Party or Subsidiary, shall, so long as no Event of Default shall have occurred and be continuing, be permitted to use such proceeds as notified to the Administrative Agent and the Revolving Agent within one hundred eighty (180) days of the receipt thereof; provided further, that to the extent such proceeds (1) have not been used or irrevocably committed to be used for such a replacement or restoration within one hundred eighty (180) days of the receipt thereof or (2) have not been used for such replacement within 180 days of such irrevocable commitment, such Net Cash Proceeds shall be applied to prepay the Loans, on a pro rata basis. It is agreed that any Net Cash Proceeds of any Disposition consisting of any of the Borrowers’ equity interest in, or a material portion of the assets of, any Foreign Subsidiary not reinvested within the applicable time will be used to prepay the Loans. All prepayments under this Section 2.02(a)(i) shall be accompanied by all accrued and unpaid interest on the Loans being prepaid and, in the case of any prepayment under this Section 2.02(a)(i) that results in a prepayment in full, any applicable Prepayment Premium.

(ii) Except as set forth below, within five (5) Business Days after the receipt by a Credit Party or any Subsidiary of a Credit Party of Net Casualty/Condemnation Proceeds, the Borrowers shall cause 100% of such Net Casualty/Condemnation Proceeds to be applied to prepay the Loans; provided, however, that if the Borrower Representative notifies each of the Administrative Agent and the Revolving Agent in writing within such five (5) Business Day period that the applicable Credit Party or Subsidiary has applied or intends to apply such Net Casualty/Net Condemnation proceeds to acquire, maintain, develop, construct, improve, upgrade, repair or invest in assets used or useful in the business of such Credit Party or such applicable Subsidiary or any other Credit Party, then the applicable Credit Party or Subsidiary, shall, so long as no Event of Default shall have occurred and be continuing, be permitted to use such proceeds in an amount not to exceed two hundred fifty thousand Dollars ($250,000) per occurrence or two and a half million Dollars ($2,500,000) in the aggregate as so notified to the Administrative Agent and the Revolving Agent within one hundred eighty (180) days of the receipt thereof; provided further, that to the extent such Net Proceeds (1) have not been used or irrevocably committed to be used for such a replacement or restoration within one hundred eighty (180) days of the receipt thereof or (2) have not been used for such replacement within 180 days of such irrevocable commitment, such Net Casualty/Condemnation Proceeds shall be applied to prepay the Loans, on a pro rata basis. All prepayments under this Section 2.02(a)(ii) shall be accompanied by all accrued and unpaid interest on the Loans being prepaid and, in the case of any prepayment under this Section 2.02(a)(ii) that results in a prepayment in full, any applicable Prepayment Premium.

(b) Prepayments from Incurrence of Indebtedness. Within one (1) Business Day following the receipt by any Credit Party or any Subsidiary of a Credit Party of cash proceeds from the issuance or incurrence of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the Loans in an amount equal to 100% of the proceeds from such issuance or incurrence, underwriting discounts and commissions and other reasonable, out-of-pocket costs and expenses associated therewith. All such prepayments shall be accompanied by (i) all accrued and unpaid interest on the Loans being prepaid and (ii) the applicable Prepayment Premium.

(c) Cash Proceeds of Extraordinary Receipts. Within five (5) Business Days following the receipt by any Credit Party or any Subsidiary of a Credit Party of any Extraordinary Receipts, the Borrowers shall prepay the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable costs, fees and expenses incurred in collecting such Extraordinary Receipts and a reserve for any Taxes expected to be paid in connection therewith; provided, however, that if the Borrower Representative notifies each of the Administrative Agent and the Revolving Agent within five (5) Business Days that the applicable Credit Party or Subsidiary has applied or intends to apply such Extraordinary Receipts to acquire, maintain, develop, construct, improve, upgrade, repair or invest in assets used or useful in the business of any Credit Party or the applicable Subsidiary, then such Credit Party or Subsidiary, as applicable, shall, so long as no Event of Default shall have occurred and be continuing, be permitted to use such Extraordinary Receipts as notified to the Administrative Agent and the Revolving Agent within one hundred eighty (180) days of the receipt thereof. All such prepayments shall be accompanied by all accrued and unpaid interest on the Loans being prepaid and the applicable Prepayment Premium.

(d) Application of Proceeds. Subject to Section 1.10, all prepayments under this Section 2.02 shall be applied to the remaining installments of the Term Loans in the inverse order of maturity thereof until all of the Term Loans are repaid in full on a pro rata basis according to each Term Lender’s Pro Rata Share, or, if no Term Loans are outstanding at the time of the relevant prepayment, to the Revolving Advances on a pro rata basis according to each Revolving Lender’s Pro Rata Share without any reduction of the Revolving Commitments and shall be accompanied by the payment of all accrued and unpaid interest and fees with respect to the principal being prepaid through the date of prepayment. All voluntary prepayments under Section 2.01(b) shall be applied to the repayment of outstanding Revolving Advances with no reduction in the Revolving Commitments.

(e) Repatriation. Section 2.02(a) and Section 2.02(c) shall apply only to the extent that the repatriation of such Net Cash Proceeds, Net Casualty/Condemnation Proceeds or Extraordinary Receipts, as the case may be, by a Foreign Subsidiary is not prohibited by any Governmental Authority. In addition, to the extent that the repatriation of such Net Cash Proceeds, Net Casualty/Condemnation Proceeds or Extraordinary Receipts, as the case may be, by a Foreign Subsidiary would result in a material adverse tax consequence or is subject to any material adverse currency restriction, such Net Cash Proceeds, Net Casualty/Condemnation Proceeds or Extraordinary Receipts, as the case may be, shall be applied in accordance with Section 2.02(a) as promptly as practicable, but in any event no later than 210 days following the receipt of such Net Cash Proceeds, Net Casualty/Condemnation Proceeds or Extraordinary Receipts by such Foreign Subsidiary.

Section 2.03. Prepayment Premiums.

(a) In connection with (i) any repayments of Term Loans made pursuant to Section 1.10, (ii) any prepayments of Term Loans made pursuant to Section 2.01(a) in excess of five million Dollars ($5,000,000), (iii) any prepayment of Term Loans pursuant to Sections 2.02(a) or (c) that results in a prepayment in full of the Term Loans and (iv) any prepayments pursuant to Section 2.02(b), the Borrowers shall pay to the Administrative Agent a prepayment premium (the “Prepayment Premium”) for the benefit of the Term Lenders in an amount equal to the aggregate principal amount to be repaid multiplied by the percentage set forth below:

Prepayment Date	Percentage
On or prior to September 28, 2007	2.0%
After September 28, 2007 and on or prior to September 26, 2008	1.0%
After September 26, 2008	0%

(b) Revolving Commitment Reductions. In connection with any reductions of Revolving Commitments made pursuant to Section 1.10, Section 2.01(c) and Section 10.02(a), the Borrowers shall pay to the Revolving Agent a prepayment premium (the “Commitment Reduction Fee”) for the benefit of the Revolving Lenders in an amount equal to the aggregate principal amount to be repaid multiplied by the percentage set forth below:

Prepayment Date	Percentage
On or prior to September 28, 2007	1.0%
After September 28, 2007	0%

Section 2.04. Payments.

(a) General Provisions. All payments to be made by a Credit Party shall be made without set-off, counterclaim or other defense. Except as otherwise expressly provided herein, all payments by a Credit Party shall be made to the Revolving Agent for the ratable account of the relevant Participating Lender or Agent, as the case may be, at the payment office identified by the Revolving Agent, and shall be made in and in immediately available funds, no later than 2:00 p.m., on the dates specified herein, as the case may be, to be reimbursed. The Revolving Agent will promptly distribute to the relevant Participating Lender or Agent its Pro Rata Share or other applicable share as expressly provided herein, of each such payment in like funds as received. Any payment received by the Revolving Agent later than 2:00 p.m. on any Business Day shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Sharing of Payments. Except as otherwise provided herein, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall (i) notify the Administrative Agent or the Revolving Agent of such fact and (ii) forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.04(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Credit Party in the amount of such participation.

(c) Apportionment of Payments. Subject to the provisions of Section 2.01, Section 2.02 and this Section 2.04, all payments of principal and interest in respect of outstanding Loans, and all payments of fees and all other payments in respect of any other Obligation, shall be allocated among the Lenders in proportion to their respective Pro Rata Shares of such Obligations owing to them or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment at the time when such payment is made.

(d) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day.

Section 2.05. Taxes.

(a) Payment of Taxes. Except as set forth below, any and all payments by a Credit Party hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all Indemnified Taxes. If a Credit Party shall be required by law to withhold or deduct any Indemnified Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Lender or Agent, (A) such sum payable shall be increased by an additional amount so that after making all such required withholdings or deductions (including such withholdings or deductions applicable to additional amounts payable under this Section 2.05(a)), such Lender or Agent receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (B) such Credit Party shall make such withholdings or deductions, and (C) such Credit Party shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, a Credit Party shall not be required to pay any such additional amounts to any Agent or any Lender with respect to any Indemnified Taxes or Other Taxes to the extent such Indemnified Taxes or Other Taxes (1) are attributable to such Agent’s or Lender’s failure to comply with the requirements of Sections 2.05(e) or (f) or (2) in the case of a Lender that becomes a Lender pursuant to Section 3.05(b), are United States federal withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor was entitled, at the time of assignment, to receive additional amounts from a Credit Party with respect to such Indemnified Taxes or Other Taxes pursuant to this paragraph. In no case shall an Eligible Assignee or purchaser of a Participation be entitled to indemnity for Taxes exceeding such indemnity as to which the assignor or seller would have been entitled under this section for Taxes in the absence of such assignment or sale of a Participation (as the case may be).

(b) Other Taxes. In addition, the Credit Parties agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Indemnification. The Credit Parties will indemnify each Participating Lender and each Agent that has complied with the requirements of Section 2.05(e) or (f), as the case may be, against, and reimburse each, within twenty (20) days of a receipt of written demand therefor, for the full amount of all Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any Governmental Authority on amounts payable to such Agent or Lender under this Section 2.05(c) incurred or paid by such Participating Lender or such Agent (as the case may be), or any Affiliate of such Participating Lender or Agent on or with respect to any payment by or on account of any obligation of the Credit Parties hereunder, and any penalties, interest, and reasonable out-of-pocket expenses paid to third parties arising therefrom or with respect thereto. For the avoidance of doubt, the Credit Parties shall not be required to indemnify a Participating Lender or Agent pursuant to this Section 2.05(c) with respect to any Taxes in respect of which the Credit Parties would not be required to pay any additional amount pursuant to Section 2.05(a) if such Taxes were withheld or deducted by the Credit Parties.

(d) Receipts. Within thirty (30) days after a request from the Administrative Agent or the Revolving Agent, each Credit Party will furnish to the Administrative Agent the original or a certified copy of a receipt, if available, or other reasonably available documentation reasonably satisfactory to the Administrative Agent evidencing payment of such Indemnified Taxes or Other Taxes (including in respect of payments of additional amounts) required to be paid by such Credit Party pursuant to this Section 2.05. The Borrowers will furnish to the Administrative Agent and the Revolving Agent upon the Administrative Agent’s or the Revolving Agent’s request, an Officer’s Certificate stating that all Indemnified Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Indemnified Taxes or Other Taxes of which it is aware are due.

(e) Nonresident Certifications.

(i) Each Participating Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Administrative Agent on or prior to the Closing Date, or, in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 3.05(b) hereof, on or prior to the date on which such Participating Lender becomes a Participating Lender pursuant to Section 3.05(b), a true and accurate IRS Form W-8BEN, W-8IMY (with the necessary attachments), W-8EXP, W-8ECI or any subsequent version thereof or successors thereto and such other documentation prescribed by Applicable Law executed in duplicate by a duly authorized officer of such Participating Lender to the effect that such Participating Lender is eligible as of such date to receive payments hereunder and under the Notes free and clear or at a reduced rate of United States federal withholding tax or, in the case of a Lender that becomes a Participating Lender pursuant to Section 3.05(b), that such Participating Lender is subject to United States federal withholding tax at a rate not in excess of the rate to which the assignor was subject as a result of a Change in Law, as described in Section 2.05(e)(ii)(B).

(ii) Each Non-U.S. Participating Lender further agrees to deliver to the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Participating Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Administrative Agent pursuant to this Section 2.05(e) (including upon the expiration, obsolescence or invalidity of such form, upon the designation of a new lending office and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion)). Each certificate required to be delivered pursuant to this Section 2.05(e)(ii) shall certify as to one of the following:

(A) that such Participating Lender can receive payments hereunder and under the Notes free and clear or at a reduced rate of United States federal withholding tax (in which case the certificate shall be accompanied by two true and accurate originals of IRS Form W-8BEN, W-8IMY (with the necessary attachments), W-8EXP or W-8ECI, as applicable (or any successor form));

(B) that such Participating Lender is no longer capable of receiving payments hereunder or under the Notes free and clear or at a reduced rate of United States federal withholding tax by reason of a Change in Law (including the Code or any applicable tax treaty) after the later of the Closing Date, or in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 3.05(b) hereof, after the date on which the Participating Lender became a Participating Lender pursuant to Section 3.05(b); or

(C) that such Participating Lender is not capable of receiving payments hereunder free and clear or at a reduced rate of United States federal withholding tax other than by reason of a Change in Law (including the Code or applicable tax treaty) after the later of the Closing Date, or in the case of a Lender that becomes a Participating Lender pursuant to Section 3.05(b) hereof, after the date on which the Participating Lender became a Participating Lender pursuant to Section 3.05(b).

(f) Resident Certifications. Each Participating Lender that is a United States Person (as defined in Section 7701(a)(30) of the Code) and is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations) shall deliver to the Administrative Agent on or prior to the Closing Date, or, in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 3.05(b) hereof, on or prior to the date on which such Participating Lender becomes a Participating Lender pursuant to Section 3.05(b) hereof, two original copies of IRS Form W-9 (or any successor forms), properly completed and duly executed by such Lender, and such other documentation reasonably requested by the Administrative Agent.

(g) Refunds and Tax Benefits. If a Participating Lender or Agent becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 2.05(a), it shall make reasonable efforts to timely claim to such Governmental Authority for such refund at the Credit Parties’ expense. If a Participating Lender or Agent actually receives a payment of a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Tax or Other Tax as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 2.05(a), it shall within thirty (30) days from the date of such receipt pay over the amount of such refund to a Credit Party, net of all reasonable out-of-pocket expenses of such Lender or Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Participating Lender or Agent, agrees to repay the amount paid over to a Credit Party (plus penalties, interest or other reasonable charges) to such Participating Lender or Agent in the event such Participating Lender or Agent is required to repay such refund to such Governmental Authority.

(h) Change in Lender Circumstances. The Credit Parties shall not be required pursuant to this Section 2.05 to pay any additional amount to, or to indemnify, any Participating Lender, to the extent that such Participating Lender becomes subject to Taxes subsequent to the Closing Date or subsequent to the date such Participating Lender becomes a party to this Agreement as a result of a change in the business activities, place of residence, place of incorporation, principal place of business, branch or lending office of such Participating Lender. For the avoidance of any doubt, this clause (h) shall not apply if a Participating Lender becomes subject to Taxes as a result of any Change in Law.

ARTICLE III

INTEREST

Section 3.01. Interest on the Loans and Other Obligations.

(a) Interest on Loans. The Borrowers agree to pay interest on the unpaid principal amount of each Loan on each Interest Payment Date from the date of such Loan until such Loan is repaid in full at a rate equal to the Interest Rate for such Loan. The Borrowers shall pay accrued interest on the Loans in cash on each Interest Payment Date. All computations of interest hereunder shall be made on the actual number of days elapsed over a year of, with respect to LIBOR Rate Loans, 360 days or, with respect to Alternate Base Rate Loans only, 365/366 days.

(b) Default Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Term Loans or Revolving Advances and any other amounts owing hereunder or under the other Loan Documents shall bear interest, at the request of the Required Term Lenders or the Required Revolving Lenders, as the case may be, payable on demand, at a per annum rate that is 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Alternate Base Rate plus the Applicable Margin for Revolving Advances plus 2%).

(c) Maximum Interest. Notwithstanding anything to the contrary set forth in Sections 3.01(a) or (b) above, if at any time until payment in full of the Loans, the interest rate payable on any Loans exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall deem applicable hereto (the “Highest Lawful Rate”), then in such event and so long as the Highest Lawful Rate would be so exceeded, the rate of interest payable on such Loans shall be equal to the Highest Lawful Rate. Thereafter, the interest rate payable on such Loans shall be the applicable interest rate pursuant to Sections 3.01(a) and (b) above unless and until such rate again exceeds the Highest Lawful Rate, in which event this Section 3.01(c) shall again apply. In no event shall the total interest received by any Lender for any Loans pursuant to the terms hereof exceed the amount which it could lawfully have received for such Loans had the interest due hereunder for such Loans been calculated for the full term thereof at the Highest Lawful Rate. Interest on the Loans at the Highest Lawful Rate shall be calculated at a daily rate equal to the Highest Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 3.01(c), shall make a determination that a Lender has received interest hereunder or under any of the Loan Documents in excess of the Highest Lawful Rate, such Lender shall, to the extent permitted by Applicable Law, promptly apply such excess first to any interest due or accrued and not yet paid under the Loans, then to the outstanding principal of the Loans, then to other unpaid Obligations and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

Section 3.02. Conversion or Continuation. The Borrowers shall have the option (a) to convert all or any part of the outstanding LIBOR Rate Loans to Alternate Base Rate Loans, (b) to convert Alternate Base Rate Loans to LIBOR Rate Loans or (c) to change or continue the LIBOR Period applicable to all or a portion of the LIBOR Rate Loans; provided, however, that (i) except as provided in Section 3.04, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the LIBOR Period applicable thereto unless the Borrowers agree to pay all amounts due pursuant to Section 3.03, (ii) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “LIBOR Period” and (iii) any request for extension or conversion of a LIBOR Rate Loan that shall fail to specify a LIBOR Period shall be deemed to be a request for a LIBOR Period of one month. Each such extension or conversion shall be effected by the Borrower Representative, on behalf of the applicable Borrower, to give a written notice (or telephone notice promptly confirmed in writing) (a “Notice of Conversion/Continuation”) to the Revolving Agent prior to 12:00 noon on the third Business Day prior to the date of the proposed extension or conversion, substantially in the form of Exhibit E hereto, specifying (A) the date of the proposed extension or conversion, (B) the Loans to be so extended or converted, (C) the types of Loans into which such Loans are to be converted, and, if appropriate, (D) the applicable LIBOR Periods with respect thereto. So long as there is no Default or Event of Default, in the event the Borrowers do not request extension or conversion of any LIBOR Rate Loan in accordance with this Section 3.02, or any such conversion or extension is not required by this Section 3.02, then such LIBOR Rate Loan shall be continued as a LIBOR Rate Loan (with a LIBOR Period of one month) at the end of each LIBOR Period applicable thereto, until the Borrowers select an alternate LIBOR Period or convert such Loans to Alternate Base Rate Loans. In the event any LIBOR Rate Loans are not permitted to be converted into another LIBOR Rate Loan hereunder, such LIBOR Rate Loans shall automatically be converted to Alternate Base Rate Loans at the end of the applicable LIBOR Period with respect thereto. The Revolving Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan. Promptly after receipt of a Notice of Conversion/Continuation under this Section 3.02, the Revolving Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan shall be irrevocable, and the Borrowers shall be bound to convert or continue in accordance therewith.

Section 3.03. Break Funding Payments. In the event of the payment of any principal of any LIBOR Rate Loan other than on the last day of the LIBOR Period applicable thereto (including as a result of an Event of Default), or the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate each applicable Lender for the loss, cost and expense (excluding in any event any Applicable Margin or other lost profit) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.03 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 3.04. Increased Costs; Illegality.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Participating Lender;

(ii) subject any Participating Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Participating Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.05 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Participating Lender); or

(iii) impose on any Participating Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Participating Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Participating Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Participating Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Participating Lender, the Borrowers will pay to such Participating Lender, as the case may be, such additional amount or amounts as will compensate such Participating Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Participating Lender determines that any Change in Law affecting such Participating Lender or any lending office of such Participating Lender or such Participating Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Participating Lender’s capital or on the capital of such Participating Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Participating Lender or the Loans made by, or participations in Letters of Credit held by, such Participating Lender, to a level below that which such Participating Lender or such Participating Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Participating Lender’s policies and the policies of such Participating Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Participating Lender, as the case may be, such additional amount or amounts as will compensate such Participating Lender or such Participating Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Participating Lender setting forth the amount or amounts necessary to compensate such Participating Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.04 and delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrowers shall pay such Participating Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Participating Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Participating Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Participating Lender pursuant to this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Participating Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Participating Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality. Notwithstanding anything to the contrary contained herein, if any Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to continue to fund or maintain any LIBOR Rate Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Rate Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its LIBOR Rate Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent or the Revolving Agent, (i) the obligation of such Lender to make, to continue to fund or maintain LIBOR Rate Loans shall terminate and (ii) the Borrowers shall forthwith prepay in full, without any premium or penalty, all outstanding LIBOR Rate Loans owing by the Borrowers to such Lender, together with interest accrued thereon and any amounts due pursuant to Section 3.03.

Section 3.05. Mitigation Obligations.

(a) Designation of a Different Lending Office. If any Participating Lender requests compensation under Section 3.04, or requires the Borrowers to pay any amount to any Participating Lender or any Governmental Authority for the account of any Participating Lender pursuant to Section 2.05, then such Participating Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Participating Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.05 or Section 3.04, as the case may be, in the future and (ii) would not subject such Participating Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Participating Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Participating Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.05, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent and Revolving Agent, require such Lender to assign and delegate (in accordance with the procedures of Section 13.09), without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in drawings under any Letter of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.03) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 2.05, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 3.06. Fees. The Borrowers agree to pay to:

(a) each Agent such fees as are set forth in the Fee Letter in accordance with the terms thereof;

(b) the Revolving Agent for the account of the Revolving Lenders in accordance with their respective Pro Rata Shares, a fee (the “Unused Commitment Fee”) in an amount equal to 0.50% per annum times the Available Commitments. The Unused Commitment Fee shall be non-refundable and paid monthly in arrears and on the date of the termination or expiration of the Revolving Commitments;

(c) the Revolving Agent, for the account of the Revolving Lenders, a Letter of Credit fee in an amount equal to 3.00% times the undrawn amount of all outstanding Letters of Credit, payable monthly in arrears; and

(d) to the Revolving Agent for the benefit of the L/C Issuer, upon the issuance of each Letter of Credit by the L/C Issuer, an additional fee (the “Letter of Credit Issuance Fee”), plus applicable bank issuance charges, in an amount equal to 0.25% times the face amount of the Letter of Credit issued.

ARTICLE IV

CONDITIONS TO LOANS

Section 4.01. Conditions Precedent to the Initial Loans. The obligation of each Lender to make the Loans requested, and the Obligation of the L/C Issuer to issue Letters of Credit to be made by it on the Closing Date or a Funding Date shall be subject to the satisfaction, or waiver by each of the Agents, of each of the following conditions precedent:

(a) Authority. Each of the Administrative Agent and the Revolving Agent shall have received certified copies of all resolutions, certificates or other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of (i) each Loan Document by a Credit Party and for the consummation of the transactions contemplated thereby and (ii) the Plan of Reorganization. All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the Closing Date.

(b) Loan Documents. Each of the Administrative Agent and the Revolving Agent shall have received, on the Closing Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Revolving Agent:

(i) this Agreement;

(ii) the Notes, if any;

(iii) the Security Documents;

(iv) such corporate resolutions, certificates and other documents as the Administrative Agent reasonably requests;

(v) each other Loan Document, in each case duly executed and delivered by the parties thereto and dated no later than the Closing Date, except for those

Loan Documents that are dated prior to the Closing Date and have been delivered prior to the Closing Date to the Agents by the Credit Parties;

(vi) copies of all orders entered or requested by the Borrowers to be entered in the Bankruptcy Court with respect to this Agreement and the Plan of Reorganization; and

(vii) all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded.

(c) No Material Adverse Effect. There shall not have occurred any event, circumstance, change or condition since March 31, 2006, other than the filing of the Bankruptcy Petition, which could reasonably be expected to have a Material Adverse Effect.

(d) Litigation. Except as set forth in Schedule 5.01(g), there shall exist no action, suit, claim, investigation, arbitration, litigation or proceeding or any judgments, decrees, injunctions, rules or orders of any governmental or regulatory agency or authority pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party or its property or assets, except for (i) the Chapter 11 Cases and (ii) any of the foregoing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Consents, Etc. Each Credit Party shall have received all material consents and authorizations required pursuant to any material contract with any other Person and shall have obtained all material Permits of, or approvals from, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow such Credit Party lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations under the Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith, (B) consummate the transactions contemplated hereunder and under the other Loan Documents and (C) create and perfect the Liens on the Collateral to be owned by each of them to the extent, in the manner and for the purpose contemplated by the Loan Documents. Each Credit Party shall have received all shareholder, governmental and material third-party consents, licenses, approvals or evidence of other actions, necessary in connection with the execution and delivery of the Loan Documents, and the performance thereunder and the transactions contemplated by the Loan Documents, and any applicable waiting period shall have expired without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on such Credit Party or such transactions or that could seek to restrain or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent and Revolving Agent could have such effect.

(f) Bankruptcy Approval.

(i) The Bankruptcy Court shall have approved, and shall have entered an order confirming, the Plan of Reorganization (including with respect to corporate structure and capital structure) in connection with the Chapter 11 Cases, such order to have been entered upon proper notice to all parties to be bound by such plan in compliance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any other applicable federal or local bankruptcy rules, and such order shall be in full force and effect and shall not have been reversed, vacated or stayed or amended, supplemented or otherwise modified without the prior written consent of the Required Lenders (which consent shall be in their sole discretion).

(ii) All conditions to the effectiveness of the Plan of Reorganization, as approved by the Bankruptcy Court shall have been (or, in the case of the condition relating to this Agreement, will be simultaneously herewith) satisfied without waiver.

(g) Capital Contribution. The Parent shall have received new cash equity of at least fifty million Dollars ($50,000,000).

(h) Solvency. After giving effect to the transactions effected by the Plan of Reorganization, immediately after the incurrence of the Loans on the Closing Date, and after giving effect to such Loans, and use of the proceeds of the Loans, the Credit Parties, taken as a whole, shall be Solvent.

(i) Insurance. Each of the Agents shall be satisfied with the amounts, types and terms and conditions of all insurance maintained by the Borrowers. The Collateral Agent shall have received evidence that all insurance policies required to be maintained pursuant to Section 7.15, including any insurance policies with respect to the properties of each Credit Party forming part of the Collateral, are in full force and effect, including endorsements in form and substance reasonably acceptable to each of the Agents naming the Collateral Agent as an additional insured and loss payee, as applicable.

(j) Opinions of Borrower’s Counsel. The Lenders shall have received the opinion of Weil, Gotshal and Manges LLP, special counsel to the Borrowers and the Guarantors and the opinion of Dutch counsel, in each case in form and substance satisfactory to each of the Agents.

(k) Fees and Expenses Paid. There shall have been paid to the Agents all fees and, to the extent documented, expenses (including the reasonable legal fees of counsel to each of the Agents and any local counsel to the Agents) due and payable on or before the Closing Date.

(l) Collateral. (i) The Collateral Agent shall have received a letter duly executed by each Credit Party authorizing the Collateral Agent to file appropriate financing statements in such offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests on the Collateral to be created by the Loan Documents;

(ii) The Collateral Agent shall have received, on or before the Closing Date, all of the certificated pledged Securities then owned by each of the Credit Parties, together with (A) executed and undated transfer powers in the case of certificated pledged Securities and (B) all other items required to be delivered pursuant to the Security Documents; and

(iii) The Collateral Agent, on behalf of the Secured Creditors, shall have a perfected first priority lien and security interest in the Collateral, subject only to Permitted Encumbrances; all filings, recordations and searches necessary or desirable in connection with such liens and security interests (including UCC, tax lien and litigation searches) shall have been duly made or arranged for, and the results of which shall have been reasonably satisfactory to the Lenders; and all filing and recording fees and taxes shall have been duly paid.

(m) Good Standing Certificates. Each of the Administrative Agent and the Revolving Agent shall have received, on the Closing Date, governmental certificates, dated the most recent practicable date prior to the Closing Date, showing that each Credit Party is organized and in good standing in the jurisdiction of its organization, and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(n) Organizational Documents. Each of the Administrative Agent and the Revolving Agent shall have received on the Closing Date, a copy of the certificate of incorporation or certificate of formation, as applicable, and all amendments thereto of each Credit Party, certified as of a recent date by the appropriate government official of the jurisdiction of its organization, and copies of each Credit Party’s by-laws or limited liability company agreement, as applicable, certified by the Secretary, Assistant Secretary or managing member, as applicable, of such Credit Party as true and correct as of the Closing Date.

(o) Financial Statements. Each of the Administrative Agent and the Revolving Agent shall have received the 2006 Financial Statements, and all financial statements and projections described in Section 5.01(h) in form and substance reasonably satisfactory to the Administrative Agent and the Revolving Agent.

(p) Certificates.

(i) Each of the Administrative Agent and the Revolving Agent shall have received, on the Closing Date, certificates of the Secretary, Assistant Secretary or managing member of each Credit Party, dated the Closing Date, as to the incumbency and signatures of its officers executing this Agreement and each other Loan Document to which such Credit Party is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, Assistant Secretary or managing member.

(ii) Each of the Administrative Agent and the Revolving Agent shall have received, on the Closing Date, the certificate of a Senior Officer of each Credit Party, dated the Closing Date, stating that to the knowledge of such officer and on behalf of such Credit Party (not in such officer’s individual capacity) all of the representations and warranties of such Credit Party contained herein or in any of the other Loan Documents are true and correct in all material respects on and as of the Closing Date as if made on such date, that no breach of any covenant contained in Article VII, Article VIII or Article IX has occurred or would result from the execution, delivery of and performance under this Agreement and the transactions contemplated hereunder and that all of the conditions set forth in this Section 4.01 have been satisfied on such date (or shall, to the extent permitted therein, be satisfied substantially simultaneously with the incurrence of Loans on the Closing Date).

(q) Representations and Warranties. Both before and after giving effect to the Loans to be made on the Closing Date, as the case may be, all of the representations and warranties of any Credit Party contained in Article V and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(r) No Defaults. No Event of Default or Default, and no default under any other Loan Document, shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, the Loan Documents, or making the requested Loans or the application of the proceeds therefrom.

(s) Minimum Liquidity. The Credit Parties shall have a Minimum Liquidity, measured as of the Closing Date, greater than or equal to forty million Dollars ($40,000,000) after giving effect to the initial use of proceeds of the Loans and all payments and distributions necessary for the Plan of Reorganization to be effective.

(t) Intellectual Property Appraisal. Each of the Agents shall have received (i) evidence satisfactory to it of the completion of an appraisal of the Borrowers’ Intellectual Property (the “Intellectual Property Appraisal”) by CRA International (formerly known as Charles River Associates), or such other firm as the Administrative Agent, the Revolving Agent and the Borrowers may agree, (ii) a copy of the results of such Intellectual Property Appraisal, which results shall be satisfactory to the Revolving Agent and the Administrative Agent and (iii) reasonably satisfactory evidence that all Intellectual Property material to the operations of the Credit Parties is licensed to or owned by such Credit Party.

(u) Field Examination. Each of the Agents shall have received evidence satisfactory to it of the completion of a Field Examination (as set forth in Section 7.04(b)), with the results of such Field Examination satisfactory to each of them.

(v) Closing Date Mortgaged Properties. Each of the Administrative Agent and the Revolving Agent shall have received:

(i) evidence satisfactory to it of the completion of an updated appraisal of each Real Estate Collateral Asset listed in Schedule 4.01(v) (each, a “Closing Date Mortgaged Property”) by Cushman & Wakefield (a “Real Estate Appraisal”), with the results of such appraisal satisfactory to the Administrative Agent and the Revolving Agent;

(ii) fully executed and notarized Mortgages, in proper form for recording in each applicable jurisdiction, encumbering each Closing Date Mortgaged Property;

(iii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Revolving Agent and the Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the Mortgage to be recorded in such state and such other matters as the Revolving Agent or the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Revolving Agent and the Administrative Agent;

(iv) binding and effective ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Agents (the “Title Company”) with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), with such reinsurance arrangements, if any, as are reasonably acceptable to the Agents, each in an amount equal to 125% of the fair market value of such Closing Date Mortgaged Property as established by the Real Estate Appraisal of such Closing Date Mortgaged Property, insuring the Collateral Agent, as agent for the Secured Creditors, that the applicable Credit Party is vested with good and marketable fee simple title to such Closing Date Mortgaged Property and that the Mortgage insured thereby creates a valid and enforceable first priority Lien on such Closing Date Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Creditors, subject only to Permitted Encumbrances. In addition, each such insurance policy (or commitment therefor): (A) shall describe the Closing Date Mortgaged Property covered thereby in accordance with the Survey thereof; (B) shall have attached thereto copies of all instruments that appear as exceptions to title therein (or copies of all of such instruments shall have previously been delivered to the Agents); (C) shall contain such affirmative insurance and endorsements as the Agents shall reasonably request; (D) shall contain no exceptions for filed or unfiled mechanics’ or materialmen’s liens for work performed prior to the date of such policy; (E) shall contain no limitations of coverage (beyond those contained in a standard ALTA mortgagee title policy) that are not acceptable to the Agents in their reasonable discretion; and (F) shall provide evidence satisfactory to the Agents that such Credit Party has paid to the Title Company and/or to all appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of each Title Policy, including all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records;

(v) an ALTA survey map of each Closing Date Mortgaged Property prepared and certified to the Agents and the applicable Title Company (which certification shall be in form and substance reasonably acceptable to the Agents), dated as of a date within a reasonable period of time prior to the Closing, prepared by an independent professional land surveyor (a “Survey”), on which Survey there shall be indicated (A) all buildings, structures and other improvements located on or over the applicable Closing Date Mortgaged Property, (B) all easements, rights of way, roadways, paths and driveways running above, over or under the applicable Closing Date Mortgaged Property, (C) by location and by reference to deed book and page number, all easements appurtenant necessary to utilize the applicable Closing Date Mortgaged Property in the manner that the same is being used as of the date hereof, including rights of ingress and egress and (D) whether or not any part of the applicable Closing Date Mortgaged Property is located within a designated Special Flood Hazard Area as identified by the Secretary of the Department of Housing and Urban Development on the latest available Flood Insurance Rate Maps published by the Federal Emergency Management Agency, each of which Surveys shall otherwise be reasonably acceptable to the Agents;

(vi) if applicable, evidence of flood insurance with respect to each Flood Hazard Property, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and in form and substance reasonably satisfactory to the Revolving Agent and the Administrative Agent; and

(vii) such other information, documentation, and certifications as may be reasonably required by the Revolving Agent or the Administrative Agent.

(w) Cash Management.

(i) The Borrowers shall have established and maintained cash management services of a type and on terms satisfactory to the Collateral Agent at one or more of the banks set forth on Schedule 4.01(w) (each a “Cash Management Bank”), and shall have requested in writing and otherwise taken such reasonable steps to ensure that all of their domestic Account Debtors forward payment of the amounts owed by them directly to a bank account subject to a Control Agreement at such Cash Management Bank.

(ii) Each Cash Management Bank shall have established and maintained cash management agreements (each a “Cash Management Agreement”) with the Collateral Agent and one or more Borrowers, in form and substance reasonably acceptable to each Agent. Each such Cash Management Agreement shall have provided, among other things, that (A) the Cash Management Bank will comply with any instructions originated by the Collateral Agent directing the disposition of the funds in such Cash Management Account without further consent by the Borrowers, (B) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (C) it will forward by daily sweep all amounts in the collection Cash Management Accounts to the Collateral Agent’s account.

(iii) The Cash Management Accounts shall be subject to Control Agreements.

(x) Legal Due Diligence. Each of the Administrative Agent and the Revolving Agent shall have completed confirmatory legal due diligence satisfactory to it with respect to the transactions contemplated by the Loan Documents.

(y) Environmental. Each of the Administrative Agent and the Revolving Agent shall have received Phase I and, if applicable, Phase II environmental reports with respect to each Closing Date Mortgaged Property, each in form and substance satisfactory to it.

Section 4.02. Conditions Precedent to Revolving Advances and Issuances of Letters of Credit. The obligation of each Revolving Lender to make any Revolving Advance requested to be made by it on any Funding Date on or after the Closing Date and the obligation of the L/C Issuer to issue any Letter of Credit on any Business Day on or after the Closing Date are subject to the satisfaction or waiver of each of the following conditions precedent as of each such date:

(a) Representations and Warranties. As of such date, both before and after giving effect to the Loans to be made on such date or the issuance of the Letter of Credit on such date, as the case may be, all of the representations and warranties of any Credit Party contained in Article V and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b) No Events of Defaults. As of such date, without giving effect to any waiver by the Term Lenders pursuant to Section 13.02(c), no Event of Default (other than, if Minimum Liquidity is greater than thirty million Dollars ($30,000,000)) based upon a Default under Section 9.01 or Section 9.02) shall have occurred and be continuing or would result therefrom.

(c) No Change in Condition. There shall not have occurred any event or condition since March 31, 2006, other than the filing of the Bankruptcy Petition, which could reasonably be expected to have a Material Adverse Effect.

(d) No Legal Impediment. No injunction, writ, restraining order, or other order of any nature (whether temporary, preliminary or permanent) restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, any Agent or any Participating Lender, and such extension of credit shall not violate any requirement of applicable law.

Each request by the Borrowers for a Loan, each submission by the Borrower Representative of a Notice of Borrowing or a request for a Letter of Credit, and each acceptance by such Borrower of the proceeds of each Loan made hereunder shall constitute a representation and warranty by such Borrower, as of the Funding Date in respect of such Loan, or the issuance date of a Letter of Credit, as the case may be, that all conditions set forth in this Section 4.02 have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties. In order to induce the Participating Lenders to enter into this Agreement and to make the Loans or issue Letters of Credit, as the case may be, each Credit Party hereby represents and warrants as follows:

(a) Organization, Good Standing, Etc. Each Credit Party (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to make the borrowings hereunder (in the case of the Borrowers), to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary for its business as currently conducted.

(b) Authorization, No Conflict, Etc. The execution, delivery and performance by each Credit Party of each Loan Document to which it is or will be a party and the transactions contemplated thereunder, (i) have been or, with respect to such Credit Parties formed or acquired hereafter, will be, duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (ii) do not and will not contravene its Governing Documents, (iii) do not and will not violate any Requirements of Law or any material contract of such Credit Party binding on or otherwise affecting it, any of its Subsidiaries or any of its properties or its Subsidiaries’ properties except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iv) do not and will not result in or require the creation of any Lien (other than Permitted Encumbrances or pursuant to any Loan Document) upon or with respect to any of its properties or its Subsidiaries’ properties. Each Credit Party has the requisite corporate, limited liability company or partnership power and authority, as applicable, to execute, deliver and perform each of the Loan Documents to which it is a party.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority that has not been obtained is required in connection with the due execution, delivery and performance by each Credit Party of each Loan Document to which it is a party.

(d) Enforceability of Loan Documents. Each of the Loan Documents to which a Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) Capitalization. On the Closing Date, the authorized Capital Stock of each of the Credit Parties and each of their Subsidiaries, and the issued and outstanding Capital Stock of each of the Credit Parties and each of their Subsidiaries, are as set forth on Schedule 5.01(e). All of the issued and outstanding shares of Capital Stock of each of the Borrowers and each of their Subsidiaries have been validly issued and, to the extent applicable, are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Schedule 5.01(e) sets forth each plan pursuant to which shares of the Capital Stock of each of the Credit Parties and each of their Subsidiaries are issuable as of the Closing Date, copies of which plans have been delivered to the Administrative Agent and the Revolving Agent under this Agreement, in the form and on the terms in effect on the Closing Date, and the number of shares of Capital Stock of each of the Borrowers and each of their Subsidiaries and each such subsidiary issuable under each such plan. Except as set forth on Schedule 5.01(e), there are no other plans or arrangements in existence relating to the issuance of shares of Capital Stock of any Subsidiary of any of the Credit Parties. Except as set forth on Schedule 5.01(e), as of the Closing Date, there are no outstanding debt or equity securities of the Borrowers or any of their Subsidiaries, and no outstanding obligations of any of the Credit Parties or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from any of the Credit Parties or any of their Subsidiaries or other obligations of any of the Credit Parties or any of their Subsidiaries, to issue, directly or indirectly, any shares of Capital Stock of any such Person.

(f) Subsidiaries. Schedule 5.01(f) is a complete and correct description of the name, jurisdiction of organization and ownership of the outstanding Capital Stock of each Subsidiary of the Credit Parties in existence on the Closing Date hereof. All of the issued and outstanding shares or units of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule 5.01(f), all such Capital Stock is owned by one of the Credit Parties or one or more of their Wholly-Owned Subsidiaries. Except as set forth on Schedule 5.01(f), there are no subscriptions, options, warrants, or calls relating to any shares of any Credit Party’s Subsidiaries’ Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Credit Party’s Subsidiaries’ Capital Stock or any security convertible into or exchangeable for any such Capital Stock, except with respect to Foreign Subsidiaries, an immaterial number or percentage of shares of Capital Stock thereof which is held by local Persons in accordance with the applicable laws or regulations of the jurisdictions of such Foreign Subsidiaries.

(g) Litigation. Except for the Chapter 11 Cases and except as set forth in Schedule 5.01(g), there is no pending or, to the knowledge of such Credit Party, threatened action, suit or proceeding affecting any Credit Party, its Subsidiaries or any of their respective properties or assets before any court or other Governmental Authority or any arbitrator that, individually or in the aggregate, (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Loans evidenced hereby and by the other Loan Documents.

(h) Financial Condition; Material Adverse Effect.

(i) The 2006 Financial Statements, copies of which have been delivered to the Administrative Agent and the Revolving Agent, and any financial statements delivered pursuant to Section 6.01, fairly present, in all material respects, the consolidated financial condition of the Parent as at the respective dates thereof and the consolidated results of operations of the Parent, the Credit Parties and their Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP.

(ii) The Credit Parties have heretofore furnished to the Administrative Agent and the Revolving Agent under this Agreement (A) projected balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries on a consolidated basis, for the period from the Closing Date through the Maturity Date, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries on a consolidated basis for each Fiscal Year ending on or prior to June 28, 2011. Such projections are based upon assumptions that are reasonably believed by the Borrowers to have been reasonable at the time made (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material) and have been prepared in good faith by the Parent.

(iii) Since March 31, 2006, no event or development has occurred and is continuing, other than the filing of the Bankruptcy Petition, that has had or could reasonably be expected to have a Material Adverse Effect.

(i) Compliance with Law, Etc. No Credit Party or any Subsidiary of any Credit Party is in violation of its Governing Documents, any Requirements of Law, any judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any material contract binding on it or any of its properties except for any such violations which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each Subsidiary of each Credit Party has policies in place to observe the requirements of the Patriot Act Related Requirements consistent with U.S. industry practice.

(j) ERISA. None of the Credit Parties nor any ERISA Affiliate has (i) any “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, with respect to any Benefit Plan, (ii) failed to make any contribution or payment to any Benefit Plan which has resulted, or could reasonably be expected to result, in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code, (iii) incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA (other than a liability to the U.S. Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA) or (iv) violated any provision of ERISA that individually or in the aggregate can reasonably be expected to result in a Material Adverse Effect to the Parent and its Subsidiaries taken as a whole. None of the Credit Parties nor any ERISA Affiliate is obligated to contribute to a Multiemployer Plan.

(k) Taxes, Etc. All Federal, and all material state, provincial and material local tax returns and other material reports required by Applicable Law to be filed by any Credit Party or any Subsidiary of a Credit Party have been filed, or extensions have been obtained, except to the extent subject to a Permitted Protest, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Credit Party and any Subsidiary of a Credit Party and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except to the extent subject to a Permitted Protest.

(l) Margin Regulations. No Credit Party is, nor will any Credit Party be engaged, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Loans, the use of proceeds thereof and the pledge of the Collateral pursuant to the Security Documents do not violate Regulation T, U or X.

(m) Permits, Etc. Such Credit Party and any Subsidiary of a Credit Party has, and is in compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations (collectively, the “Permits”) required for such Person lawfully to own, lease, manage or operate each business and Property currently owned, leased, managed or operated by such Person, except where the failure to have or to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any Permit, and there is no claim that any thereof is not in full force and effect.

(n) Properties. All Property of each Credit Party and any Subsidiary of a Credit Party (other than Intellectual Property) material to its business is in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to be in such condition could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Real Estate. (i) As of the Closing Date, Schedule 5.01(o) contains a true, accurate and complete list of (A) all Real Estate Assets (other than any Non-Material Leasehold Properties) and (B) all existing leases, subleases and any other occupancy agreements to which any Credit Party is a party with respect to any Real Estate Asset (other than any Non-Material Leasehold Properties), regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease or other agreement (each such agreement, together with all amendments, modifications, supplements, renewals or extensions of any thereof, a “Lease”). Each Credit Party has, and is the sole owner of, good, insurable and marketable fee simple title to all of its owned Real Estate Assets or a good and valid leasehold estate and title in and to its leased Real Estate Assets (other than any Non-Material Leasehold Properties), and has all necessary right, power and authority to mortgage, encumber, give, grant, bargain, sell, convey, confirm, pledge, assign, and hypothecate all of the Real Estate Collateral Assets in accordance with the terms of this Agreement. Except for the “Crittenden” Lease identified on Schedule 5.01(o), each Lease is in full force and effect and no Credit Party has any knowledge of any default that has occurred and is continuing thereunder, except for defaults as may have occurred as a result of the commencement of the Chapter 11 Cases on the Petition Date. Each Lease constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(ii) Restrictions on Use. No part of any Real Estate Collateral Asset is subject to any building or use restrictions that would prevent or interfere in any material respect with the current use and operation of such Real Estate Collateral Asset. Each Real Estate Collateral Asset is properly and duly zoned for its current use, and such current use is in all respects a conforming use or a non-conforming use permitted by variance or other applicable law. No Governmental Authority having jurisdiction over any Real Estate Collateral Asset has issued or, to the knowledge of any Credit Party, has threatened to issue any notice or order that adversely affects the use or operation of such Real Estate Collateral Asset, or requires, as of the date hereof or a specified date in the future, any material repairs, alterations, additions or improvements to such Real Estate Collateral Asset, or the payment or dedication of any money, fee, exaction or property other than amounts (such as taxes and utility charges) due in the ordinary course of the ownership, use or operation of such Real Estate Collateral Asset.

(iii) Condemnation. As of the Closing Date, there are neither any actual, nor, to the knowledge of any Credit Party, any threatened or contemplated condemnation or eminent domain proceedings that affect any Real Estate Collateral Asset or any part thereof, and no Credit Party has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(iv) Mechanics’ Liens. No labor has been performed and no material has been furnished for any portion of any Real Estate Collateral Asset for which full payment has not been made and for which a mechanic’s or materialmen’s lien, or any other Lien, can be claimed by any Person, other than a Lien which constitutes a Permitted Encumbrance under clause (b) of the definition thereof.

(v) Encroachments. Except as indicated on a Survey for any particular Real Estate Collateral Asset, no improvements constituting a part of such Real Estate Collateral Asset encroach on any real property not owned or leased by a particular Credit Party.

(vi) Repairs and Alterations. As of the Closing Date, no Credit Party has received any notice from any insurance company which has issued an insurance policy with respect to any Real Estate Collateral Asset requesting performance of any structural or other repairs or alterations to such Real Estate Collateral Asset.

(vii) Access to Public Streets. Except as indicated on a Title Policy insuring the Mortgage encumbering any particular Real Estate Collateral Asset, each parcel (or group of parcels) comprising such particular Real Estate Collateral Asset is located on public roads and streets with adequate ingress and egress available between such streets and such Real Estate Collateral Asset or otherwise has access to public roads and streets pursuant to access easements benefiting such Real Estate Collateral Asset.

(viii) Utilities. All utility systems required in connection with the use, occupancy and operation of each Real Estate Collateral Asset are sufficient for their present purposes, are fully operational and in working order, and are benefited by customary utility easements providing for the continued use and maintenance of such systems or, in the case of a leased Real Estate Collateral Asset, the Credit Party leasing the same has valid and enforceable rights to the same under the applicable Lease or otherwise.

(ix) Parking. Each Real Estate Collateral Asset consists of or otherwise has rights to use sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such Real Estate Collateral Asset in the manner and for the purposes to which it is presently devoted.

(p) Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of a Credit Party to the Administrative Agent, the Revolving Agent or the Collateral Agent under this Agreement or any other Loan Document in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which it was made, not materially misleading; provided that to the extent any such reports, financial statements, certificates or other written information therein was based upon or constitutes a forecast or projection, such Credit Party represents only that the relevant Credit Party acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material). As of the Closing Date, there are no contingent liabilities or obligations that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(q) Environmental Matters. Except as set forth on Schedule 5.01(q) (i) the operations of each Credit Party and any Subsidiary of a Credit Party are and have been in material compliance with all applicable Environmental Laws, (ii) there has been no Release on, in, at, to, from or under any of the properties currently or formerly owned or operated by any Credit Party or any Subsidiary of a Credit Party or a predecessor in interest that could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party or any Subsidiary of a Credit Party, (iii) no Environmental Action has been asserted or threatened against any Credit Party or any Subsidiary of a Credit Party which is unresolved, nor to the knowledge of any Credit Party are there any threatened Environmental Actions against a Credit Party or any Subsidiary of a Credit Party that in either case could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party or any Subsidiary of a Credit Party, (iv) to the knowledge of the Credit Parties no Environmental Action has been asserted against any facilities that may have received Hazardous Materials generated by a Credit

Party or any Subsidiary of a Credit Party or any predecessor in interest that could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party or any Subsidiary of a Credit Party, (v) none of the Credit Parties or any Subsidiary of a Credit Party is subject to any outstanding order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement (other than routine permits, approvals, credit agreements and lease terms) imposing obligations with any third party relating to any Environmental Law that could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party or any Subsidiary of a Credit Party, (vi) to the knowledge of any Credit Parties there are no other circumstances or existing conditions involving any Credit Party or any Subsidiary of a Credit Party that could reasonably be expected to result in any such Credit Party or Subsidiary of a Credit Party becoming the subject of any Environmental Actions or material Environmental Liabilities and Costs including any material restriction on the ownership, use, or transfer of any property in connection with any Environmental Law, and (vii) the Credit Parties and any Subsidiary of a Credit Party made available to the Administrative Agent and the Revolving Agent copies of all material environmental reports, studies, assessments, sampling data and other material, non-privileged environmental documents in its possession relating to the Credit Parties and any Subsidiary of a Credit Party and their current and former properties and operations.

(r) Insurance. Each Credit Party and any Subsidiary of a Credit Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by Applicable Law, (iii) public liability insurance, which shall include product liability insurance, but only to the extent and in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it and (iv) such other insurance as may be required by law (including against larceny, embezzlement or other criminal misappropriation). Schedule 5.01(r) sets forth a list of all insurance maintained by such Credit Party or any Subsidiary of a Credit Party on the Closing Date other than immaterial insurance maintained by Foreign Subsidiaries, as required by local law.

(s) Solvency. Each of the Credit Parties is Solvent after giving effect to the transactions effected by the Loan Documents.

(t) Location of Bank Accounts. Schedule 5.01(t) sets forth a complete and accurate list as of the Closing Date of all Deposit Accounts and Securities Accounts or other accounts of the Credit Parties and each of their Domestic Subsidiaries and any Deposit Account and Securities Account or other account of a Foreign Subsidiary from which any of the Credit Parties receives cash in the ordinary course of business or on a regular basis, together with a description thereof (i.e., the bank or broker-dealer at which such Deposit Account or Securities Account is maintained, and the account number and the purpose thereof).

(u) Intellectual Property. (i) Each Borrower and each Subsidiary of a Borrower owns or has a right to use all the Intellectual Property that is necessary to the conduct of its business as currently conducted. Schedule 5.01(u) to this Agreement is, as of the Closing Date or as of the most recent quarterly update thereof, a true, correct, and complete listing of all Registered Patents, Copyrights and Trademarks and material unregistered Software products as to which each Borrower or Subsidiary of a Borrower is the owner or is an exclusive licensee (collectively, “Scheduled Intellectual Property Collateral”).

(ii) Except as set forth in Schedule 5.01(u):

(1) Each Borrower or each Subsidiary of a Borrower is the sole owner or is an exclusive licensee of its Scheduled Intellectual Property Collateral, free and clear of any Lien (other than in favor of the Collateral Agent, for the benefit of the Secured Creditors) without the payment of any monies or royalty;

(2) Each Borrower or each Subsidiary of a Borrower has taken, and will continue to take, all actions which are necessary or advisable to acquire and protect its Scheduled Intellectual Property Collateral, consistent with prudent commercial practices and such Borrower’s or Subsidiary’s business judgment, including (A) registering all Copyrights included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment in the U.S. Copyright Office, and (B) registering all Patents and Trademarks included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment in the United States Patent and Trademark Office;

(3) Each Borrower’s or each Subsidiary’s rights in the Scheduled Intellectual Property Collateral, to the knowledge of any Borrower or Subsidiary, are valid and enforceable; provided, however that no Borrower or Subsidiary has knowledge of any problem with the validity or enforceability of its rights in its Scheduled Intellectual Property Collateral;

(4) No Borrower or Subsidiary of a Borrower has received any material demand, claim, notice or inquiry from any Person in respect of the Scheduled Intellectual Property Collateral which challenges, threatens to challenge or inquires as to whether there is any basis to challenge the validity of the rights of the Borrowers and their Subsidiaries or the right of the Borrowers or their Subsidiaries to use any such Scheduled Intellectual Property Collateral, and the Borrowers and their Subsidiaries know of no basis for any such challenge;

(5) The Borrowers and their Subsidiaries have not received any formal written notice of any violation or infringement of any proprietary rights of any other Person that could reasonably be expected to result in a Material Adverse Effect;

(6) Except on an arm’s-length basis for value and other commercially reasonable terms, the Borrowers and their Subsidiaries have not granted any license with respect to any Scheduled Intellectual Property Collateral to any Person, other than that Scheduled Intellectual Property Collateral that the Borrowers and their Subsidiaries have made available to the “open source community” consistent with historical business practices and reasonable business judgment; and

(7) The Borrowers and their Subsidiaries are not pursuing any claims or causes of actions against any Person for infringement of the Scheduled Intellectual Property Collateral that could reasonably be expected to result in a Material Adverse Effect.

(v) Material Contracts. Set forth on Schedule 5.01(v) is a complete and accurate list as of the Closing Date of all material contracts to which any Credit Party or any Subsidiary of a Credit Party is a party, showing the parties and subject matter thereof and amendments and modifications thereto.

(w) Investment Company Act. None of the Credit Parties is, or is controlled by, an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(x) Employee and Labor Matters. As of the Closing Date there is (i) no unfair labor practice complaint pending or, to the best of any Credit Party’s or any Subsidiary of a Credit Party’s knowledge, threatened against any Credit Party or any Subsidiary of a Credit Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the best of such Credit Party’s or any Subsidiary of such Credit Party’s knowledge, threatened against any Credit Party or any Subsidiary of a Credit Party which arises out of or under any collective bargaining agreement, and (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best of such Credit Party’s or any Subsidiary of a Credit Party’s knowledge, threatened against any Credit Party or any Subsidiary of a Credit Party that, in the case of clause (i) or (ii) could reasonably be expected to have a Material Adverse Effect.

(y) Location of Collateral; Chief Place of Business; Chief Executive Office FEIN; Name. All of the Threshold Inventory is located on one of the locations listed on Schedule 5.01(y)(1). All of the Threshold Equipment is located on one of the locations listed on Schedule 5.01(y)(2). Schedules 5.01(y)(1) and (2) contain a true, correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which the Threshold Inventory or Threshold Equipment, as the case may be, is stored. None of the receipts received by such Credit Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns. Schedule 5.01(y) sets forth a complete and accurate list as of the date hereof of (i) each place of business (other than a location that is only a sales office) of each Credit Party, (ii) the chief executive office of each Credit Party, (iii) the exact legal name of each Credit Party, (iv) the jurisdiction of organization of each Credit Party, (v) the organizational identification number of each Credit Party (or indicates that such Credit Party has no organizational identification number) and (vi) the federal employer identification number of such Credit Party.

(z) Equipment; Inventory Records; Commercial Tort Claims. Each material item of Equipment of the Credit Parties and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of Inventory and the book value thereof in all material respects. As of the Closing Date, Schedule 5.01(z) sets forth a true and complete list of all commercial tort claims of each of the Credit Parties.

(aa) Security Interests. Each Security Document creates in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral purported to be secured thereby. Upon the filing of the UCC-1 financing statements and the recording of the collateral assignments for security referred to in the Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, such security interests in and Liens on the Collateral granted thereby shall be perfected security interests, in each case to the extent a Lien thereon can be perfected by filing pursuant to the UCC or by the recording of such collateral assignments in the United States Patent and Trademark Office or the United States Copyright Office, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements or financing change statements in accordance with Applicable Law, (ii) the recording of the collateral assignments for security pursuant to the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired United States patent and trademark applications and registrations and United States copyrights and additional filings and/or other actions as may be required to perfect the Collateral Agent’s lien in Registered Intellectual Property under the laws of a jurisdiction outside the United States and (iii) additional filings if a relevant Credit Party changes its name, identity or organizational structure or the jurisdiction in which each relevant Credit Party is organized.

(bb) Foreign Assets Control Regulations, Etc. Neither the execution and delivery of, nor the borrowing under any Loan Document, nor the use of proceeds from any Loan will violate (i) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) the Patriot Act or (iii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism). Without limiting the foregoing, none of the Credit Parties is or will become a “blocked person” as described in Section 1 of such Executive Order or engages or will engage in any dealings or transactions with, or is otherwise associated with, any such blocked person.

(cc) Equipment Leases. Each Credit Party has good and indefeasible title to, or a valid leasehold interest in, its personal property, in each case, free and clear of Liens except for Permitted Encumbrances. The Credit Parties enjoy peaceful and undisturbed possession under all leases of Equipment, Machinery and other personal property material to their business and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting.

(dd) Inactive Subsidiaries. Schedule 5.01(dd) contains a true, accurate and complete list of all the Inactive Subsidiaries. The Inactive Subsidiaries listed on

Schedule 5.01(dd), taken as a whole, do not own assets with an aggregate fair market value in excess of one million Dollars ($1,000,000) (excluding obligations constituting Permitted Investments due from any Affiliate). None of the Inactive Subsidiaries has any material liabilities or engages in any business operations.

(ee) None of the Credit Parties nor any of their Subsidiaries have granted to any of the Funding Partners any lien on any of their assets other than precautionary liens on Contracts assigned by any of the Borrowers to any Funding Partners and liens on the goods, equipment, payments, guaranties and proceeds assigned or transfered under such Contracts in favor of the Funding Partners.

None of the Contracts assigned by any of the Borrowers to any Funding Partners pursuant to the Program Agreements gives any party rights to any of the Credit Parties’ Intellectual Property (other than the non-exclusive license for use conveyed in the Contract), equipment or real estate or other assets of the Credit Parties, other than the rights to Contracts assigned by any of the Borrowers to any Funding Partner and the goods, equipment, payments, guaranties and proceeds assigned or transfered under such Contracts in favor of the Funding Partners.

ARTICLE VI

REPORTING COVENANTS

Each Credit Party covenants and agrees that, from and after the date hereof (except as otherwise provided herein, or unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any Security Document or in connection herewith or therewith have been paid in full, that:

Section 6.01. Financial Statements. Each Credit Party (1) shall keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true and correct entries shall be made of all material financial transactions and the assets and business of each Borrower and each such Subsidiary and (2) shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrowers shall deliver or cause to be delivered to the Agents in form and detail satisfactory to the Agents:

(a) Monthly Reports. As soon as available, but in any event within thirty (30) days after the end of each Fiscal Month (and with respect to the last Fiscal Month of each Fiscal Quarter of the Parent (including the last Fiscal Month of the Parent’s Fiscal Year), forty-five (45) days after the end of such Fiscal Month), (i) a consolidated balance sheet for the Parent and its Subsidiaries as at the end of such Fiscal Month (and showing the same period from the previous Fiscal Year), (ii) the related consolidated statements of income of the Parent and its Subsidiaries for such Fiscal Month, (iii) the related consolidated statements of cash flow of the Parent and its Subsidiaries for such Fiscal Month, and (iv) the related unaudited consolidated statements of income and cash flow, in each case, for such Fiscal Month and for the period commencing on the first day of such Fiscal Year and ending the last day of such Fiscal Month (and showing the same periods from the previous Fiscal Year), in a form reasonably satisfactory to the Administrative

Agent and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations for the Fiscal Months indicated, such consolidated balance sheets and consolidated statements of income in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(b) Quarterly Reports. As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year (excluding the last Fiscal Quarter of each Fiscal Year), (i) the quarterly report of Parent required to be filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act, including the unaudited consolidated balance sheets of the Parent and its Subsidiaries as at the end of such period, the related unaudited consolidated statements of income and cash flow of the Parent and its Subsidiaries and the related unaudited consolidated statements of income for such Fiscal Quarter or if such quarterly reports are not filed with the SEC for any reason, the unaudited consolidated balance sheets of the Parent and its Subsidiaries as at the end of such period, the related unaudited consolidated statements of income and cash flow of the Parent and its Subsidiaries and the related unaudited consolidated statements of income for such Fiscal Quarter, (ii) a certificate of a Responsible Officer of the Parent stating that such unaudited financial information fairly presents, in all material respects, the financial position of the Parent and its Subsidiaries as at the dates indicated and the results of its operations and cash flow for the Fiscal Quarters indicated, such consolidated balance sheets and consolidated statements of income and cash flow in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, (iii) a copy of the quarterly updated litigation report for such Fiscal Quarter; provided, however, to the extent such quarterly report filed with the SEC contains a complete and correct disclosure regarding litigation, such quarterly report shall be deemed to satisfy this clause (iii), (iv) an unaudited balance sheet and related statements of income of the foreign operations on a country by country basis for such Fiscal Quarter (including the last Fiscal Quarter of each Fiscal Year), (v) a detailed report of all Asset Dispositions permitted by Section 8.04(k) and (vi) an update of Schedule 5.01(u) reflecting all changes since the last update.

(c) Annual Reports and Insurance Information. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, (i) the annual report of Parent required to be filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act, including the audited consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year, the related audited consolidated statements of income, stockholders’ equity and cash flow of the Parent and its Subsidiaries and the related unaudited consolidated statements of income of the Parent and its Subsidiaries for such Fiscal Year or if such annual reports are not filed with the SEC for any reason, the audited consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year, the related audited consolidated statements of income, stockholders’ equity and cash flow of the Parent and its Subsidiaries and the related unaudited consolidated statements of income of the Parent and its Subsidiaries for such Fiscal Year and (ii) a report on such financial statements of KPMG LLP or other independent public accountants of nationally recognized standing or other independent certified public accountants reasonably acceptable to the Administrative Agent, which report shall be unqualified in all material respects.

(d) Officer’s Certificate; Etc. Together with each delivery of any financial statement pursuant to subsections (b) and (c) of this Section 6.01, (i) an Officer’s Certificate substantially in the form of Exhibit F attached hereto and made a part hereof, stating that an Authorized Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of the Parent and its Subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or a continuing Default, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Parent and its Subsidiaries have taken, are taking and propose to take with respect thereto (the “Officer’s Certificate”) and (ii) a certificate substantially in the form of Exhibit G attached hereto and made a part hereof (the “Compliance Certificate”), signed by the Parent’s chief financial officer, treasurer or controller, setting forth calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Article VIII and Article IX during such period.

(e) Budgets; Business Plans; Financial Projections. (i) As soon as practicable and in any event not later than ninety (90) days after the beginning of each Fiscal Year of the Parent a financial forecast, prepared in accordance with the Parent’s normal accounting procedures applied on a consistent basis, for the succeeding Fiscal Year, including (A) a forecasted consolidated balance sheet, and the related consolidated statements of income and cash flows of the Parent and its Subsidiaries for and as of the end of such Fiscal Year and (B) the amount of forecasted Capital Expenditures for such Fiscal Year.

(ii) a statement, with supporting schedules, of Minimum Liquidity, as of the last day of each week, delivered no later than three (3) Business Days after the end of such week and a cash balance statement, separately identifying (A) amounts held in Cash Management Accounts or other Accounts subject to a Control Agreement and (B) amounts held by Foreign Subsidiaries, on each Funding Date for the Revolving Loans.

Section 6.02. Other Financial Information. (a) Each of the Credit Parties hereby authorizes each Agent and its representatives to communicate directly with the accountants so long as an Authorized Officer of such Credit Party participates in such communication and authorizes the accountants to disclose to each Agent, each Lender and their respective representatives any and all financial statements and other financial information, including copies of any final management letter, that such accountants may have with respect to the Collateral or such Credit Party’s financial condition, results of operations, properties, projections, business and business prospects. The Agents and such representatives shall treat any non-public information so obtained as confidential.

(b) Each of the Credit Parties shall deliver to the Administrative Agent and Revolving Agent copies of all documents and financial statements, reports and notices, if any, sent or made available generally by the Credit Parties to the holders of its Securities or to a trustee under any indenture or filed with the SEC, and promptly upon their becoming available, copies of all press releases and other statements made available by any Credit Party to the public concerning material developments in the business of any Credit Party and materials, information, reports, notices and proxy statements sent or made available by the Borrower to its security holders generally in their capacities as such.

(c) The Borrower shall deliver to the Administrative Agent and Revolving Agent copies of any final management reports delivered to any of the Borrowers by the accountants in connection with the financial statements delivered pursuant to Section 6.01.

Section 6.03. Defaults, Events of Default. Promptly upon any Authorized Officer obtaining knowledge of any condition or event which constitutes an Event of Default or Default, each Credit Party shall deliver to the Administrative Agent and Revolving Agent an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed Event of Default, Default, condition or event, (b) the notice given or action taken by such Person in connection therewith and (c) what action such Credit Party has taken, is and proposes to take with respect thereto.

Section 6.04. Lawsuits. (a) Promptly upon any Credit Party obtaining knowledge of the institution of, or written threat of, (i) any action, suit, proceeding or arbitration against or affecting such Credit Party or any Subsidiary or asset of such Credit Party not previously disclosed pursuant to Section 5.01(g), which action, suit, proceeding or arbitration could reasonably be expected to have a Material Adverse Effect, (ii) any investigation or proceeding before or by any Governmental Authority, the effect of which could reasonably be expected to materially limit, prohibit or restrict the manner in which such Credit Party currently conducts its business, (iii) any Forfeiture Proceeding which could reasonably be expected to have a Material Adverse Effect, or (iv) any material Condemnation or Condemnation proceeding, such Credit Party shall give written notice thereof to the Administrative Agent and Revolving Agent and provide such other information reasonably requested by the Administrative Agent or the Revolving Agent as may be reasonably available to enable the Administrative Agent or the Revolving Agent to evaluate such matters except, in each case, where the same is fully covered by insurance (other than applicable deductible), and (b) in addition to the requirements set forth in clause (a) of this Section 6.04, such Credit Party upon request of the Administrative Agent or the Revolving Agent, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (a) above and provide such other information as may be reasonably requested by the Administrative Agent and reasonably available to such Credit Party to enable the Administrative Agent or the Revolving Agent to evaluate such matters.

Section 6.05. Insurance. As soon as practicable and in any event within ten (10) Business Days of any cancellation without replacement thereof of any material insurance coverage set forth on the most recent schedule delivered pursuant to Section 5.01(r), the Borrower Representative shall deliver to the Administrative Agent and Revolving Agent notice of such cancellation.

Section 6.06. Environmental Notices. The Credit Parties shall, and shall cause their Subsidiaries to, notify the Administrative Agent, Collateral Agent and Revolving Agent, in writing, promptly, and in any event within ten (10) Business Days after such Credit Party’s obtaining knowledge thereof, of any: (a) notice or claim to the effect that such Credit

Party or any of its Subsidiaries is or may be liable to any Person as a result of the Release of any Hazardous Material; (b) investigation by any Governmental Authority of any Credit Party or any of its Subsidiaries evaluating whether any Remedial Action is needed to respond to the Release of any Hazardous Material; (c) notice that any Property of such Credit Party or any of its Subsidiaries is subject to an Environmental Lien; (d) any material violation of Environmental Laws by such Credit Party or any of its Subsidiaries or awareness by such Credit Party of a condition which would reasonably be expected to result in a material violation of any Environmental Law by such Credit Party or any of its Subsidiaries; (e) commencement or written threat of any judicial or administrative proceeding alleging a violation of or liability under any Environmental Law involving such Credit Party or any of its Subsidiaries; (f) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by such Credit Party or any of its Subsidiaries that would reasonably be expected to subject such Credit Party or such Subsidiary to material Environmental Liabilities and Costs; or (g) document provided to a Governmental Authority concerning any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by such Credit Party or any of its Subsidiaries or any release or event requiring reporting pursuant to any Environmental Law or any material obligation to take any Remedial Action to abate any Release. For purposes of clauses (a), (b), (c) and (d), notice shall include any other written communications given to an agent or employee of the Borrower or such Credit Party with direct or indirect supervisory responsibility with respect to the activity, if any, which is the subject of such communication. With respect to clauses (a) through (g) above, such notice shall be required only if (A) the liability or potential liability, or with respect to clause (g), the cost or potential cost of compliance, which is the subject matter of the notice is reasonably likely to exceed one hundred thousand Dollars ($100,000), or if (B) such liability or potential liability or cost of compliance when added to other ongoing or pending liabilities of such Credit Party and its Subsidiaries of the kind covered by clauses (a) through (f) above is reasonably likely to exceed two hundred and fifty thousand Dollars ($250,000). Upon the written request of the Administrative Agent, the Credit Parties shall provide the Administrative Agent with copies of any non-privileged documents related to any matter for which notice has been given pursuant to this Section 6.06.

Section 6.07. Labor Matters. Each Credit Party shall notify the Administrative Agent and Revolving Agent in writing, promptly, but in any event within ten (10) Business Days after learning thereof, of (a) any material labor dispute to which such Credit Party could reasonably be likely to become a party, any actual or threatened strikes, lockouts or other disputes relating to such Credit Party’s plants and other facilities and (b) any material liability incurred with respect to the closing of any plant or other facility of such Credit Party.

Section 6.08. Other Information. Promptly upon receiving a request therefor from the Administrative Agent or Revolving Agent, each Credit Party shall prepare and deliver to the Administrative Agent and Revolving Agent (a) such other information with respect to such Credit Party’s business, financial condition, results of operations, properties, projections, business or business prospects, (b) such other information with respect to the Collateral, including, without limitation, schedules identifying and describing the Collateral and any Dispositions thereof or (c) such other information with respect to such Credit Party, as from time to time may be reasonably requested by the Administrative Agent or Revolving Agent.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees, from and after the date hereof (except as otherwise provided herein, or unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any Loan Document or in connection herewith or therewith have been paid in full, that:

Section 7.01. Compliance with Laws and Contractual Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) and all of its obligations pursuant to material contracts, except, in each case, where the failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party shall, and shall cause each of its Subsidiaries to, have policies in place to observe the applicable requirements of the Patriot Act Related Requirements consistent with U.S. industry practice.

Section 7.02. Payment of Taxes and Claims. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property, and (b) all claims (including claims for labor, services, materials and supplies) for sums material in the aggregate to such Credit Party which have become due and payable and which by law have or may become a Lien upon any of such Credit Party’s properties or assets, in each case prior to the time when any penalty or fine will be incurred by the Credit Party with respect thereto, except for (i) such taxes, assessments, other governmental charges and claims that are being contested in a Permitted Protest or (ii) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.03. Conduct of Business and Preservation of Corporate Existence. Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) continue to engage in business of the same general type as now conducted by the Credit Parties and their Subsidiaries, taken as a whole, and (b) preserve and maintain its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business; provided that no Credit Party nor any of such Credit Party’s Subsidiaries shall be required to preserve any right or franchise if (i) the Credit Party or any such Subsidiary shall determine in good faith that the preservation thereof is no longer necessary, and (ii) that the loss thereof could not reasonably be expected to have a Material Adverse Effect, and provided further that this Section 7.03 shall not prohibit any merger, consolidation, liquidation or dissolution otherwise permitted by Section 8.03 or any sale, transfer or other Disposition permitted under Section 8.04.

Section 7.04. Field Examination; Real Estate Asset Appraisal; Other Appraisals; Lender Meeting.

(a) At any reasonable time during normal business hours and from time to time with at least three (3) Business Days’ prior notice, or at any time if a Default or Event of Default shall have occurred and be continuing, each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representative(s) designated by the Administrative Agent or the Collateral Agent to visit and inspect any of its assets, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence with regulators and other data relating to their respective businesses or the transactions contemplated by the Loan Documents (including in connection with environmental compliance, hazard or liability or insurance programs), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours. The visitations and/or inspections by or on behalf of the Administrative Agent and Collateral Agent shall be at the Borrower’s expense; provided, however, that so long as no Default or Event of Default has occurred and is continuing, no more than one (1) visitation or inspection per Credit Party shall be made in any Fiscal Year. Each Credit Party shall, and shall cause each of its Subsidiaries to, keep and maintain in all material respects proper, complete and accurate books of record and account, in which entries in conformity with GAAP shall be made of all dealings and financial transactions and the assets and business of such Credit Party or Subsidiary in relation to their respective businesses and activities, including transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing and the Loans have been accelerated, the Borrowers, upon the Administrative Agent’s or Collateral Agent’s request, shall provide copies of any such records to the Administrative Agent or Collateral Agent or their representatives.

(b) Upon three (3) Business Days’ prior written notice to the Credit Parties, each Credit Party shall permit any authorized representatives of the Collateral Agent to conduct a field examination, at the Borrowers’ expense, of any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and, subject to the proviso set forth below, as often as may be reasonably requested (a “Field Examination”); provided, however, so long as no Default or Event of Default has occurred and is continuing, the Collateral Agent shall be limited to one (1) Field Examination per Credit Party during each Fiscal Year if Minimum Liquidity of the Parent and its Subsidiaries is greater than thirty million Dollars ($30,000,000) at all times during such Fiscal Year, or if Minimum Liquidity of the Parent and its Subsidiaries is less than or equal to than thirty million Dollars ($30,000,000) at anytime during any Fiscal Year, the Collateral Agent shall be limited to two (2) Field Examinations per Credit Party during such Fiscal Year; provided, further, if an Event of Default has occurred and is continuing, the Collateral Agent shall not be so limited. Representatives of each Lender will be permitted to accompany representatives of the Collateral Agent during each Field Examination at such Lender’s expense.

(c) Each Credit Party shall permit any authorized representatives of the Collateral Agent to conduct an appraisal of the Inventory of such Credit Party (an “Inventory Appraisal”) and Real Estate Appraisal at such Credit Party’s expense; provided, however, that, unless an Event of Default has occurred and is continuing the Collateral Agent shall be limited to one (1) Real Estate Appraisal per Credit Party and one (1) Inventory Appraisal per Credit Party

during each Fiscal Year. Any Real Estate Appraisal or Inventory Appraisal shall be at the Borrowers’ expense.

(d) Each Credit Party will participate and will cause key management personnel of each Credit Party to participate in a meeting with the Collateral Agent, the Administrative Agent, the Revolving Agent and Lenders at least once during each Fiscal Year, which meeting shall be held at a mutually agreeable location and time.

(e) Each Credit Party shall submit to Intellectual Property Appraisals, at such Credit Party’s expense, which shall be no more frequent than bi-annual so long as no Event of Default occurs and is continuing.

Section 7.05. Maintenance of Properties. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect consistent with past practice all of their tangible Properties and Intellectual Property and other intangible assets which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted, except where the failure to do so could reasonably be expected to have a Material Adverse Effect, and comply and cause each of the Subsidiaries to comply, in all material respects with the provisions of all material leases to which each of them is a party so as to prevent any material loss or forfeiture thereof or thereunder. With respect to Intellectual Property, if consistent with reasonable commercial judgment, each Credit Party shall, and shall cause each of its Subsidiaries to, maintain all material Registered Intellectual Property and Trade Secrets owned by such Credit Party or Subsidiary, including taking all commercially reasonable steps to preserve and protect such material Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any material Trademark, substantially consistent with the quality of the products and services as of the date hereof, and ensuring that all licensed users of any such Trademark use such substantially consistent standards of quality, except where the failure to do so, in each case, could not reasonably be expected to have a Material Adverse Effect.

Section 7.06. Transactions with Related Parties. Each Credit Party shall, and shall cause each of its Subsidiaries to, conduct all transactions otherwise permitted under this Agreement with any of its Related Parties on terms that are fair and reasonable and no less favorable to such Credit Party or Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person not a Related Party, provided that the following shall be allowed notwithstanding the foregoing: (a) nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property by any Credit Party or any Subsidiary to any Credit Party or any Subsidiary of a Credit Party and (b) transactions between or among the Parent and its Subsidiaries that are otherwise permitted under the Loan Documents. Any Related Party may serve as director, officer, employee or consultant of any Credit Party or its Subsidiaries, subject to the preceding sentence.

Section 7.07. Further Assurances. Each Credit Party shall take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments, updated or amended schedules (including without limitation Schedule 5.01(u)) or other documents as the Collateral Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority Liens (except for Permitted Encumbrances) on any of the Collateral or any other property of the Credit Parties acquired after the Closing Date and required to be so perfected pursuant to any Loan Document, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby (except for Permitted Encumbrances), and (d) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the Secured Creditors the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the Secured Creditors under this Agreement or any other Loan Document.

Section 7.08. Additional Security; Additional Guaranties; Further Assurances.

(a) If any Credit Party acquires a fee interest in any Real Estate Asset with a fair market value in excess of one hundred thousand Dollars ($100,000), such Credit Party shall notify the Agents thereof within fifteen (15) days thereafter, and if such interest has not otherwise been made subject to a Lien in favor of Collateral Agent, for the benefit of the Secured Creditors, under a Mortgage delivered on the date hereof, then within sixty (60) days after acquiring such Real Estate Asset, or such later time as may be reasonably necessary, in the Collateral Agent’s reasonable discretion, the applicable Credit Party shall take all such actions and execute and deliver, or cause to be executed and delivered to the Agents, (A) all such Mortgages, documents, instruments, agreements, opinions and certificates that the Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of the Secured Creditors, a valid and enforceable perfected first priority (subject to any Permitted Encumbrances) Lien and security interest in such Real Estate Asset, and (B) all of the documents, instruments and other materials related thereto described in Section 4.01(v) and Section 4.01(y) hereof. In addition to the foregoing, each Credit Party shall, at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent and the Revolving Agent such appraisals as are required by law or regulation applicable to such Real Estate Asset or to any Secured Creditor’s interest in such Real Estate Asset hereunder or under any Mortgage thereof.

(b) If any Credit Party enters into any Lease after the Closing Date with respect to real property pursuant to which such Credit Party has an obligation to pay annual base rent in excess of one million Dollars ($1,000,000) after the expiration of any rent abatement or free rent period, then such Credit Party shall notify the Agents thereof within fifteen (15) days thereafter, and such Credit Party shall promptly (and, in any event, within sixty (60) days following the date of such Lease or such later time as may reasonably be necessary, in the Collateral Agent’s reasonable discretion), use commercially reasonable efforts to execute and deliver to the Agents (i) all such Mortgages, documents, instruments, agreements, opinions and certificates that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a valid and enforceable perfected first priority (subject to Permitted Encumbrances) Lien and security interest in such Leasehold Property, (ii) each of the documents, instruments and other materials related thereto described in Section 4.01(v) and Section 4.01(y) hereof as may be reasonably requested by the Agents, (iii) a

Landlord Consent and Estoppel if required under the applicable Lease, or landlord estoppel certificate if no consent is required under the Lease; provided that any such landlord estoppel shall be in form and substance reasonably acceptable to the Revolving Agent and the Administrative Agent and shall address such matters as are reasonably required by the Lenders, which shall include, but not be limited to, a waiver by the landlord of all landlord liens, (iv) evidence that the Lease (or a memorandum thereof) has been recorded in all places necessary or desirable, in the judgment of the Administrative Agent and Revolving Agent, to give constructive notice of such Lease to third-party purchasers and encumbrances of the affected real property; and (v) a subordination, non-disturbance and attornment agreement in a form reasonably acceptable to the Collateral Agent.

(c) Each Credit Party shall pledge, or cause to be pledged, to the Collateral Agent, for the benefit of the Collateral Agent and Secured Creditors, all of the Capital Stock owned by a Credit Party of each Person that after the date hereof becomes a Domestic Subsidiary of such Credit Party, and 65% of the Capital Stock of each material new Foreign Subsidiary directly owned by such Credit Party. The documentation for such security and pledge shall be in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent and shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by the Collateral Agent.

(d) Each Credit Party will cause each Subsidiary which, after the Closing Date, is required to become a Guarantor to, at its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the Liens on its assets intended to be created pursuant to the relevant Security Documents. The Credit Parties will take, and cause each Subsidiary described above in Section 7.08(c) to take, all actions reasonably requested by any Agent (including the filing of UCC-1s (or the appropriate equivalent filings under the laws of any relevant foreign jurisdiction), or the furnishing of legal opinions, etc.) in connection with the granting of such Liens.

(e) The Liens required to be granted pursuant to this Section 7.08 shall be granted pursuant to the respective Security Documents previously executed and delivered by the Credit Parties (or other security documentation substantially similar to such Security Documents or otherwise reasonably satisfactory in form and substance to the Collateral Agent) for the benefit of the Secured Creditors and shall constitute valid and enforceable first priority perfected Liens on all of the Collateral subject thereto, prior to the rights of all third Persons and subject to no other Liens except Permitted Encumbrances, and with such exceptions, conditions and qualifications as shall be permitted by the respective Security Documents. Any Additional Security Documents and other instruments related thereto or related to existing Security Documents shall be duly recorded or filed in such manner and in such places and at such times as are required by law to create, maintain, effect, perfect, preserve, maintain and protect the Liens, in favor of the Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrowers. At the time of the execution and delivery of any Security Documents or Additional Security Documents, the Credit Parties will, at the request of the Collateral Agent, cause to be delivered to the Collateral Agent such customary opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure that this Section 7.08 has been complied with.

(f) Each Credit Party agrees that each action required above by this Section 7.08 shall be completed as promptly as reasonably practicable after such action is requested to be taken by the Administrative Agent, the Revolving Agent or the Collateral Agent; provided that any action required above by Section 7.08(c), (d), and (e) with respect to a newly formed, created or acquired Subsidiary shall be completed as promptly as practicable following the formation, creation or acquisition of such Subsidiary.

Section 7.09. Powers; Conduct of Business. Each Credit Party shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or could not reasonably be expected to have a Material Adverse Effect.

Section 7.10. Use of Proceeds. Proceeds of the Loans shall be used in accordance with Section 1.04 hereof.

Section 7.11. Obtaining of Permits, Etc. Each Credit Party shall obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except where the failure to maintain and preserve such permits, licenses, authorizations, approvals, entitlements and accreditations does not or could not reasonably be expected to have a Material Adverse Effect.

Section 7.12. Environmental. Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) comply, and cause it Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent documentation of such compliance which Collateral Agent reasonably requests, which documentation shall include a notice by the Borrower Representative six (6) months after the Closing Date of the steps taken by the Credit Parties or their Subsidiaries to address any outstanding matters described on Section 5.01(q), (b) in the event of any material violation of any Environmental Law promptly commence and diligently pursue appropriate measures to abate such violation, and (c) perform any Remedial Action at property owned or operated by the Borrower or any of its Subsidiaries (x) that is required of the Borrower or such Subsidiary pursuant to any Environmental Law or agreement with a Governmental Authority, or (y) that was initiated prior to the Closing Date and is identified on Section 5.01(q).

Section 7.13. Fiscal Year. Each Credit Party shall cause its Fiscal Year to end on or about June 30 of each year unless the Required Lenders consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

Section 7.14. Condemnation. Immediately upon learning of the institution of any Condemnation of any of its owned or leased real property, any Credit Party shall notify each of the Agents of the pendency of such proceeding.

Section 7.15. Maintenance of Insurance. (a) Each Credit Party shall maintain, and cause each of its Subsidiaries to maintain (either in the name of such Credit Party or in such Subsidiary’s own name), insurance with financially sound and reputable insurance companies or associations (including, without limitation, commercial general liability, property and business interruption insurance) with respect to their Properties (including all Real Estate Assets leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. All property policies covering the Collateral shall name the Collateral Agent as an additional insured or loss payee, in case of loss. All certificates of insurance are to be delivered to the Collateral Agent and the policies shall contain a loss payable and additional insured endorsements in favor of the Collateral Agent (substantially in the form reasonably requested by the Collateral Agent), and shall provide for not less than thirty (30) days’ prior written notice to the Collateral Agent and other named insureds of the exercise of any right of cancellation;

(b) Each Credit Party shall provide, and shall cause each of its Subsidiaries to provide, the Collateral Agent with copies of all insurance renewal certificates obtained by the Credit Parties and their Subsidiaries within three (3) Business Days of the receipt thereof; and

(c) Each Credit Party hereby waives, and shall cause each of its Subsidiaries and each of its insurers to waive, all rights of subrogation against any Agent and the Secured Creditors.

Section 7.16. Change in Collateral; Collateral Records. Each Credit Party shall advise the Collateral Agent promptly, in sufficient detail, of any change which could reasonably be expected to have a Material Adverse Effect relating to the value of the Collateral or the Lien granted thereon and execute and, upon the Collateral Agent’s reasonable request, deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules, maintained by such Borrower and its Subsidiaries in the ordinary course of business, as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

Section 7.17. Payment of Contractual Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay on a timely basis (a) any and all amounts due and payable pursuant to any material contracts (other than material insurance policies) except where the failure to pay could not reasonably be expected to cause a Material Adverse Effect and (b) any and all premium, cash reserve, claims or other payment obligations in respect of any material insurance policy.

Section 7.18. Formation of Subsidiaries. In addition to Section 7.08, at the time that any Credit Party forms any Domestic Subsidiary or acquires any Domestic Subsidiary after the Closing Date, such Credit Party shall promptly (a) cause such Domestic Subsidiary to execute and deliver to the Administrative Agent, the Revolving Agent and the Collateral Agent a Joinder Agreement, the Security Agreement, and such security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Administrative Agent the Revolving Agent and the Collateral Agent (including being sufficient to grant the Collateral Agent, on behalf of the Secured Creditors, a first priority Lien (subject to Permitted Encumbrances) in and to the assets of such newly formed or acquired Subsidiary) and (b) provide to the Administrative Agent, the Revolving Agent and the Collateral Agent all other documentation, including, at the Collateral Agent’s request, one or more opinions of counsel reasonably satisfactory to the Administrative Agent, the Revolving Agent and the Collateral Agent, which in the opinion of each of them is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including the grant and perfection of any Lien contemplated thereby). Any document, agreement, or instrument executed or issued pursuant to this Section 7.18 shall be a Loan Document.

Section 7.19. Cash Management.

(a) The Credit Parties shall cause the Secured Creditors to have a valid, perfected, first-priority security in all Permitted Accounts as and to the extent provided in the Security Agreement.

(b) Each Credit Party shall deposit or cause to be deposited promptly, and in any event no later than the first Business Day (other than with respect to payments made by check in an aggregate amount not to exceed five hundred thousand Dollars ($500,000) at any one time, which shall be made weekly) after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to the Credit Parties) into a bank account subject to a Control Agreement (a “Cash Management Account”) at one of the Cash Management Banks.

(c) So long as no Event of Default has occurred and is continuing, the Credit Parties may amend Schedule 4.01(w) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to each of the Agents, and (ii) prior to the time of the opening of such Cash Management Account, such Credit Party, as applicable, and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Cash Management Agreement. The Credit Parties shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of written notice from any Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in such Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from any Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or any Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in such Agent’s reasonable judgment.

Section 7.20. Location of Inventory and Equipment. Each Credit Party will keep its Threshold Inventory and Threshold Equipment only at any of the locations identified on Schedule 5.01(y) or in transit from one such location to another; provided, however, that the Borrower Representative may amend Schedule 5.01(y) so long as such amendment occurs by written notice to the Collateral Agent not less than thirty (30) days prior to the date on which the list of locations has changed and such Threshold Inventory or Threshold Equipment is moved to such new location in the United States.

Section 7.21. Post-Closing Matters. Each Credit Party shall satisfy each condition and complete each item set forth on Schedule 7.21 attached hereto on or before the time specified on Schedule 7.21 with respect to such condition or item.

Section 7.22. Threshold Inventory. Each Credit Party shall maintain its Threshold Inventory only (a) at locations that are (i) owned by the Credit Parties or (ii) subject to a Collateral Access Agreement or will be within 60 days from the Closing Date, (b) in transit from one such location to another or (c) in transit to, or on a customer site for, installation.

ARTICLE VIII

NEGATIVE COVENANTS

Each Credit Party covenants and agrees, from and after the date hereof (except as otherwise provided herein, or unless the Required Lenders have given their prior written consent) until all amounts owing hereunder or under any other Loan Document or in connection herewith or therewith have been paid in full, that:

Section 8.01. Liens. It shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise transfer any account receivable or other right to receive income, other than:

(a) Permitted Encumbrances.

(b) Liens in effect on the Closing Date on Contracts assigned by any of the Borrowers to any of the Funding Partners and the goods, equipment, payments, guaranties and proceeds related to any of such Contracts in favor of the Funding Partners, in each case, solely to the extent sold, conveyed, pledged, assigned or transferred pursuant to the Program Agreements among any of the Borrowers and each separate Funding Partner to the extent such Contracts are fully paid for.

(c) Liens created after the Closing Date on Contracts assigned by any of the Borrowers to any of the Funding Partners and the goods, equipment, payments, guaranties and proceeds of such Contracts in favor of the Funding Partners, in each case solely to the extent sold, conveyed, pledged, assigned or transferred pursuant to the Program Agreements among any of the Borrowers and each separate Funding Partner to the extent such Contracts are fully paid for.

Section 8.02. Indebtedness. It shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

Section 8.03. Restrictions on Fundamental Changes. Except as expressly permitted by Section 8.04, it shall not, and shall not permit any of its Subsidiaries to:

(a) Enter into any merger or consolidation, reorganization or recapitalization (other than any merger (i) between any Domestic Subsidiary and Parent in which Parent is the surviving corporation, or (ii) between two Foreign Subsidiaries) not otherwise permitted under the Loan Documents, or reclassify its Stock other than pursuant to the terms of such Stock;

(b) Other than with respect to Inactive Subsidiaries and Foreign Subsidiaries, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution);

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets; or

(d) Suspend or go out of a substantial portion of its or their business or a division thereof; provided, however, the Credit Parties may suspend or discontinue a substantial portion, or division, of any Subsidiary to the extent such Subsidiary or division contributes less than twenty percent (20%) of the consolidated revenue of the Parent and its Subsidiaries during the last Fiscal Year.

Section 8.04. Asset Dispositions, Etc. It shall not, and it shall not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets (including any Capital Stock or Indebtedness of any Person), except for the following:

(a) sales, transfers, leases or other dispositions of Inventory or rights to Inventory in the ordinary course of business;

(b) sales, transfers, leases or other dispositions of assets to a Credit Party;

(c) the discount or sale, in each case without recourse and in the ordinary course of business, of receivables more than ninety (90) days overdue and arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(d) sales or other dispositions in the ordinary course of business of assets (including Intellectual Property) that have become obsolete, uneconomic, worn-out or no longer useful in the business of the Parent and its Subsidiaries;

(e) Restricted Payments permitted by the terms of this Agreement;

(f) dispositions of cash and Cash Equivalents in the ordinary course of business;

(g) nonexclusive licenses of patents, copyrights, Trademarks, Trade Secrets and other Intellectual Property of the Credit Parties and their Subsidiaries entered into in the ordinary course of business;

(h) in a transaction permitted under Section 8.06 or Section 8.07;

(i) leases, subleases or licenses of property to other Persons not materially interfering with the business of the Credit Parties and their Subsidiaries;

(j) issuance of Capital Stock, options or warrants of the Parent;

(k) Dispositions with an aggregate fair market value not exceeding three million Dollars ($3,000,000) in the aggregate in any Fiscal Year; provided, however, to the extent that in any Fiscal Year the Credit Parties do not use the entire amount available pursuant to this clause (k) (after giving effect to any carry-forward pursuant to this proviso), the Credit Parties may carry forward such unused amounts to the succeeding Fiscal Years; and provided, further, that sales, conveyances, transfers, leases, subleases, licenses, assignments and other dispositions of machinery, Equipment and Real Estate Assets, which are not replaced within one hundred eighty (180) days, shall not exceed three million Dollars ($3,000,000) in the aggregate at any time on or after the Closing Date.

Section 8.05. Limitation on Issuance of Capital Stock. It shall not, and it shall not permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any Securities convertible into or exchangeable for its Capital Stock or any warrants, options or other rights for the purchase or acquisition of any of its Capital Stock, other than (a) in connection with the plans set forth on Schedule 8.05; (b) the issuance of Capital Stock by Parent; (c) the issuance of Capital Stock to any Credit Party to the extent such stock is covered by the Pledge Agreement; or (d) the issuance of Capital Stock by any Subsidiary of directors’ qualifying shares.

Section 8.06. Limitations on Dividends and Distributions and Other Payment Restrictions Affecting Subsidiaries. It shall not, and it shall not permit any of its Subsidiaries to, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on its ability (a) to pay dividends or to make any other distribution on any shares of its Capital Stock, (b) to subordinate or to pay, prepay, redeem or repurchase any Indebtedness owed to any Credit Party or Subsidiary of a Credit Party, (c) to make loans or advances to any Credit Party or Subsidiary of a Credit Party or (d) to transfer any of its property or assets to any Credit Party or Subsidiary of a Credit Party; provided, however, that nothing in clauses (a) through (d) of this Section 8.06 shall prohibit or restrict: (i) this Agreement and the other Loan Documents; (ii) any applicable law, rule or regulation (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends or any other distributions in certain circumstances); (iii) any restriction set forth in any document or agreement governing or securing any Existing Debt; (iv) in the case of clause (d), any restrictions on the subletting, assignment or transfer of any property or asset included in a lease, license, sale conveyance or similar agreement with respect to such property or asset; (v) in the case of clause (d), any holder of a Permitted Encumbrance from restricting on customary terms the transfer of any property or assets subject to such Permitted Encumbrance; (vi) any agreement or instrument in effect at the time a Person first became a Subsidiary of the Borrower or the date such agreement or instrument is otherwise assumed by the Borrower or any of its Subsidiaries, so long as such agreement or instrument was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrowers or such assumption; (vii) customary provisions restricting assignment of any licensing agreement or other contract entered into by the Borrowers or any of its Subsidiaries in the ordinary course of business; (viii) restrictions on the transfer of any asset pending the close of the sale of such asset; or (ix) customary provisions with respect to the payment of dividends or other distributions by any Subsidiary that is not a Credit Party set forth in the organizational documents for such Subsidiary so long as such provisions were not entered into in connection with any other agreement or arrangement not otherwise permitted under this Section 8.06.

Section 8.07. Investments. It shall not, and it shall not permit any of its Subsidiaries to, directly or indirectly, hold, own or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any Investment, except for Permitted Investments.

Section 8.08. Sale and Leaseback. It shall not, and it shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capitalized Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) that any Credit Party or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (b) that any Credit Party or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Credit Party or any other Credit Party to any Person in connection with such lease.

Section 8.09. Negative Pledges. It shall not, and it shall not permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (a) pursuant to this Agreement and the Security Documents, (b) pursuant to any document or instrument governing Existing Debt or governing Capitalized Leases or purchase money debt incurred pursuant to Section 8.02 if any such restriction contained therein relates only to the asset or assets acquired in connection therewith or in connection with any Lien permitted by Section 8.01 or any Disposition permitted by Section 8.04; (c) prohibitions or conditions under applicable law, rule or regulation; (d) any agreement or instrument to which any Person is a party existing on the date such Person first becomes a Subsidiary of a Credit Party or the date such agreement or instrument is otherwise assumed by a Credit Party or any of its Subsidiaries (so long as such agreement or instrument was not entered into solely in contemplation of such Person becoming a Subsidiary of a Credit Party or such assumption and such prohibitions or conditions do not affect any other Subsidiary of the Credit Party (other than Subsidiaries of such Person having primary obligation for repayment of such Indebtedness)); (e) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries; (f) customary provisions restricting assignment of any licensing agreement or other contract entered into by a Credit Party or any of its Subsidiaries in the ordinary course of business; or (g) restrictions on the transfer of any asset pending the close of the sale of such asset.

Section 8.10. Change in Nature of Business. (a) Except as expressly permitted hereunder, it shall not, and it shall not permit any of its Subsidiaries to, make any material change in the nature of its business as such business is carried on as of the Closing Date or any business substantially related or incidental thereto.

(b) It shall not, and it shall not permit any of its Subsidiaries to, modify or change its fiscal year or materially modify or change its method of accounting (other than as may be required to conform to GAAP or, with respect to Subsidiaries, to conform to the Parent’s Fiscal Year) or enter into, modify, or terminate any agreement currently existing or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Borrowers’ accounting records in a manner that would result in said accounting firm or service bureau declining to provide the Agents with information regarding the Borrowers’ and their Subsidiaries’ financial condition.

Section 8.11. Change Name. It shall not, and it shall not permit any of its Subsidiaries to, change any Borrower’s or any of its Subsidiaries’ name, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a Subsidiary of a Borrower may change its name upon at least thirty (30) days’ prior written notice by the Borrowers to the Administrative Agent and the Collateral Agent of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements or fixture filings necessary to perfect and continue perfected Liens.

Section 8.12. Restricted Payments. It shall not, and it shall not permit any of its Subsidiaries to, make any Restricted Payment, except (a) intercompany loans and advances between Credit Parties to the extent permitted by Section 8.02, (b) dividends and distributions by Subsidiaries of the Credit Parties to the Credit Party or a Subsidiary of the Credit Party that holds of the Stock of such Subsidiaries, (c) employee loans permitted under Section 8.02, and (d) payments of principal and interest of intercompany notes issued in accordance with Section 8.02.

Section 8.13. Change of Control. It shall not, and it shall not permit any of its Subsidiaries to, cause, or take action in support of, directly or indirectly, any Change of Control.

Section 8.14. Modifications of Indebtedness, Organizational Documents and Certain Other Agreements. It shall not, and it shall not permit any of its Subsidiaries to, amend, modify or otherwise change (a) its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement) except any such amendments, modifications or changes pursuant to this clause that either individually or in the aggregate would not be materially adverse to the interests of the Lenders or (b) its accounting policies or reporting practices.

Section 8.15. Federal Reserve Regulations. It shall not, and it shall not permit any of its Subsidiaries to, use any Loan or the proceeds of any Loan for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X.

Section 8.16. Investment Company Act of 1940. It shall not, and it shall not permit any of its Subsidiaries to, engage in any business, enter into any transaction, use any Securities or take any other action that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

Section 8.17. Securities Accounts; Deposit Accounts. Subject to the Security Agreement and except as permitted by Section 8.07, it shall not, and shall not permit any of its Subsidiaries, to establish or maintain any domestic Securities Account, Deposit Account or similar account unless the Collateral Agent shall have received a Control Agreement in respect of such domestic Securities Account, Deposit Account or similar account. Each Credit Party shall comply in all material respects with the provisions of each Control Agreement to which it is a party.

Section 8.18. Impairment of Security Interests. Except as otherwise permitted pursuant to any of the Loan Documents, it shall not, and it shall not permit its Subsidiaries who are Credit Parties to, directly or indirectly, take any action or do anything that would have the effect of terminating, limiting or impairing the perfection or priority of any Lien securing the Obligations except as expressly permitted under any Loan Document.

Section 8.19. Inactive Subsidiaries. It shall not, and it shall not permit any of its Subsidiaries to, permit, at any time (a) the Inactive Subsidiaries, taken as a whole, to own assets with an aggregate fair market value of one million Dollars ($1,000,000) or more or (b) any of the Inactive Subsidiaries to incur any material liabilities or engage in any business activities.

Section 8.20. Foreign Deposit Accounts. It shall not, and shall not permit any of its domestic Subsidiaries to, make any investment or transfer any cash, cash equivalents or other Securities to any foreign Deposit Account or Securities Account, except as permitted pursuant to clause (g) of the definition of Permitted Investment.

Section 8.21. Program Agreements. (a) It shall not, and it shall not permit any of its Subsidiaries to, amend, modify, supplement or otherwise change any Program Agreement without the prior written consent of the Agents, which is not to be unreasonably withheld.

(b) It shall not, and it shall not permit any of its Subsidiaries to, (i) enter into any financial transactions, agreements, contracts or relationship with any Funding Partner, (ii) modify, amend, supplement or otherwise change (other than insignificant administrative changes) any existing agreement, contract or other relationship with any Funding Partner, (iii) enter into any new transaction with any Funding Partner under any existing Program Agreement or other contract or arrangement, or (iv) add any assets to a Program Agreement or sell, pledge, assign, or otherwise transfer any interest in any assets or property that would constitute program contracts, whether under a Program Agreement or otherwise, in each case, without the prior written consent of the Agents and the Required Lenders. Notwithstanding the foregoing, if a Funding Partner has both (1) entered into an intercreditor agreement with the Collateral Agent in form and substance satisfactory to the Agents, and, in addition, (2) filed amendments in form and substance satisfactory to the Collateral Agent limiting such Funding Partner’s recorded financing statements and any other liens of record, the restrictions of this Section 8.21(b) shall not apply to such Funding Partner.

ARTICLE IX

FINANCIAL COVENANTS

Each Credit Party covenants and agrees, from and after the date hereof (except as otherwise provided herein) until all amounts owing hereunder or under any Loan Document or in connection herewith or therewith have been paid in full, that:

Section 9.01. Total Leverage Ratio. Total Leverage Ratio, as of each date set forth below, for the Parent and its Subsidiaries on a consolidated basis, shall not be greater than the ratio set forth opposite such date below:

Period Ending	Ratio
December 29, 2006	23.6x
March 30, 2007	9.8x
June 29, 2007	5.0x
September 28, 2007	5.0x
December 28, 2007	3.5x
March 28, 2008	3.5x
June 27, 2008	3.5x
September 26, 2008	3.5x
December 26, 2008	3.5x
March 27, 2009	3.0x
June 26, 2009	3.0x
September 25, 2009	3.0x
December 25, 2009	3.0x
March 26, 2010	3.0x
June 25, 2010	3.0x
September 24, 2010	3.0x
December 24, 2010	3.0x
March 25, 2011	3.0x
June 24, 2011	3.0x
September 30, 2011	3.0x

Section 9.02. Minimum Levels of Consolidated EBITDA. The Credit Parties shall not permit Consolidated EBITDA for the Parent and its Subsidiaries:

(a) for the quarterly period ending December 29, 2006 to be less than $1,580,000;

(b) for the six-month period ending March 30, 2007 to be less than $6,080,000;

(c) for the nine-month period ending June 29, 2007 to be less than $15,310,000;

(d) for the twelve-month period ended on each date set forth below to be less than the amount set forth opposite such date:

Measurement Period Ending	Amount
September 28, 2007	$20,600,000
December 28, 2007	$31,150,000
March 28, 2008	$31,150,000
June 27, 2008	$29,420,000
September 26, 2008	$28,710,000
December 26, 2008	$28,720,000
March 27, 2009	$28,530,000
June 26, 2009	$37,000,000
September 25, 2009	$37,000,000
December 25, 2009	$37,000,000
March 26, 2010	$37,000,000
June 25, 2010	$37,000,000
September 24, 2010	$37,000,000
December 24, 2010	$37,000,000
March 25, 2011	$37,000,000
June 24, 2011	$37,000,000
September 30, 2011	$37,000,000
December 30, 2011	$37,000,000

Section 9.03. Minimum Liquidity. The Credit Parties shall maintain Minimum Liquidity of not less than (a) fifteen million Dollars ($15,000,000) on or before the first anniversary of the Closing Date and (b) ten million Dollars ($10,000,000) thereafter.

Section 9.04. Capital Expenditures. Such Credit Party will not, and will not permit any of its Subsidiaries to, make or agree to make any Capital Expenditure that would cause the aggregate amount of all such Capital Expenditures made by any of the Credit Parties to exceed (a) twenty million Dollars ($20,000,000) in the Fiscal Year ending on or before June 29, 2007 and (b) fifteen million Dollars ($15,000,000) in any Fiscal Year thereafter; provided, however, to the extent that actual Capital Expenditures for any Fiscal Year are less than the maximum amount set forth above for such Fiscal Year, (i) for the first Fiscal Year up to five million Dollars ($5,000,000) of such unused amount may be carried forward and used only in the next Fiscal Year and (ii) up to three million Dollars ($3,000,000) of such unused amounts from subsequent Fiscal Years may be carried forward into the next succeeding Fiscal Year. Notwithstanding the foregoing, the Credit Parties may make Capital Expenditures (which Capital Expenditures will not be included in any determination under this Section 9.04) with the Net Cash Proceeds of a Disposition, to the extent such Net Cash Proceeds are not required to be applied to repay the Loans pursuant to Section 2.02(a).

ARTICLE X

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 10.01. Events of Default. Each of the following occurrences shall constitute an event of default (an “Event of Default”) under this Agreement.

(a) Failure to Make Payments When Due. Any Borrower shall fail to pay (i) any principal or reimbursement obligations when due or (ii) any interest, fees, or any other monetary Obligation, and such failure shall continue for a period of three (3) Business Days after such amount was due (in each case, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).

(b) Breach of Certain Covenants. Any Credit Party shall fail to perform or comply with any covenant or agreement contained in Section 7.03, Section 7.04, Section 7.06, Section 7.07, Section 7.08, Section 7.09, Section 7.10, Section 7.12, Section 7.15, Section 7.18, Section 7.19, Section 7.22, Article VIII, or Article IX under this Agreement.

(c) Breach of Representation or Warranty. Any representation, warranty or statement made in this Agreement or deemed made pursuant to a Notice of Borrowing or Section 4.02 by or on behalf of any Credit Party or by any officer of the foregoing under any Loan Document or in any report, certificate, or other document delivered to any Agent or any Lender pursuant to any Loan Document proves to be incorrect or misleading in any material respect when made or deemed made.

(d) Other Defaults (Thirty (30) Day Cure). Any Credit Party shall fail to perform or comply with any other covenant or agreement and such failure continues for a period of thirty (30) days after learning of such failure or receiving written notice thereof from any Agent.

(e) Default as to Other Indebtedness. Any Credit Party or any Subsidiary of a Credit Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness if the aggregate amount of such Indebtedness is in excess of one hundred thousand Dollars ($100,000) in the aggregate and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof (with or without the giving of notice or lapse of time or both) is to permit or require an acceleration, mandatory redemption or other required repurchase of such Indebtedness or, as to such Indebtedness, permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any Indebtedness if the aggregate amount of such Indebtedness is in excess of three million Dollars ($3,000,000) shall be declared due and payable (by acceleration or otherwise) by a Person (other than a Credit Party or any Subsidiary of a Credit Party) as a result of a breach, Default or Event of Default by a Credit Party or any Subsidiary of a Credit Party, or required to be prepaid, redeemed or otherwise repurchased by any Credit Party or any Subsidiary of a Credit Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, securing obligations of three million Dollars ($3,000,000) or more, shall commence foreclosure of such Lien upon property of any Credit Party or any Subsidiary of a Credit Party.

(f) Voluntary Bankruptcy Proceeding. Any Credit Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, receiver and manager, interim receiver, sequestration, administrator, monitor, custodian or other similar official for any such Credit Party or any Subsidiaries or for any substantial part of its property, (ii) shall consent to the entry of an order for relief in an involuntary bankruptcy case or to the conversion of an involuntary case to a voluntary case under bankruptcy, insolvency or reorganization law, (iii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iv) shall make a general assignment for the benefit of creditors or (v) shall take any action to authorize or effect any of the actions set forth above in this Section 10.01(f).

(g) Involuntary Bankruptcy Proceeding.

(i) An involuntary case shall be commenced against any Credit Party or any Subsidiary of a Credit Party and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of such Credit Party or Subsidiary of a Credit Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, provincial, local or foreign law; or the board of directors of such Credit Party or Subsidiary of a Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, receiver and manager, administrator, monitor, custodian or other officer having similar powers over any Credit Party or any Subsidiary of a Credit Party or over all or a substantial part of their respective assets shall be entered; or an interim receiver, trustee or other custodian of any Credit Party or any Subsidiary of a Credit Party or of all or a substantial part of their respective assets shall be appointed or a warrant of attachment, execution or similar process against any substantial part of their respective assets shall be issued and any such event shall not be stayed, dismissed, bonded or discharged; or the board of directors of any Credit Party or any Subsidiary of a Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(h) Invalidity of Documents. A court of competent jurisdiction shall declare that any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against a Credit Party intended to be a party thereto; or the validity or enforceability thereof shall be contested by any Credit Party that is a party thereto; or a proceeding shall be commenced by a Credit Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof; or a Credit Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

(i) Loan Documents; Impairment. At any time, for any reason, (i) any Loan Document shall for any reason (other than pursuant to the express terms hereof or thereof) fail or cease to create a valid and perfected Lien on any Collateral or the Liens intended to be created or perfected thereby are, or any Credit Party seeks to render such Liens, invalid or unperfected with respect to any Collateral except as otherwise contemplated hereby or thereby, or (ii) Liens with respect to any Collateral in favor of the Collateral Agent contemplated by the Loan Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents (subject to Permitted Encumbrances and to the exceptions set forth in the applicable Security Documents).

(j) Judgments. One or more judgments or judicial or administrative orders for the payment of money exceeding one million Dollars ($1,000,000) in the aggregate shall be rendered against a Credit Party or any Subsidiary of a Credit Party and remain unsatisfied, undischarged, unvacated or unbonded and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or judicial or administrative order or (ii) there shall be a period of twenty (20) consecutive Business Days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 10.01(j) if and to the extent that (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order.

(k) Change of Control. A Change of Control shall have occurred.

(l) ERISA. With respect to any Plan or Benefit Plan, as applicable, (i) any accumulated funding deficiency (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, shall exist with respect to any Benefit Plan, or (ii) the occurrence of any ERISA Event; provided, however, that the events listed in clauses (i) through (ii) above shall constitute Events of Default only if the liability or deficiency of any Credit Party or any Subsidiary of a Credit Party or ERISA Affiliate, would reasonably be expected to exceed one million Dollars ($1,000,000) in the aggregate for all such events.

Section 10.02. Remedies. If any Event of Default specified in Section 10.01 shall have occurred and be continuing, the Administrative Agent, upon the written request of Required Lenders, shall by written notice to the Borrower Representative, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against any Guarantor or the Borrowers: (a) terminate or reduce the Commitments, whereupon the Commitments shall immediately be terminated or reduced, (b) declare all or a portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of such Loans and reimbursement obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and all other Obligations (other than Hedging Obligations) shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers, (c) require the Borrowers to cash collateralize all outstanding Letters of Credit in an amount equal to 105% of the face amount of such Letters of Credit (by transfer of such funds to a Cash Collateral Account) and (d) exercise any and all of its other rights and remedies hereunder, under the other Loan Documents, under Applicable Law and otherwise; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of Section 10.01, the Commitments shall automatically terminate and the Loans and reimbursement obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement shall become immediately due and payable automatically, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrowers, and provided further, that the Collateral Agent shall pay and apply the proceeds of any sale or other disposition of the Collateral, or any part thereof, resulting from the exercise of the remedies as provided for in this Section 10.02 in accordance with Section 1.10.

Section 10.03. Waivers by the Credit Parties. Except as otherwise provided for in this Agreement and Applicable Law, the Credit Parties waive (a) presentment, demand, protest, notice of presentment or dishonor, notice of intent to accelerate and notice of acceleration, (b) all rights to notice and a hearing prior to the Lenders’ taking possession or control of, or to the Lenders’ replevin, attachment or levy upon, any collateral securing the Obligations or any bond or Security which might be required by any court prior to allowing such Lenders to exercise any of their remedies, (c) the benefit of all valuation, appraisal and exemption laws and (d) all rights of set-off against any Secured Creditor as it applies to the payment of the Obligations. The Credit Parties acknowledge that they have been advised by counsel of their choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

ARTICLE XI

GUARANTY OF OBLIGATIONS OF BORROWER

Section 11.01. Guaranty. In order to induce the Agents and the Secured Creditors to enter into this Agreement and to make available the Loans and Letters of Credit hereunder, and in recognition of the direct benefits to be received by each Guarantor from the proceeds of the Loans, Swap Related Reimbursement Obligations, Hedging Agreements and Letters of Credit, each Guarantor hereby agrees with the Administrative Agent, the Revolving Agent and the Collateral Agent, for the benefit of the Secured Creditors, as follows: each Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, and the performance, of any and all of the Obligations of all other Credit Parties (such Obligations, collectively, the “Guaranteed Obligations”). If any or all of the Obligations becomes due and payable hereunder, each Guarantor irrevocably and unconditionally promises to pay such Indebtedness to the Collateral Agent, for the benefit of the Secured Creditors.

Section 11.02. Nature of Liability. The Guarantors agree that this Guaranty is a guaranty of payment and performance and not of collection, and that their obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and the liability of each Guarantor shall not be affected by, nor shall this Guaranty be discharged or reduced by reason of:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which any Credit Party and/or Guarantors are or may become a party;

(b) the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by the Administrative Agent, the Revolving Agent, the Collateral Agent and/or Secured Creditors with respect to any of the provisions thereof;

(c) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Obligations, or any payment on or in reduction of any such other guaranty or undertaking;

(d) the incapacity or any change in the name, style or constitution of any Credit Party or any other person liable;

(e) any dissolution, termination, increase, decrease or change in personnel by the Borrowers;

(f) the Collateral Agent granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Credit Party or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Credit Party or any other person liable;

(g) the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent, the Revolving Agent, or the Collateral Agent in respect thereof (including, without limitation, the release of any such Collateral);

(h) the insolvency of any Credit Party, or any payment made to any Agent or Secured Creditor on the Obligations which any such Agent or Secured Creditor repays to the Borrowers pursuant to a court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding;

(i) any act or omission which would not have discharged or affected the liability of a Guarantor had it been a principal debtor instead of a Guarantor or by anything done or omitted which but for this provision might operate to exonerate or discharge a Guarantor; or

(j) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor.

Section 11.03. Independent Obligation.

(a) The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other party or the Borrowers and whether or not any other Guarantor, any other party or the Borrowers be joined in any such action or actions.

(b) Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent and the Revolving Agent that is inconsistent with the preceding paragraph shall be null and void and may be ignored by the Administrative Agent, the Revolving Agent and the Secured Creditors, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Agents and the Secured Creditors have specifically agreed otherwise in writing. It is agreed among each Guarantor, the Administrative Agent, the Revolving Agent and the Secured Creditors that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, the Agents and the Secured Creditors would decline to enter into this Agreement.

Section 11.04. Demand by the Administrative Agent, the Revolving Agent or the Secured Creditors. In addition to the terms of the Guaranty set forth in Section 11.01, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under this Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then the Guarantors shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders. Payment by the Guarantors shall be made to the Administrative Agent or the Revolving Agent in immediately available funds to an account designated by the Administrative Agent or the Revolving Agent, as the case may be, or at the address set forth herein for the giving of notice to the Administrative Agent or the Revolving Agent or at any other address that may be specified in writing from time to time by the Administrative Agent or the Revolving Agent, and shall be credited and applied to the Guaranteed Obligations.

Section 11.05. Enforcement of Guaranty. In no event shall the Administrative Agent or the Revolving Agent have any obligation (although it is entitled, at its option) to proceed against the Borrowers or any other Credit Party or any Collateral pledged to secure Guaranteed Obligations before seeking satisfaction from any or all of the Guarantors, and the Administrative Agent or the Revolving Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of the Administrative Agent’s or the Revolving Agent’s rights hereunder, to exercise any right or remedy it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

Section 11.06. Waiver. In addition to the waivers contained in Section 11.02, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their Guaranteed Obligations under, or the enforcement by the Collateral Agent, the Administrative Agent, the Revolving Agent or the Secured Creditors of, the Guaranty. The Guarantors hereby waive diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further Collateral, release of further Collateral, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might increase the risk to the Guarantors) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of the Guaranty. The Guarantors represent, warrant and jointly and severally agree that, as of the date of this Agreement, their obligations under the Guaranty are not subject to any offsets or defenses against the Administrative Agent, the Revolving Agent or the Secured Creditors or any Credit Party of any kind. The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against the Collateral Agent, the Revolving Agent, the Administrative Agent or any Secured Creditor or against any Credit Party of any kind which may arise in the future.

Section 11.07. Benefit of Guaranty. The provisions of the Guaranty are for the benefit of the Agents and the Secured Creditors and their respective permitted successors, permitted transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Credit Party and the Agents or the Secured Creditors, the obligations of any Credit Party under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Agents or any Secured Creditor to any Person or Persons in a manner permitted by this Agreement, any reference to “the Agents” or “the Secured Creditor” herein shall be deemed to refer equally to such Person or Persons.

Section 11.08. Modification of Guaranteed Obligations, Etc. Each Guarantor hereby acknowledges and agrees that the Agents and the Secured Creditors may at any time or from time to time, with or without the consent of, or notice to, the Guarantors (in their capacity as Guarantors):

(a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c) amend or modify, in any manner whatsoever, the Loan Documents;

(d) extend or waive the time for any Credit Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Agents or the Secured Creditors have been granted a Lien, to secure any Obligations;

(f) release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantors or any Credit Party to the Agents or any Secured Creditor;

(g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any Credit Party are subordinated to the claims of the Agents and the Secured Creditors;

(h) apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any Credit Party to the Agents or any Secured Creditor in such manner as the Agents or any Secured Creditor shall determine in its discretion; and/or

(i) the Agents and the Secured Creditors shall not incur any liability to the Guarantors as a result thereof, and no such action shall impair or release the Guaranteed Obligations of the Guarantors or any of them under the Guaranty.

Section 11.09. Reinstatement.

(a) The Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party or any Guarantor for liquidation or reorganization, should any Credit Party or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Credit Party’s or such Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by the Administrative Agent or any Secured Creditor, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b) If any claim is ever made upon any Agent or Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) compliance by the Secured Creditors or the Agents with any requirement of a Governmental Authority having jurisdiction over the Secured Creditors or the Agents, then and in such event each Guarantor agrees that any such judgment, decree or order shall be binding upon it, notwithstanding any revocation of the Guaranty or other instrument evidencing any liability of the Borrowers or any termination of this Agreement, and each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.10. Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in the Guaranty or in any other Loan Document, each Guarantor hereby:

(a) until the indefeasible payment and satisfaction in full in cash of the Guaranteed Obligations, expressly waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a Guarantor against a principal, to a Guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which such Guarantor may have or hereafter acquire against any Credit Party in connection with or as a result of such Guarantor’s execution, delivery and/or performance of this Agreement, or any other documents to which such Guarantor is a party or otherwise; and

(b) acknowledges and agrees (i) that this waiver is intended to benefit the Agents and the Secured Creditors and shall not limit or otherwise effect any Guarantor’s liability hereunder or the enforceability of the Guaranty and (ii) that the Agents, the Secured Creditors and their respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this Section 11.10 and their rights under this Section 11.10 shall survive payment in full of the Guaranteed Obligations.

Section 11.11. Election of Remedies. If any Agent may, under Applicable Law, proceed to realize benefits under any of the Loan Documents giving the Agents and the Secured Creditors a Lien upon any Collateral owned by any Credit Party, either by judicial foreclosure or by non-judicial sale or enforcement, the Collateral Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, the Collateral Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any applicable laws pertaining to “election of remedies” or the like, the Guarantors hereby consent to such action by any Agent and waive any claim based upon such action, even if such action by any Agent shall result in a full or partial loss of any rights of subrogation which the Guarantors might otherwise have had but for such action by any Agent. Any election of remedies that results in the denial or impairment of the right of any Agent to seek a deficiency judgment against any Credit Party shall not impair each Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. In the event any Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Agent may bid all or less than the amount of the

Guaranteed Obligations and the amount of such bid need not be paid by such Agent but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under the Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent and the Secured Creditors might otherwise be entitled but for such bidding at any such sale.

Section 11.12. Further Assurances. Each Guarantor agrees, upon the written request of the Administrative Agent or the Revolving Agent, to execute and deliver to the Administrative Agent or the Revolving Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent or the Revolving Agent to cause the Guaranty to be, become or remain valid and effective in accordance with its terms.

Section 11.13. Limitation on Amount Guarantied; Contribution by Guarantors. Anything contained in this Article XI to the contrary notwithstanding, if any Fraudulent Transfer Law (as defined below) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Agreement, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (excluding, however, any liabilities of such Guarantor (a) in respect of intercompany indebtedness to the Borrowers or other affiliates of the Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (b) under any guarantee of any subordinated indebtedness which guarantee contains a limitation as to maximum amount similar to that set forth in this Section 11.13, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount).

Section 11.14. Additional Waivers. Each Guarantor waives all rights and defenses that the Guarantor may have because any Borrower’s Obligations are secured by real property. This means, among other things:

(i) The Secured Creditors may collect from the Guarantor without first foreclosing on any real or personal property collateral pledged by the Borrowers.

(ii) If the Secured Creditors foreclose on any real property collateral pledged by the Borrowers, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price or (2) the creditor may collect from the Guarantor even if the Secured Creditors, by foreclosing on the real property collateral, has destroyed any right the Guarantor may have to collect from the Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses the Guarantor may have because the debtor’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or similar provisions in any other jurisdiction.

ARTICLE XII

THE AGENTS

Section 12.01. Appointment of Agents.

(a) Each Lender hereby irrevocably designates and appoints MORGAN STANLEY SENIOR FUNDING, INC. as Administrative Agent under this Agreement and the other Loan Documents and GENERAL ELECTRIC CAPITAL CORPORATION as Revolving Agent and Collateral Agent under this Agreement and the other Loan Documents. The provisions of this Section 12.01 are solely for the benefit of the Agents and Lenders and no Credit Party nor any other Person, other than permitted sub-agents, shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. No Agent shall have duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. Unless otherwise provided, each Agent may execute its functions and duties under this Agreement and the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such functions and duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct. The duties of each Agent shall be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise, a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of such Credit Party’s Subsidiaries or any Account Debtor that is communicated to or obtained any Agent or any of its Affiliates in any capacity. No Agent nor any Agent’s Affiliates nor any Agent’s respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its own gross negligence or willful misconduct.

If the Administrative Agent, Revolving Agent or the Collateral Agent shall request instructions from the Required Lenders, Required Revolving Lenders or Required Term Lenders or all affected Lenders with respect to any act or action (including a failure to act) in connection with this Agreement or any other Loan Document, then the Administrative Agent, Revolving Agent or Collateral Agent, as the case may be, shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders, Required Revolving Lenders, Required Term Lenders or all affected Lenders, as the case may be, and neither the Administrative Agent, Revolving Agent nor Collateral Agent shall incur liability to any Person by reason of so refraining. Each Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of such Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of such Agent, expose such Agent to Environmental Liabilities and Costs or (c) if such Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders, Required Revolving Lenders, Required Term Lenders or all affected Lenders, as applicable.

Section 12.02. Agents’ Reliance, Etc. No Agent nor any of the Agent’s Affiliates nor any of the Agent’s respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent or Revolving Agent, as the case may be receives written notice of the assignment or transfer thereof signed by such payee and in form and substance reasonably satisfactory to such Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party, unless otherwise provided in this Agreement; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 12.03. Agents in Individual Capacities. With respect to its Commitments hereunder, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of the Agents in its individual capacity. Each Agent and its respective Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any Credit Party’s Affiliate and any Person that may do business with or own securities of any Credit Party or any such Affiliate, all as if such Agent were not an Agent and without any duty to account therefor to Lenders. Each Agent and its respective Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between the Agents in their capacity as Lenders holding disproportionate interests in the Loans and Agents in their capacity as Agents and expressly consents to, and waives any claim based upon, such conflict of interest.

Section 12.04. Lender Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs or Property of the Credit Parties, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender also acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by such Agent, no Agent shall have any duty or responsibility to provide any lender with any credit or other information concerning the business, prospectus, operations, Property, financial and other condition or creditworthiness of the Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Parties. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

Section 12.05. Costs and Expenses; Indemnification. Each Lender hereby agrees that it is and shall be obligated to pay to or reimburse each Agent for the amount of such Lender’s Pro Rata Share of any fees, costs, and expenses incurred by such Agent or permitted sub-agent in the performance of its functions and duties under this Agreement and the Loan Documents to the extent that the Credit Parties have not done so and without limiting their obligation to do so. The Lenders agree to indemnify the Agents and permitted sub-agents (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent or permitted sub-agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent or permitted sub-agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or permitted sub-agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse such Agent or permitted sub-agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent or permitted sub-agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent or permitted sub-agent is not reimbursed for such expenses by Credit Parties.

Section 12.06. Successor Agents.

(a) The Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to the other Agents, the Participating Lenders and Borrower Representative. Upon any such resignation, (i) the Revolving Agent may, by giving not less than ten (10) days’ prior written notice to the Lenders, assume the role of Administrative Agent or (ii) if the Revolving Agent elects not to assume the role of Administrative Agent, then the Required Term Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Borrower Representative (not to be unreasonably withheld or delayed); provided that such consent shall not be required if a Default or Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Term Lenders and shall have accepted such appointment within thirty (30) days following the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least three hundred million Dollars ($300,000,000). If no successor Administrative Agent has been appointed pursuant to the foregoing, within thirty (30) days following the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Required Term Lenders shall thereafter perform all the duties of such Administrative Agent hereunder until such time, if any, as the Required Term Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as such Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent under this Agreement and the other Loan Documents.

(b) The Collateral Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to the other Agents, the Lenders and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Collateral Agent with the consent of the Borrower Representative (not to be unreasonably withheld or delayed); provided that such consent shall not be required if a Default or Event of Default shall have occurred and be continuing. If no successor Collateral Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Collateral Agent’s giving notice of resignation, then the resigning Collateral Agent may, on behalf of Lenders, appoint a successor Collateral Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least three hundred million Dollars ($300,000,000). If no successor Collateral Agent has been appointed pursuant to the foregoing, within thirty (30) days following the date such notice of resignation was given by the resigning Collateral Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Collateral Agent. Upon the earlier of the acceptance of any appointment as such Collateral Agent hereunder by a successor Collateral Agent or the effective date of the resigning Collateral Agent’s resignation, the resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Collateral Agent shall continue. After any resigning Collateral Agent’s resignation hereunder, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Collateral Agent under this Agreement and the other Loan Documents.

(c) The Revolving Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to the other Agents, the L/C Issuer, the Lenders and the Borrower Representative. Upon any such resignation, the Required Revolving Lenders shall have the right to appoint a successor Revolving Agent with the consent of the Borrower Representative (not to be unreasonably withheld or delayed); provided that such consent shall not be required if a Default or Event of Default shall have occurred and be continuing. If no successor Revolving Agent shall have been so appointed by the Required Revolving Lenders and shall have accepted such appointment within thirty (30) days after the resigning Revolving Agent’s giving notice of resignation, then the resigning Revolving Agent may, on behalf of Lenders, appoint a successor Revolving Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least three hundred million Dollars ($300,000,000). If no successor Revolving Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Revolving Agent, such resignation shall become effective and the Required Revolving Lenders shall thereafter perform all the duties of such Revolving Agent hereunder until such time, if any, as the Required Revolving Lenders appoint a successor Revolving Agent as provided above. Upon the acceptance of any appointment as Revolving Agent hereunder by a successor Revolving Agent, such successor Revolving Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Revolving Agent. Upon the earlier of the acceptance of any appointment as such Revolving Agent hereunder by a successor Revolving Agent or the effective date of the resigning Revolving Agent’s resignation, the resigning Revolving Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Revolving Agent shall continue. After any resigning Revolving Agent’s resignation hereunder, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Revolving Agent under this Agreement and the other Loan Documents.

(d) Collateral Sub-Agents. Each Lender by its execution and delivery of this Agreement (or any joinder hereto or any Assignment and Acceptance hereunder) agrees that, in the event it shall hold any monies or other investments on account of the Credit Parties, such monies or other investments shall be held in the name and under the control of the Administrative Agent, Revolving Agent or such Lender, and the Administrative Agent, Revolving Agent or such Lender shall hold such monies or other investments as a collateral sub-agent for the Collateral Agent under this Agreement and the other Loan Documents. The Credit Parties, by their execution and delivery of this Agreement, hereby consent to the foregoing.

Section 12.07. Collateral Matters.

(a) The Participating Lenders hereby irrevocably authorize the Collateral Agent and any permitted sub-agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrower Representative certifies in writing to the Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting Property in which the Credit Parties owned no interest at the time the security interest was granted or at any time thereafter; (iv) constituting property leased to the Credit Parties under a lease that has expired or is terminated in a transaction permitted under this Agreement; or (v) constituting Equipment which, in the aggregate with all other dispositions of Equipment covered by this clause (v), has a fair market value or book value, whichever is less, of three million Dollars ($3,000,000) or less over the life of the loan. Upon request by the Collateral Agent or the Borrower Representative at any time, the Administrative Agent, the Revolving Agent and the Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 12.07; provided, however, that (A) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty and (B) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) The Collateral Agent shall have no obligation whatsoever to any other Participating Lenders to assure that the Collateral exists or is owned by the applicable Borrower or is cared for, protected, or insured or has been encumbered, or that the Lenders’ Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Collateral Agent shall have no other duty or liability whatsoever to any other Lender as to any of the foregoing, except as otherwise provided herein.

Section 12.08. Collateral Restrictions on Actions by the Agents and the Participating Lenders; Sharing Payments. Subject to Section 12.03, if, at any time or times any Lender shall receive (a) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Participating Lender from the Administrative Agent or the Revolving Agent pursuant to the terms of this Agreement or (b) payments from the Administrative Agent or the Revolving Agent in excess of such Participating Lender’s ratable portion of all such distributions by the Administrative Agent or the Revolving Agent, such Participating Lender promptly shall turn the same over to the Administrative Agent or the Revolving Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent or the Revolving Agent, or in same-day funds, as applicable, for the account of the Participating Lenders and for apportionment and application to the Obligations in accordance with Section 2.02(d).

Section 12.09. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the Participating Lenders, any and all obligations on the part of the Administrative Agent or the Revolving Agent, if any, to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Participating Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lenders. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 12.05, no Agent nor any Lender shall have any liability for the acts of any other Agent or any other Lender. No Lender shall be responsible to the Credit Parties or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied, emailed or delivered:

if to the Credit Parties prior to November 1, 2006, the Borrower Representative at the following address:

Silicon Graphics, Inc.

1200 Crittenden Lane

Mountain View, CA 94043-1351

Attn: Chief Financial Officer (with a copy to the Treasurer and General Counsel)

Phone: 650-960-1980

if to the Credit Parties on or after November 1, 2006, the Borrower Representative at the following address:

Silicon Graphics, Inc.

1140 East Arques Avenue

Sunnyvale, CA 94085

Attn: Chief Financial Officer (with a copy to the Treasurer and General Counsel)

Phone: 650-960-1980

with a copy to:

Weil Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Warren T. Buhle, Esq.

Phone: 212-310-8898

Fax: 212-310-8007

if to the Administrative Agent, at the following address:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Attn: Gavin Baiera

Phone: 212-761-1595

Fax: 212-507-2086

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Attn: Robert A. Louzan

Phone: 212-761-1576

Fax: 212-290-2655

with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attn: Hydee R. Feldstein

Phone: 310-712-6600

Fax: 310-712-8800

if to the Collateral Agent, at the following address:

General Electric Capital Corporation

c/o GE Corporate Financial Services

100 California Street, 10th Floor

San Francisco, CA 94111

Attention: Account Manager

Phone: 415-277-7437

Fax: 513-794-8596

with a copy to:

Bingham McCutchen LLP

Three Embarcadero Center

San Francisco, CA 94111

Attn: George A. Hisert

Phone: (415) 393-2577

Fax: (415) 393-2286

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 13.01. All such notices and other communications shall be effective, (a) if mailed, when received or five (5) Business Days after deposited in the mails as registered or certified (in each case with return receipt requested) with postage pre-paid and properly addressed, whichever occurs first, (b) if telecopied, when transmitted and confirmation received, (c) if emailed, when transmitted and confirmation acknowledged by recipient or (d) if delivered, upon delivery, except that notices to the Administrative Agent or Revolving Agent pursuant to Article I shall not be effective until received by the Administrative Agent or Revolving Agent.

Section 13.02. Amendments, Etc.

(a) Except as set forth below or as otherwise provided in this Agreement, no amendment or waiver of any provision of this Agreement, any Loan or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower Representative and the Required Lenders (or the Administrative Agent at the request of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as set forth below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.

(b) No amendment, modification, termination or waiver or consent shall, without the consent of the Administrative Agent, the Revolving Agent, the Borrower Representative and each Lender directly affected thereby, do any of the following:

(i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Required Lenders, including those Lenders whose Commitments are increased);

(ii) reduce the principal of or rate of interest on any Loan owed or any fees payable to such affected Lender;

(iii) postpone or extend any date fixed for any payment of principal or, interest due on, any Loan owed to such affected Lender;

(iv) release all or substantially all of the Collateral, or subordinate the right of the Collateral Agent and the Lenders with respect to all or substantially all of the Collateral (except as expressly permitted herein or in the other Loan Documents);

(v) amend, modify or waive Section 2.04(b), Section 2.04(c) or this Section 13.02;

(vi) amend or waive the priorities established under Section 1.10, the definitions of the terms “Required Lenders”, “Required Revolving Lenders,” “Required Term Lenders” or “Pro Rata Share”; insofar as such definitions affect the substance of this Section 13.02.

(c) At any time that Minimum Liquidity is greater than thirty million Dollars ($30,000,000), the failure of the Borrowers to comply with the covenants contained in Section 9.01 or Section 9.02 may be waived by Required Term Lenders (or by Administrative Agent upon the written direction of the Required Term Lenders) without the consent of any of the Revolving Lenders; provided that no waiver shall be permitted to amend the covenants unless such waiver is approved by Required Lenders.

(d) No amendment, modification, termination or waiver affecting the rights or duties of any Agent or the L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by such Agent or the L/C Issuer, as the case may be, in addition to the Lenders required hereinabove to take such action.

(e) No amendment, modification, termination or waiver affecting the rights or duties of GE Capital in respect of any Swap Related Reimbursement Obligations, under this Agreement or any other Loan Document, including any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by GE Capital in addition to Lenders required hereinabove to take such action.

Furthermore, no amendment, modification, termination or waiver shall be required for the Collateral Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.02 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

Section 13.03. Non-Consenting Lenders; Replacement Lenders.

(a) If (i) in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of Required Lenders or all affected Lenders, the consent of the Required Term Lenders and the consent of the Administrative Agent has been obtained, but the consent of other Lenders or Agents whose consent is required has not been obtained (any Lender whose consent is obtained as described in this Section 13.03 being referred to as a “Consenting Lender,” and any Lender whose consent is not obtained as described in this Section 13.03 being referred to as a “Non-Consenting Lender”) or (ii) the Revolving Agent or Required Revolving Lenders take any action (other than the making of Advances or issuance of Letters of Credit in accordance with the terms of this Agreement) that has the effect of reducing the Available Commitments (including, without limitation, any action to establish or increase Reserves), then the Administrative Agent (or a Person reasonably acceptable to the Administrative Agent) shall have the right (but shall have no obligation), with the Administrative Agent’s written consent and in the Administrative Agent’s sole discretion, to purchase for cash from any such Non-Consenting Lenders, and all such Non-Consenting Lenders agree that they shall, upon Administrative Agent’s request, sell and assign to Administrative Agent (or to such Person), all right, title and interest of such Non-Consenting Lender under the Loan Documents for an amount equal to the principal balance of all Loans held by such Non-Consenting Lender and all accrued interest and fees (but not including any Prepayment Premium) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

(b) Defaulting Lenders. The failure of any Defaulting Lender to make any Advance, Loan or any payment required to be made by such Lender hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of any of its obligations to make an Advance, Loan or payment or otherwise, but none of any Other Lender, the Administrative Agent or the Revolving Agent shall be responsible to the Credit Parties or to any other Person for the failure of any Defaulting Lender to meet its obligations hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders,” “Required Revolving Lenders” or “Required Term Lenders,” as applicable) for any voting or consent rights under or with respect to any Loan Document. At the Borrower Representative’s request with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion, the Administrative Agent (or a Person reasonably acceptable to the Administrative Agent) shall have the right (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Administrative Agent’s request, sell and assign to Administrative Agent (or to such Person), all right, title and interest of such Defaulting Lender under the Loan Documents for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

Section 13.04. No Waiver; Remedies, Etc. No failure on the part of the Lenders or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Lenders and the Agents provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lenders and the Agents under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders and the Agents to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 13.05. Expenses; Taxes; Attorneys’ Fees. The Borrowers will pay promptly following demand therefor, all reasonable fees, costs and expenses incurred by or on behalf of the Administrative Agent, the Collateral Agent, the Revolving Agent or the Participating Lenders, including, without limitation, reasonable out-of-pocket fees, costs and expenses of counsel for the Administrative Agent or the Revolving Agent, accounting, due diligence, investigations, environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals arising from or relating to: (a) subject to the terms of the Fee Letter, the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents, (b) any requested amendments (other than amendments requested solely by the Lenders), waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the filing of any petition, complaint, answer, motion or other pleading by the Lenders, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (e) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (f) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (g) any attempt to collect from any Borrower or any other Credit Party, (h) during the continuance of an Event of Default, the receipt by any Lender of any advice from its professionals (including, without limitation, the reasonable fees of its outside attorneys and consultants) with respect to any of the foregoing (to the extent that such fees, costs and expenses are not otherwise recoverable pursuant to any other provision of this Agreement or any other

Loan Document), (i) all liabilities and costs arising from or in connection with the past, present or future operations of a Credit Party involving any damage to real or personal Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property, (j) any Environmental Liabilities and Costs incurred in connection with facility of any Credit Party including any Remedial Action for any Hazardous Materials present or arising out of the operations of any facility of a Credit Party or (k) any liabilities and costs incurred in connection with any Environmental Lien. Without limitation of the foregoing or any other provision of any Loan Document: (i) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Lenders to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to hold the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (ii) the Borrowers agree to pay all broker fees with respect to any broker retained by the Borrowers or any of their Subsidiaries that may become due in connection with the transactions contemplated by this Agreement and (iii) during the continuance of a Default or an Event of Default, if a Credit Party (A) fails to make any payments or deposits with respect to any taxes of any kind or nature to the extent that such payments or deposits are due and payable prior to delinquency, (B) fails to make any payments or deposits with respect to any other governmental assessment prior to the time that any Lien may inure against any property of any Credit Party, or (C) fails to make any payments or deposits with respect to any insurance premiums then due and payable or otherwise comply with Section 7.15, then the Administrative Agent, in its sole discretion and without prior notice to the Borrowers, may do any or all of the following, without duplication: (1) make payment of the same or any part thereof, (2) in the case of any failure described in clause (iii)(C) above, obtain and maintain insurance policies of the type described in Section 5.01(r) and take the actions with respect to such policies which are authorized pursuant to Article XII. Any payment described above in clause (2) shall not constitute an agreement by the Lenders to make similar payments in the future or a waiver by the Lenders of any Event of Default under this Agreement. The Administrative Agent and Revolving Agent need not inquire as to, or contest the validity of, any such obligation. The foregoing to the contrary notwithstanding, the agreements set forth above in this Section 13.05 are subject to the limitations set forth in Section 8.07, solely to the extent applicable. The Administrative Agent and Revolving Agent agree to provide to the Borrowers an invoice with respect to each cost or expense incurred in connection with the Loan Documents by any Lender promptly upon the Administrative Agent’s or Revolving Agent’s receipt thereof, and agree, upon the reasonable request of the Borrowers, to provide reasonable backup information with respect to such costs or expenses (subject to the right of the Administrative Agent and Revolving Agent to take whatever steps are reasonably necessary to protect any confidential or privileged information which may be contained therein).

Section 13.06. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such

Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 13.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent and Revolving Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 13.07. Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.08. Complete Agreement; Sale of Interest. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except by an agreement in writing signed by the Credit Parties and the Lenders in accordance with Section 13.02. The Credit Parties may not sell, assign or transfer any of the Loan Documents or any portion thereof, including their rights, title, interests, remedies, powers and duties hereunder or thereunder. The Credit Parties hereby consent to any Lender’s sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including such Lender’s rights, title, interests, remedies, powers or duties thereunder, subject, in the case of a participation, assignment, transfer or other disposition, to the provisions of Section 13.09.

Section 13.09. Assignment; Register.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining outstanding amount of the Loans at the time owing to it (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) or in the case of an assignment to an entity described in clause (d) of the definition of Eligible Assignee, any such assignment shall not be less than two million Dollars ($2,000,000), unless each of the Administrative Agent and Revolving Agent otherwise consents (such consent not to be unreasonably withheld or delayed), and (c) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (d) of this Section 13.09, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement, and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.05, Section 3.03, Section 3.04, Section 13.17, and Section 13.18 to the extent any claim thereunder relates to an event arising out of such Lender’s status or activity as Lender prior to such assignment.

(c) Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.09 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Term Lenders, and the Term Loan Commitment of, and principal amount of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Term Register”). The Revolving Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Revolving Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitment of, and principal amount of the Revolving Advances owing to, each Revolving Lender pursuant to the terms hereof from time to time (the “Revolving Register”). The entries in either Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be available for inspection by the Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower Representative may request in writing a copy of either Register from time to time and the Administrative Agent will promptly deliver a copy of such Register to the Borrower Representative promptly thereafter.

(e) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the Participating Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 13.02(b)(ii) or Section 13.02(b)(iii) that affects such Participant. Subject to paragraph (f) of this Section the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.05, Section 3.03 and Section 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.05 as though it were a Lender, provided such Participant agrees to be subject to Section 12.05 as though it were a Lender.

(f) Any Lender selling a participation to a Participant shall, as agent for the Credit Parties, keep a register, in substantially the same form as such Lender’s respective Register, of each such Participant, specifying such Participant’s entitlement to payments of principal and interest with respect to such participation.

(g) A Participant shall not be entitled to receive any greater payment under Section 2.05 or Article III than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.05 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.05 as though it were a Lender.

(h) Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Revolving Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telecopy shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telecopy shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

Section 13.11. GOVERNING LAW. THIS AGREEMENT, THE NOTES AND, EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.12. CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY AT THE ADDRESS FOR NOTICES SET FORTH IN SECTION 13.01, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDERS OR THE AGENTS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.13. WAIVER OF JURY TRIAL, ETC. THE CREDIT PARTIES, THE LENDERS AND THE AGENTS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS OR THE AGENTS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS OR THE AGENTS WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH CREDIT PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND THE AGENTS ENTERING INTO THIS AGREEMENT.

Section 13.14. Consent. Except as otherwise expressly set forth herein or in any other Loan Document to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Lenders or the Agents, shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrowers or any other Guarantors are parties and to which the Lenders or the Agents have succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Lenders or the Agents with or without any reason in their reasonable discretion.

Section 13.15. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lenders, the Agents or the Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

Section 13.16. Reinstatement; Certain Payments. If any claim is ever made upon the Secured Creditors or the Agents for repayment or recovery of any amount or amounts received by the Secured Creditors or the Agents in payment or received on account of any of the Obligations, the Secured Creditors or the Agents shall give prompt notice of such claim to the Borrowers, and if the Secured Creditors or the Agents repay all or part of such amount by reason of (a) any judgment, decree or order of any court of competent jurisdiction or administrative body having jurisdiction over the Secured Creditors or the Agents or any of their respective property, or (b) compliance by the Secured Creditors or the Agents with any requirement of a Governmental Authority having jurisdiction over the Secured Creditors or the Agents, then and in such event the Borrowers agree that (i) any such judgment, decree or order shall be binding upon it notwithstanding the cancellation of any instrument evidencing the Obligations or the other Loan Documents or the termination of this Agreement or the other Loan Documents and (ii) it shall be and remain liable to the Secured Creditors or the Agents hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Secured Creditors or the Agents.

Section 13.17. Indemnification. In addition to the Borrowers’ other Obligations under this Agreement, the Borrowers agree to defend, protect, indemnify and hold harmless the Lenders and each of their respective Affiliates and their officers, directors, trustees, employees, agents and advisors, the Administrative Agent, the Revolving Agent, the Collateral Agent, the Agent-Related Persons and the Lender-Related Persons (collectively called the “Indemnitees”) from and against any and all claims, losses, demands, settlements, damages, liabilities, obligations, penalties, fines, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses, but excluding income, franchise and similar taxes of an Indemnitee) incurred by such Indemnitees (but not taxes, which shall be governed by Section 2.05), whether prior to or from and after the Closing Date, as a result of or arising from or relating to or in connection with any of the following: (a) the Administrative Agent, the Revolving Agent, the Collateral Agent or the Lenders furnishing of funds to the Borrowers under this Agreement, including, without limitation, the management of any such Loans, (b) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (c) any claim, litigation, investigation or administrative or judicial proceeding in connection with any transaction contemplated in, or consummated under, the Loan Documents or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including without limitation, claims, litigations, investigations or other proceedings arising out of (i) the presence, disposal, Release of any Hazardous Materials on, in, at, to, from or under any property at any time owned or occupied by the Borrowers or any of their Subsidiaries (or any of their respective predecessors in interest or title) or at any facility which received Hazardous Materials generated by the Borrowers or any of their Subsidiaries or any of their respective predecessors in interest in connection with the receipt of such Hazardous Materials, (ii) any alleged personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Hazardous Materials generated by the Borrower or any of its Subsidiaries, (iii) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (iv) any alleged violation of any Environmental Law by the Borrower or any of its Subsidiaries or any of their respective predecessors in interest, and/or (v) any Environmental Action (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation to any Indemnitee under this Section 13.17 if such Indemnified Matter results solely from the gross negligence or willful misconduct of such Indemnitee or as a result of the presence or release of Hazardous Materials that are first brought on to a property after such property is transferred to any Indemnitee or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer; provided, however, that no Credit Party shall be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnitees under this Section 13.17 unless on advice of outside counsel, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees shall be due and payable promptly after demand therefor. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 13.17 may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under Applicable Law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

Section 13.18. Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (b) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time, (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 13.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 13.18.

For purposes of this Section 13.18, the term “Applicable Law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 13.19. Records. The unpaid principal of, and interest on, the Obligations, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitment, and the accrued and unpaid fees payable pursuant to Section 3.06, including without limitation fees set forth in the Fee Letter, shall at all times be ascertained from the records of the Lender and Agents, which shall be conclusive and binding absent manifest or demonstrable error.

Section 13.20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders and the Agents, and their respective successors and assigns, subject to Section 13.09.

Section 13.21. Confidentiality. The Agents and the Participating Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by the Agents and the Participating Lenders in a confidential manner, and shall not be disclosed by any Agent or any Participating Lender to Persons who are not parties to this Agreement for a period of two (2) years, except (a) to attorneys for and other advisors, accountants, auditors, employees and consultants to any Participating Lender or any Agent, (b) to Subsidiaries and Affiliates of any Participating Lender or any Agent; provided, however, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 13.21, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by the Borrower Representative or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Agent or any Participating Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Participating Lender’s interest under this Agreement; provided, however, that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 13.21, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Participating Lender or such Agent shall: (x) where legally permissible, notify the Borrower Representative of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or, if practicable, prior to the disclosure thereof, and (y) notify all other Persons described in clause (a) above that they are bound by, the provisions of this Section 13.21; provided, however, with respect to such material, non-public information identified by the Credit Parties in writing as restricted material (“Restricted Material”) that the Credit Parties are required to keep confidential for a longer period of time (such additional period, a “Restricted Period”), the Agents and the Participating Lenders agree to treat such Restricted Material confidentially in accordance with this Section 13.21 for such applicable Restricted Period to the extent the Agents and the Participating Lenders receive written notice of such Restricted Period.

Section 13.22. Lender Advertising. The Agents and the Lenders shall be entitled to advertise the closing of the transactions contemplated by this Agreement in such trade publications, business journals, newspapers of general circulation and otherwise, as the Agents and the Lenders shall deem appropriate, including, without limitation, the publication of a tombstone announcing the closing of this transaction; provided that the Agents and the Lenders shall obtain written consent of the Borrowers prior to disseminating any advertisement described in this Section 13.22 which consent shall not be reasonably withheld.

Section 13.23. Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Credit Parties and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

Section 13.24. USA PATRIOT ACT. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE XIV

DEFINITIONS; CERTAIN TERMS

Section 14.01. Definitions. terms:

“2006 Financial Statements” means the audited consolidated balance sheet of the Parent for the Fiscal Year ended June 28, 2006 and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended.

“Account” means an “account” as that term is defined in the UCC.

“Account Debtor” means any Person that is obligated on an Account, chattel paper or general intangible.

“Action” has the meaning ascribed to such term in Section 13.14.

“Additional Security Documents” means any Security Documents entered into pursuant to Section 7.08 hereof.

“Administrative Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Administrative Agent Account” means such Deposit Account as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means each of the Agents and its Affiliates, and the officers, directors, employees, counsel, consultants, agents and attorneys-in-fact of such Agent and its Affiliates.

“Agents” means, collectively, the Administrative Agent, the Revolving Agent and the Collateral Agent.

“Aggregate Exposure” means the sum of (a) the outstanding Revolving Advances under this Agreement and (b) the Letter of Credit Exposure.

“Agreement” means this Senior Secured Credit Agreement, together with all Exhibits and Schedules hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“ALTA” means American Land Title Association.

“Alternate Base Rate” at any time means the rate of interest per annum equal to the higher of (a) the rate of interest quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” and (b) the rate that is 0.50% in excess of the Federal Funds Rate. Any change in the Alternate Base Rate due to a change in The Wall Street Journal rate referred to in clause (a) of this definition or the Federal Funds Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations, treaties, directives, guidelines and orders of Governmental Authorities applicable to such Person, including zoning ordinances, all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” means a percentage per annum determined as of the end of the last Fiscal Quarter, as set forth below:

	Alternate Base Rate Loan	LIBOR Rate Loan
Revolving Advances	1.75%	3.00%
Term Loans	5.75%	7.00%

“Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit H attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with Section 13.09(b).

“Authorized Officer” means, with respect to any Credit Party, the chief executive officer, chief administrative officer, chief financial officer, vice president of financial compliance and reporting, and treasurer, controller or chief accounting officer or other officer with similar responsibility designated by the Board of Directors or similar governing body of the Credit Party.

“Available Commitments” means, as of any date, the Total Revolving Commitment minus the Aggregate Exposure minus the Reserve Amount.

“Availability Period” means the period from the Closing Date to the Maturity Date.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

“Bankruptcy Petition” has the meaning ascribed to such term in the Recitals.

“Benefit Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Borrower Representative” has the meaning ascribed to such term in Section 1.08(b).

“Borrower” has the meaning ascribed to such term in the introductory paragraph hereto.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted to be closed in the State of New York; provided that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries arising during such period that, in accordance with GAAP, are or should be included in the “property, plant and equipment” account on its consolidated balance sheet, including all applicable Capitalized Lease Obligations with respect to “property, plant and equipment”, paid or payable during such period, excluding in each case, (a) any such expenditures made for the repair, replacement or restoration of assets to the extent paid or reimbursed by any insurance policy or condemnation award to the extent such expenditures are permitted under the Loan Documents, (b) any leasehold improvement expenditures to the extent paid or reimbursed by the applicable lessor, sublessor or sublessee, (c) any acquisition of all or substantially all of the assets of, all of the Capital Stock of, or a business line, unit, office or division of any Person and (d) purchases of spare parts Inventory.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, options, warrants, interests, participations or other equivalents (however designated and whether or not voting) of or in a Person, including common stock, preferred stock or any other “equity security” and (b) with respect to any Person that is not a corporation, any and all partnership, limited liability company interests or other equity interests of such Person excluding, in the case of clauses (a) and (b) above, any debt security that is exchangeable for or convertible into such capital stock.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries as lessee under Capitalized Leases as determined in accordance with GAAP.

“Cash Collateral Account” means a deposit account in the name of the Collateral Agent at a bank or financial institution selected by the Collateral Agent and approved by the Borrowers.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year after the date of acquisition thereof and, at the time of acquisition, having the highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by the Borrower or any of its Subsidiaries, maturing no more than two hundred seventy (270) days after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 or P-1, respectively, from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the comparable rating from such other nationally recognized rating services reasonably acceptable to the Administrative Agent); (d) certificates of deposit or time deposits or bankers’ acceptances maturing within one (1) year after the date of acquisition thereof either (i) issued by any bank which has a rating of A or A2, or better, from S&P or Moody’s, or (ii) constituting certificates of deposit less than or equal to one hundred thousand Dollars ($100,000) in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Cash Management Account” has the meaning ascribed to such term in Section 7.19(b).

“Cash Management Agreement” has the meaning ascribed to such term in Section 4.01(w)(ii).

“Cash Management Bank” has the meaning ascribed to such term in Section 4.01(w)(i).

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) that any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than the Existing Owners becomes the beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Capital Stock of Parent having the right to vote for the election of members of the Board of Directors or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Chapter 11 Cases” means the cases commenced under the Bankruptcy Code by the Borrowers on the Petition Date.

“Closing Date” means the Business Day, on or before October 31, 2006, on which all of the conditions precedent set forth in Section 4.01 have been satisfied (or waived in accordance with the terms of this Agreement).

“Closing Date Mortgaged Property” has the meaning ascribed to such term in Section 4.01(v)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” has the meaning ascribed to such term in the Security Agreement.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Books, Equipment, or Inventory of any Grantor, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Collateral Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance and condemnation proceeds, cash proceeds of sales and other voluntary or involuntary dispositions of property, rental proceeds, and tax refunds).

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Commitment Reduction Fee” has the meaning ascribed to such term in Section 2.03(b).

“Compliance Certificate” has the meaning ascribed to such term in Section 6.01(d)(ii).

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Consenting Lender” has the meaning ascribed to such term in Section 13.03(a)(i).

“Consolidated EBITDA” means, with respect to any Person and its consolidated Subsidiaries for any quarterly period, the GAAP operating income of such Person for such period plus (a) depreciation expense and (b) amortization expense; provided, however, Consolidated EBITDA for the quarterly periods ending on or about December 29, 2006, March 30, 2007, June 29, 2007 and September 28, 2007 shall be deemed to be Consolidated EBITDAR for such period; and provided further that in computing GAAP Operating Income for periods ending on or prior to June 26, 2009, changes relating to revenue recognition under fresh start accounting rules and changes under SOP 97-2 accounting rules shall be excluded.

“Consolidated EBITDAR” means, with respect to any Person and its consolidated Subsidiaries for any period, the Consolidated EBITDA of such Person and its consolidated Subsidiaries for such period plus the Restructuring Charges for such period in an amount not to exceed ten million Dollars ($10,000,000) in the aggregate.

“Consolidated Total Debt” means, as of any particular time and after eliminating inter-company items, all Debt for Borrowed Money of the Parent and its Subsidiaries, as the same would be set forth in a consolidated balance sheet of the Parent and its Subsidiaries for such period.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect

Security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contracts” means leases, lease schedules, installment sales agreements, security agreements, chattel paper and other instruments and documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to a Securities Account or a Deposit Account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which effectively gives control (as defined in the UCC) to the Collateral Agent in such Securities Account and all investment property contained therein or in such Deposit Account and all funds contained therein, as the case may be, as it may be amended, supplemented or otherwise modified.

“Copyrights” has the meaning ascribed to such term in the Security Agreement.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“Debt for Borrowed Money” of any Person means, at any date of determination, without duplication, the sum of (a) all items that, in accordance with GAAP, would be classified as debt on a consolidated balance sheet of such Person at such date and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date; provided that, with respect to the Borrower and its Subsidiaries, Debt for Borrowed Money shall exclude, to the extent otherwise included in the items in clause (a) or (b) above, (i) accounts payable and accrued liabilities in the ordinary course of business of the Borrower and its Subsidiaries, and (ii) notes, bills and checks presented in the ordinary course of business by such Person to banks for collection or deposit.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means a Revolving Defaulting Lender or a Term Defaulting Lender.

“Deposit Account” means a “deposit account” as that term is defined in the UCC.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Credit Party conveys, sells, leases or subleases, licenses, assigns, transfers or otherwise disposes of any part of its business, property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, Securities or other assets, excluding any sales of Inventory in the ordinary course of business.

“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Security Document” means the agreement and deed of pledge of shares of Silicon Graphics World Trade B.V.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of two hundred and fifty million Dollars ($250,000,000), (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of two hundred and fifty million Dollars ($250,000,000), provided, however, that such bank is acting through a branch or agency located in the United States, (c) a finance company (other than an entity which is an Affiliate of IBM, Sun Microsystems, Hewlett Packard, Dell, Inc., or Apple Computer, Inc.), insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates and Related Funds) total assets in excess of two hundred and fifty million Dollars ($250,000,000), (d) any Lender or any Affiliate (other than individuals) of a Lender, and (e) during the continuation of an Event of Default, any other Person approved by the Revolving Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or other Person alleging a violation of, or liability under, any Environmental Law and Release of Hazardous Materials on, in, at, to, from or under (a) any assets, properties or businesses of the Borrower or any of its Subsidiaries or any of their respective predecessors in interest and (b) any facilities which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or any of their respective predecessors in interest.

“Environmental Laws” means any federal, state, local or foreign law or regulation relating to the protection of the environment or health and safety as it relates to any Hazardous Material compliance or exposure, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) as it relates to any Hazardous Material compliance or exposure and any other law, including common law, relating to the environment or health and safety as it relates to any Hazardous Material compliance or exposure (including, without limitation, laws relating to the storage, generation, use, handling, manufacture, processing, labeling, transportation, treatment, reuse, recycling, release and disposal of Hazardous Materials) and any environmental requirement or any health or safety requirement as it relates to any Hazardous Material compliance or exposure of any Governmental Authority, as such laws or requirements may be amended or otherwise modified from time to time, and any other present or future federal, state, provincial, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination (including the common law) of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any violation of any Environmental Law, environmental condition or any Release of Hazardous Materials from or onto (a) any property presently or formerly owned by the Borrower or any of its Subsidiaries or (b) any facility which received Hazardous Materials or wastes generated by the Borrower or any of its Subsidiaries but excluding the routine costs and expenses incurred in the ordinary course of maintaining compliance with Environmental Laws.

“Environmental Lien” means any Lien in favor of any Person or Governmental Authority for Environmental Liabilities and Costs or otherwise relating to any Environmental Law.

“Equipment” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to equipment (including, without limitation, “equipment” as such term is defined in Article 9 of the UCC), machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan, (b) the filing of a notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (c) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Benefit Plan or Multiemployer Plan, (d) the appointment of a trustee to administer any Benefit Plan under Section 4042 of ERISA, or (e) any event requiring the Borrower or any ERISA Affiliate to provide security to a Benefit Plan under Section 401(a)(29) of the Code.

“Event of Default” has the meaning ascribed to such term in Section 10.01.

“Excluded Asset Dispositions” means with respect to any Credit Party and its Subsidiary:

(a) any liquidation or sale of Cash Equivalents in the ordinary course of business;

(b) any sale, lease, transfer, assignment or other Disposition of assets (other than in connection with any Casualty or Condemnation) to any Person; provided that the aggregate fair market value of all property disposed of pursuant to this clause (b), when taken together with all other Dispositions pursuant to this clause (b) does not exceed three million Dollars ($3,000,000) in the aggregate in any Fiscal Year; provided, however, to the extent the aggregate fair market value of all property disposed of pursuant to this clause (b) in any Fiscal Year is less than the amount permitted hereunder, such amounts may be carried forward into the subsequent Fiscal Years;

(c) any disposition of obsolete, worn out or surplus tangible assets in the ordinary course of business and in a commercially reasonable manner; and

(d) any sale, lease or other transfer of any part of the assets of a Credit Party to any other Credit Party so long as (i) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer), (ii) after giving effect to such Disposition, no Default or Event of Default exists and (iii) such Disposition is on an arm’s-length basis; provided, however, amount not used hereunder may be carried forward into subsequent Fiscal Years.

“Excluded Taxes” means, with respect to the Participating Lenders or any other recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder: (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient, for tax purposes, is organized or in which its principal office is located or in which it does business or in which its applicable lending office is located or in which such lending office does business or by reason of any other past, present, or future connection to any jurisdiction (other than any such connection arising solely from the recipient having executed, delivered or performed its obligations or received a payment under this Agreement or solely because the recipient enforced this Agreement or participated in transactions contemplated by this Agreement); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction; and (c) any withholding taxes payable with respect to payments under the Loan Documents under any law (including any law, rule, regulation or treaty or any interpretation or application thereof by any Governmental Authority or any request, guideline or directive (whether or not having the force of law) by any Governmental Authority) in effect, in the case of a Participating Lender a party to this Agreement as of the Closing Date, on the Closing Date, or, in the case of an Eligible Assignee or Participant becoming a party to this Agreement or a Participant (as the case may be) after the Closing Date, on the date such Eligible Assignee or Participant becomes a party to this Agreement or a Participant (as the case may be); except to the extent that such recipient shall be entitled to receive additional amounts from the applicable Borrower with respect to any Taxes pursuant to Section 3.04(a) as limited by Section 3.05.

“Existing Debt” means Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date.

“Existing Owners” means one or more shareholders of the Parent on the Closing Date after giving effect to the Plan of Reorganization.

“Extraordinary Receipts” means any cash received by any Borrower not in the ordinary course of business (and not consisting of proceeds from the issuance of Capital Stock, debt or disposition of Collateral), including, without limitation, (a) pension plan reversions, (b) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, other than recoveries from avoidance actions and proceeds from litigation awards and settlements with respect to patent infringements, and (c) indemnity payments, but excluding tax refunds received in connection with or as the result of any settlement, audit, or amendment to any tax return.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent in the exercise of its reasonable discretion.

“Federal Reserve Board” means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fee Letter” means the Fee Letter, dated August 31, 2006, between the Parent, the Administrative Agent and the Collateral Agent.

“Field Examination” has the meaning set forth in Section 7.04(b).

“Fiscal Month” means each fiscal month of the Parent consisting of a four (4) or five (5) week period.

“Fiscal Quarter” means the fiscal quarter of the Parent ending in March, June, September and December of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent ending on the last day of the last Fiscal Month of the Parent.

“Flood Hazard Property” means any Real Estate Collateral Asset located in an area designated by the Federal Emergency Management Agency (or any successor or other applicable Government Authority) as having special flood or mud slide hazards.

“Foreign Collection Account” means the foreign accounts listed on lines [21 and 23] of Schedule 5.01(t).

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“Forfeiture Proceeding” means any action, proceeding or investigation affecting the Borrower or any of the Guarantors before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation which may result in an indictment of any of them or the seizure or forfeiture of any of their respective properties.

“Fraudulent Transfer Laws” has the meaning ascribed to such term in Section 11.13.

“Funding Date” means, with respect to any Loan, the date of the funding of a Loan.

“Funding Partner” shall mean both individually and/or collectively, as the context may require, (A) BAL Global Finance, LLC f/k/a Fleet Business Credit, LLC f/k/a Fleet Business Credit Corporation, or Banc of America Leasing & Capital, LLC, and (B) Key Bank and National City Capital Corporation (f/k/a Information Leasing Corporation), in each case, party to any Program Agreements with any of the Borrowers, or any predecessor, successor or assignee of the applicable Funding Partner. The term Funding Partner shall also include any other entity, the inclusion of which within such term is approved by the prior written consent of the Agents (not to be unreasonably withheld), and who (subject to such approval) shall become party to any Program Agreement with any of the Borrowers, or any successor or assignee thereof.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, provided that, for the purpose of the financial amounts and the definitions used herein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the financial statements, and provided further that, if there occurs after the date of this Agreement any change in GAAP that affects in any material respect the calculation of any financial covenant contained in Article IX, the Administrative Agent and the Borrowers shall negotiate in good faith an amendment to such financial covenant and any other provision of this Agreement that relates to the calculation of such financial covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, after the execution of any such amendment or consent by the Required Lenders in connection with any such change in GAAP, “GAAP” shall mean generally accepted accounting principles in effect on the effective date of such amendment or consent. Until any such amendments have been agreed upon, the covenants in Article IX shall be calculated as if no such change in GAAP has occurred.

“GE Capital” means General Electric Capital Corporation or an Affiliate thereof.

“GE SWAP Agreements” means any and all interest rate or short term currency transactions, agreements or documents now existing or hereafter entered into by a Credit Party or any Subsidiary of a Credit Party (other than an Inactive Subsidiary), arranged by GE Capital and entered into for the sole purpose of hedging such Credit Party’s or any Subsidiary’s exposure to fluctuations in interest rates or currencies and not for speculative purposes.

“Governing Documents” means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s capital stock; and (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents) and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests; and (e) with respect to any unlimited liability company, (i) the certificate of incorporation (or the equivalent organizational documents) of such unlimited liability company, (ii) the memorandum and articles of association (or the equivalent governing documents) of such unlimited liability company and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such unlimited liability company’s Capital Stock.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning ascribed to such term in Section 11.01.

“Guarantors” means (a) each Borrower and (b) each of the Borrower’s future Subsidiaries that is required to become a Guarantor hereunder from time to time.

“Guaranty” means the guaranty of each of the Guarantors pursuant to Article XI.

“Hazardous Materials” means (a) any element, compound or chemical that is regulated under any Environmental Law including any substance that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any waste exhibiting a hazardous characteristic as defined by applicable Environmental Laws, including, but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) asbestos-containing materials.

“Hedging Agreement” means any and all interest rate or short term currency transactions, agreements or documents now existing or hereafter entered into by a Credit Party or any Subsidiary of a Credit Party (other than an Inactive Subsidiary) with a (a) the Administrative Agent or (b) an Affiliate of the Administrative Agent for the purpose of hedging such Credit Party’s or such Subsidiary’s exposure to fluctuations in interest rates or currencies and not for speculative purposes.

“Hedging Agreement Provider” means any Person that enters into a Hedging Agreement with a Credit Party to the extent such Person is (a) the Administrative Agent or (b) an Affiliate of the Administrative Agent.

“Hedging Obligations” means obligations and liabilities entered into with any Hedging Agreement Provider, owing by any Credit Party under Hedging Agreements.

“Highest Lawful Rate” has the meaning ascribed to such term in Section 3.01(c).

“Inactive Subsidiaries” means the Subsidiaries listed on Schedule 5.01(dd).

“Indebtedness” means, without duplication, with respect to any Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business irrespective of when paid); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities of such Person as an account party, in respect of letters of credit, bankers’ acceptances and similar facilities; (g) all the aggregate mark-to-market exposure of such Person under Hedging Agreements and GE SWAP Agreements; (h) all Contingent Obligations; (i) all Swap Related Reimbursement Obligations and (j) all obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of Indebtedness of others that constitutes Indebtedness solely by reason of this clause (j) shall not for purposes of this Agreement exceed the fair market value of the properties or assets subject to such Lien. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer that is required to be consolidated under GAAP to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

“Indemnified Matters” has the meaning ascribed to such term in Section 13.17(d).

“Indemnified Taxes” means all Taxes imposed upon or with respect to payments from the Credit Parties to the Participating Lenders or any recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder pursuant to this Agreement, other than Excluded Taxes.

“Indemnitees” has the meaning ascribed to such term in Section 13.17.

“Intellectual Property” has the meaning ascribed to such term in the Security Agreement.

“Intellectual Property Appraisal” has the meaning ascribed to such term in Section 4.01(t).

“Interest Payment Date” means (a) with respect to (i) any Alternate Base Rate Loan, the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and (ii) any LIBOR Rate Loan, the last day of each LIBOR Period applicable to such Loan; (b) with respect to the amount of any Loan prepaid, the date of such prepayment, and (c) with respect to all Loans, the Maturity Date.

“Interest Rate” means (a) with respect to the Term Loans, interest at a rate equal to either, at the Borrower’s option, (i) LIBOR Rate plus the Applicable Margin for Term Loans or (ii) the Alternate Base Rate, plus the Applicable Margin for Term Loans and (b) with respect to the Revolving Advances, interest at a rate equal to, at the Borrower’s option, (i) the Alternate

Base Rate plus the Applicable Margin for Revolving Advances or (ii) LIBOR Rate plus the Applicable Margin for Revolving Advances.

“Inventory” means all Credit Parties’ now owned or hereafter acquired right, title, and interest with respect to (a) all “inventory” as defined in Article 9 of the UCC and (b) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Credit Party’s business; all goods which are returned to or repossessed by any Credit Party; and all computer programs embedded in any of the foregoing and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Inventory Appraisal” has the meaning ascribed to such term in Section 7.04(c).

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (b) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, (c) any joint venture and (d) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances and other loans to employees including, without limitation, employee forgivable loans and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness owing to such Person arising from a sale of any property or assets by such Person other than in the ordinary course of its business.

“IRS” means the Internal Revenue Service or any successor federal tax Governmental Authority.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit I. Each Hedging Agreement Provider may from time to time enter into a Joinder Agreement.

“Junior Lien DIP Facility” has the meaning ascribed to such term in the Recitals.

“L/C Issuer” has the meaning ascribed to it in Exhibit A.

“L/C Sublimit” has the meaning ascribed to it in Exhibit A.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property that constitutes a Real Estate Collateral Asset, a letter, certificate or other instrument in writing from the lessor under the related Lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance reasonably acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Lease” has the meaning ascribed to such term in Section 5.01(o).

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lenders” means, collectively, the lenders identified on the signature pages hereof, together with their respective successors and permitted assigns, each a “Lender”.

“Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, counsel, agents, consultants and attorneys-in-fact of such Lender and such Lender’s Affiliates.

“Letter of Credit” means a letter of credit issued by the L/C Issuer (or its designee) or a Person approved by the Revolving Agent as it may hereafter be amended or replaced from time to time pursuant to the terms of this Agreement or otherwise in form and substance reasonably satisfactory to the L/C Issuer; provided, however, the term shall not include any Swap Related L/Cs.

“Letter of Credit Exposure” means at any time, the sum of (a) the aggregate undrawn amount at such time of all outstanding Letters of Credit of the L/C Issuer plus (b) the aggregate unpaid amount at such time of all unreimbursed drawings under a Letter of Credit.

“Letter of Credit Obligations” means all outstanding obligations incurred by the Revolving Lenders at the request of the Borrowers, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the Revolving Lenders or another L/C Issuer or the purchase of a participation as set forth in Exhibit A with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable under Letters of Credit at such time or at any time thereafter by the Revolving Lenders thereupon or pursuant thereto.

“LIBOR Period” means, with respect to any LIBOR Rate Loan, the period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending one, two or three months thereafter; and provided that the foregoing provisions are subject to the following:

(a) if any LIBOR Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month, in which event such LIBOR Period shall end on the immediately preceding Business Day;

(b) any LIBOR Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of the relevant calendar month; and

(c) any LIBOR Period in respect of any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by the Revolving Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Administrative Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Revolving Agent and Borrower Representative.

“LIBOR Rate Loans” means Loans which bear interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any lien, security interest or other encumbrance of any kind, or any other type of preferential arrangement which has the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loans” means, collectively, the Revolving Advances, the Letters of Credit and the Term Loans.

“Loan Documents” means this Agreement, the Notes, the Security Documents and all other agreements, instruments, and other documents executed and delivered by any Credit Party pursuant hereto or thereto or otherwise evidencing or securing any Loan, in each case, excluding any Hedging Agreements.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, conditions (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties to perform their obligations hereunder or under any of the other Loan Documents or (c) the rights and remedies of any Agent or any Lender hereunder or under any other Loan Document.

“Maturity Date” means with respect to the Loans, October 17, 2011.

“Minimum Liquidity” means cash or Cash Equivalents held in Cash Management Accounts or other Accounts subject to a Control Agreement in the United States plus the Available Commitments.

“Moody’s” means Moody’s Investors Service and any successor thereto.

“Mortgages” means the mortgages, deeds of trust and/or assessments and other similar security instruments with respect to Real Estate Assets executed and delivered by a Credit Party in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, modified and otherwise supplemented from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or its Subsidiaries or any of their ERISA Affiliates has contributed, or has been obligated to contribute, at any time during the preceding six years, or has liability.

“Net Cash Proceeds” means cash or cash equivalents received by a Credit Party or any Subsidiary of a Credit Party from time to time in connection with a Disposition (whether as initial consideration, through the payment of deferred consideration, the release of any reserve taken in connection with such Dispositions, or the release or adjustment of any provision for Taxes in connection with such Disposition) other than any Excluded Asset Disposition, after deducting therefrom only (a) the principal amount of any Indebtedness of such Credit Party secured by any Permitted Encumbrance on any asset that is the subject of the Disposition (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (b) reasonable fees and expenses related thereto reasonably incurred by such Credit Party in connection therewith and (c) a provision for any Taxes to be paid or reasonably estimated to be payable, in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements); provided, however, in the event that a Credit Party or any Subsidiary is required to take a reserve in accordance with GAAP against any contingent liabilities associated with such Disposition, such Credit Party or Subsidiary may deduct from the Net Cash Proceeds received from such Disposition an amount equal to such reserve; provided, further, upon the release of such reserves or the determination that such reserves are no longer necessary, such amounts shall be considered Net Cash Proceeds and applied to the prepayment of Loans in accordance with Section 2.02(a)(i).

“Net Casualty/Condemnation Proceeds” means, with respect to any Casualty or Condemnation, the amount of any insurance proceeds or condemnation awards received by a Credit Party from time to time in connection with such Casualty or Condemnation (net of all reasonable fees and expenses related thereto reasonably incurred by such Credit Party in connection therewith), but excluding any proceeds or awards of errors and omissions insurance; provided, however, in the event that a Credit Party or any Subsidiary is required to take a reserve in accordance with GAAP against any contingent liabilities associated with such Casualty or Condemnation, such Credit Party or Subsidiary may deduct from the Net Cash Proceeds received from such Casualty or Condemnation an amount equal to such reserve; provided, however, in the event that a Credit Party or any Subsidiary is required to take a reserve in accordance with

GAAP against any contingent liabilities associated with such Casualty or Condemnation , such Credit Party or Subsidiary may deduct from the Net Casualty/Condemnation Proceeds received from such Casualty or Condemnation an amount equal to such reserve; provided, further, upon the release of such reserves or the determination that such reserves are no longer necessary, such amounts shall be considered Net Cash Proceeds and applied to the prepayment of Loans in accordance with Section 2.02(a)(ii).

“Net Income” means, with respect to any Person and its consolidated Subsidiaries, for any period, the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but in any case, excluding (a) income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (b) income (or deficit) of any Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (c) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (e) any net gain attributable to the write-up of any asset; (f) any net gain from the collection of life insurance policies; (g) any net gain arising from the acquisition of any securities, or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and (h) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Non-Consenting Lender” has the meaning ascribed to such term in Section 13.03(a)(i).

“Non Material Leasehold Property” means any Leasehold Property with respect to which a Credit Party has an obligation to pay annual base rent of $1,000,000 or less after the expiration of any rent abatement or free rent period.

“Non-U.S. Lender” has the meaning ascribed to such term in Section 2.05(e)(i).

“Note” has the meaning ascribed to such term in Section 1.07(a).

“Notice of Borrowing” means a notice substantially in the form of Exhibit B attached hereto and made a part hereof.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit E attached hereto and made a part hereof.

“Obligations” means all Loans, advances, debts, liabilities, obligations, Hedging Obligations, covenants and duties, owing by any Credit Party to the Administrative Agent, the Collateral Agent, any Lender, any Affiliate of any Lender, any Hedging Agreement Provider, GE Capital or any Person entitled to indemnification pursuant to Section 13.17 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, interest rate contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, but in all such circumstances only to the extent now existing or hereafter arising or however acquired, arising under or in connection with this Agreement, the Notes or any other Loan Document. The term includes all interest other than Default Interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), Swap Related Reimbursement Obligations, charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to the Credit Parties under this Agreement, the Notes or any other Loan Document or any Hedging Agreement.

“Officer’s Certificate” has the meaning ascribed to such term in Section 6.01(d)(i).

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease other than any such lease under which that Person is the lessor.

“Other Lender” has the meaning ascribed to such term in Section 13.03(b).

“Other Taxes” has the meaning ascribed to such term in Section 2.05(b).

“Owned Intellectual Property” has the meaning ascribed to such term in Section 5.01(u).

“Parent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Participant” has the meaning ascribed to such term in Section 13.09(e).

“Participating Lender” means, individually and collectively, each of the Lenders and the L/C Issuer.

“Participating Lender Expenses” means all:

(a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Credit Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Participating Lenders or the Agents;

(b) reasonable fees or charges paid or incurred by any Agent in connection with the Participating Lenders’ transactions with the Credit Parties or their Subsidiaries, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches, searches with the patent and trademark office, or the copyright office), filing, recording, publication, to the extent of the fees and charges (and up to the amount of any limitation) contained in the Loan Documents, real estate surveys, real estate title policies and endorsements, and environmental audits, Field Examinations, Intellectual Property Appraisals, Inventory Appraisals and Real Estate Appraisals;

(c) reasonable costs and expenses incurred by any Agent or any Participating Lender in the disbursement of funds to the Borrower or any Participating Lender (by wire transfer or otherwise);

(d) charges paid or incurred by any Agent resulting from the dishonor of checks;

(e) reasonable costs and expenses paid or incurred by an Agent or the Participating Lenders to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated;

(f) audit fees and expenses of each of the Agents related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement;

(g) reasonable costs and expenses of third party claims or any other suit paid or incurred by any one or more of the Participating Lenders in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the relationship of any one or more of the Participating Lenders with any Credit Party or any Subsidiary of a Credit Party;

(h) the Administrative Agent’s reasonable costs and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents; and

(i) each Agent’s and each Participating Lender’s reasonable costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing, or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Patent” shall have the meaning ascribed to such term in the Security Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. No. 107-56 (signed into law October 26, 2001).

“Patriot Act Related Requirements” means the Patriot Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the International Security and Development Cooperation Act, the Export Administration Act, the Arms Export Control Act and similar statutes administered by the Office of Foreign Assets Control or the U.S. Bureau of Export Administration and the regulations promulgated under such statutes.

“Permits” has the meaning ascribed to such term in Section 5.01(m).

“Permitted Accounts” means all domestic Deposit Accounts and Securities Accounts (other than zero-balance Accounts), which are subject to a Control Agreement.

“Permitted Encumbrances” means:

(a) Liens imposed by law for unpaid utilities and taxes, assessments or governmental charges or levies that are not yet due and payable or that are being contested in a Permitted Protest;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or that are being contested in a Permitted Protest;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations;

(d) deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on a Real Estate Asset imposed by law or granted in the ordinary course of business that do not materially interfere with or impair the use or operation of such Real Estate Asset;

(f) Liens existing on the Closing Date and listed on Schedule 8.01 hereto or in a Title Policy delivered to and accepted by the Agents with respect to the Collateral insured thereby;

(g) Liens securing the Obligations created by the Security Documents;

(h) Liens securing judgments entered after the date hereof for the payment of money not constituting a Default under Section 10.01(j) or securing appeal or other surety bonds relating to such judgments;

(i) Liens securing indebtedness permitted pursuant to paragraph (c) of the definition of Permitted Indebtedness below; provided, however, the value of all assets subject to liens granted pursuant hereto shall not exceed two million Dollars ($2,000,000) in the aggregate; and

(j) Liens on insurance premiums in favor of AFCO Premium Acceptance, Inc. or another insurance lender, securing Indebtedness permitted by Section 8.01 in an aggregate amount not to exceed three million Dollars ($3,000,000).

“Permitted Indebtedness” means:

(a) the Indebtedness existing on the Closing Date and listed on Schedule 8.02 and any Permitted Refinancing of such Indebtedness;

(b) Indebtedness of any Credit Party or any Subsidiary of a Credit Party (other than an Inactive Subsidiary) under (i) this Agreement, (ii) other Loan Documents and (iii) Hedging Agreements;

(c) purchase money indebtedness and Capital Lease Obligations incurred after the Closing Date; provided that (i) the aggregate amount of all such Indebtedness does not exceed two million five hundred thousand Dollars ($2,500,000) at any time outstanding, (ii) the Indebtedness when incurred shall not be more than 100% of the lesser of the cost or the fair market value as of the time of acquisition of the asset financed, (iii) such Indebtedness is issued and any Liens securing such Indebtedness are created within 90 days after the acquisition of the asset financed and (iv) no Lien securing such Indebtedness shall extend to or cover any property or asset other than the asset so financed;

(d) contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation and similar obligations incurred in connection with any Disposition permitted hereunder;

(e) Indebtedness owed to a Credit Party, which Indebtedness shall (i) constitute Pledged Debt and (ii) be otherwise permitted under the provisions of Section 8.07 hereunder;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of any Credit Party or any Subsidiary of a Credit Party drawn against insufficient funds in the ordinary course of business, provided that the aggregate amount of all such Indebtedness does not exceed two hundred fifty thousand Dollars ($250,000) at any time outstanding;

(g) Indebtedness under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims, in each case, incurred in the ordinary course of business;

(h) Indebtedness of Foreign Subsidiaries comprising performance guaranties issued on behalf of any Foreign Subsidiary in the ordinary course of business, which are fully cash collateralized and in an aggregate amount at any time outstanding not to exceed thirty million Dollars ($30,000,000);

(i) Indebtedness incurred solely for the purpose of financing Insurance Premiums pursuant to a premium finance agreement by and among the Borrowers and AFCO Premium Finance, Inc. or another insurance lender in an aggregate principal amount not to exceed three million Dollars ($3,000,000);

(j) unsecured Indebtedness of all Foreign Subsidiaries (other than Indebtedness described in clause (h) of this definition) in an aggregate principal amount at any time outstanding not to exceed three million Dollars ($3,000,000);

(k) Indebtedness that constitutes a Permitted Investment of the obligee pursuant to clauses (e), (f) and (g) of the definition thereof; and

(l) Indebtedness under GE SWAP Agreements.

“Permitted Investments” means:

(a) (i) cash or Cash Equivalents in Securities Accounts or Deposit Accounts with respect to which a Control Agreement has been executed and delivered, (ii) cash or Cash Equivalents in Securities Accounts or Deposit Accounts maintained by Foreign Subsidiaries and (iii) cash held in the Foreign Collection Account;

(b) Investments in negotiable instruments for collection;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments (including obligations owing under Indebtedness) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) Investments by any Foreign Subsidiary in another Foreign Subsidiary or in a Credit Party;

(f) Investments existing on the date hereof in Persons which are Subsidiaries of such Credit Party on the Closing Date;

(g) Investments in Foreign Subsidiaries of the Borrowers provided that such investments are subject to an aggregate amount per Fiscal Quarter not to exceed the lesser of (i) the aggregate amount of quarterly cash repatriated by all Foreign Subsidiaries during such Fiscal Quarter (to the extent separately identified and reported) and (ii) ten million Dollars ($10,000,000);

(h) receivables or trade credits created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(i) Investments consisting of non-cash consideration received from the purchaser of assets in connection with a sale of such assets in an aggregate amount not to exceed two million Dollars ($2,000,000); and

(j) Investments in “Contracts” assigned by any of the Borrowers to any Funding Partners and the goods, equipment, payments, guaranties and proceeds related to any of such Contracts in favor of the Funding Partners, in each case solely to the extent sold, conveyed, pledged, assigned or transferred pursuant to the Program Agreements among any of the Borrowers and each separate Funding Partner.

“Permitted Protest” means the right of a Person to protest any Lien (other than any such Lien that secures all or any portion of the Obligations) or taxes, provided that (a) a reserve with respect to such obligation is established, if required, by such Person in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently and in good faith by such Person.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended at the time of such Permitted Refinancing except by an amount equal to any premium or other similar amount paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) none of the Credit Parties and their Subsidiaries not previously directly or contingently obligated on the applicable Indebtedness becomes directly or contingently obligated thereunder as a result of such Permitted Refinancing and (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on subordination terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, as determined by the board of directors of such Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning ascribed to such term in the Recitals.

“Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA.

“Plan of Reorganization” means the First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated July 27, 2006, as modified which has been filed by the Parent and the other parties identified as “Debtors” in the Plan of Reorganization and confirmed by the court in jointly administered Case No. 06-109777 (BRL) in the United States Bankruptcy Court for the Southern District of New York by order dated September 19, 2006.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, among the Borrowers, the other pledgors identified therein and the Collateral Agent, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Pledged Debt” has the meaning ascribed to such term in the Pledge Agreement.

“Post-Petition Loan Agreement” has the meaning ascribed to such term in the Recitals.

“Prepayment Premium” has the meaning ascribed to such term in Section 2.03(a).

“Program Agreements” means (a) that certain “without recourse purchase agreement dated February 26, 2004” and “amended and restated lease program agreement dated August 31, 2001” and (b) that certain “without recourse purchase agreement dated May 13, 2004” and “without recourse repurchase agreement dated March 8, 2004”, between any of the Borrowers and any of the Funding Partners, as previously amended and in effect as of the date hereof, and as may be amended from time to time hereafter with the prior written consent of the Administrative Agent. The term Program Agreement shall also include any similar agreement with a Funding Partner who is approved, and the Program Agreement applicable thereto is approved, with the prior written consent of the Agents (not to be unreasonably withheld).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” means (a) with respect to any Revolving Lender, the percentage obtained by dividing the Revolving Commitment of such Revolving Lender at such time by the Total Revolving Commitment at such time and (b) with respect to any Term Lender, the percentage obtained by dividing such Term Lender’s exposure under the Term Loan by the aggregate exposure under the Term Loan of all Term Lenders. The initial Pro Rata Shares are set out on Schedule B.

“Protective Advance” has the meaning ascribed to such term in Section 1.05.

“Rating Agencies” means Moody’s and S&P, or if either of such Persons cease to perform credit ratings or other applicable services, such nationally recognized statistical rating organization the Administrative Agent may select.

“Real Estate Appraisal” has the meaning ascribed to such term in Section 4.01(v)(i).

“Real Estate Asset” means any real property, or any direct or indirect interest in any real property, in which any Credit Party has a fee, leasehold or other interest.

“Real Estate Collateral Asset” means any Real Estate Asset that is subject to a Mortgage or is required to be subject to a Mortgage.

“Registered Intellectual Property” means all Intellectual Property that has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other similar filing offices, domestic or foreign, as applicable.

“Regulation T”, “Regulation U”, and “Regulation X” mean, respectively, Regulations T, U, and X of the Federal Reserve Board or any successor, as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the workplace environment, including ambient air, soil, surface or ground water.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the workplace environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days’ notice to the Pension Benefit Guaranty Corporation is waived under applicable regulations.

“Required Lenders” means the Required Revolving Lenders and the Required Term Lenders.

“Required Revolving Lenders” means, at any time, collectively, (i) the Revolving Lenders having more than 50% of the Total Revolving Commitments or (ii) if the Revolving Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Aggregate Exposure.

“Required Term Lenders” means, at any time, Term Lenders having more than 50% of the aggregate outstanding amount of the Term Loans.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or Governing Documents of such Person, and any law, ordinance, rule, regulation, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Patriot Act Related Requirements, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Internal Revenue Code, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Reserve Amount” means the amount of reserves against availability established by the Revolving Agent pursuant to Section 1.01(a).

“Responsible Officer” means the chief financial officer or treasurer of the Parent.

“Restricted Material” has the meaning ascribed to such term in Section 13.21.

“Restricted Payments” means, with respect to any Person, (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of, partnership interest of or other equity interest of, such Person, now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of, partnership interest of or other equity interest of, such Person now or hereafter outstanding, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness which is subordinated to the Obligations and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of, partnership interest of or other equity interest of, such Person now or hereafter outstanding.

“Restricted Period” has the meaning ascribed to such term in Section 13.21.

“Restructuring Charges” means (a) fees, costs and expenses of bankruptcy counsel, financial advisors and other restructuring professionals incurred by the Borrowers in connection with the Chapter 11 Cases, (b) extraordinary, unusual or non-recurring charges for such period for severance, restructuring costs or goodwill impairment plus all non-cash amounts in any period of four fiscal quarters, (c) forgiveness of indebtedness income, and (d) non-cash expenses resulting from the grant of stock options or other equity related incentives to any current or former director, officer or employee of the Borrowers and any other “restructuring charge” as defined in GAAP.

“Revolving Advance” has the meaning ascribed to such term in Section 1.01(a).

“Revolving Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Revolving Commitment” means, with respect to any Revolving Lender, the obligation of such Revolving Lender at such time to make Revolving Advances pursuant to the terms and conditions of this Agreement. The Initial Revolving Commitments of each Lender are set forth in Schedule B.

“Revolving Defaulting Lender” has the meaning ascribed to such term in Section 1.01(d).

“Revolving Lender” means a Lender that has a Revolving Commitment and/or that has an outstanding Revolving Advance.

“Revolving Register” has the meaning ascribed to such term in Section 13.09(d).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Scheduled Intellectual Property Collateral” has the meaning ascribed to such term in Section 5.01(u).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Creditors” has the meaning ascribed to such term in the Security Agreement.

“Securities” means any Capital Stock, shares, voting trust certificates, bonds, debentures, notes, loans or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Obligations.

“Securities Account” shall have the meaning provided in Section 8-501(a) of the UCC.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of Securities which represent an interest in, or which are collateralized in whole or in part by, the Loans.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Borrower, the other assignors identified therein and the Collateral Agent, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Security Documents” means the Security Agreement, the Pledge Agreement, the UCC financing statements, the Mortgages, the Control Agreements, the Cash Management Agreements, the Dutch Security Document and any other documents granting a Lien upon the Collateral as security for all or any part of the Obligations.

“Senior Officer” means, with respect to any Credit Party, such Credit Party’s president, chief executive officer, chief administrative officer, chief financial officer, managing director or chief accounting officer.

“Software” shall have the meaning ascribed to such term in the Security Agreement.

“Solvent” or “Solvency” with respect to any person means (a) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (b) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, (c) such person does not intend to incur debts or liabilities beyond its ability to pay, as such debts and liabilities mature, and (d) such person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (ii) the interest in the capital or profits of such partnership or limited liability company or (iii) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Survey” has the meaning ascribed to such term in Section 4.01(v)(v).

“Swap Related L/C” means a letter of credit or other credit enhancement provided by GE Capital to the extent supporting the payment obligations by any Borrower under an interest rate protection or hedging agreement or transaction (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to any of the Loans, and which agreement or transaction a Borrower entered into as the result of a specific referral pursuant to which GE Capital, GE Corporate Financial Services, Inc. or any other Affiliate of GE Capital had arranged for Borrower to enter into such agreement or transaction. The term includes a Swap Related L/C as it may be increased from time to time fully to support Borrower’s payment obligations under any and all such interest rate protection or hedging agreements or transactions.

“Swap Related Reimbursement Obligation” has the meaning ascribed to it in Section 1.12.

“Syndication Agent” has the meaning ascribed to such term in the introductory paragraph.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Defaulting Lender” has the meaning ascribed to such term in Section 1.03(d).

“Term Lender” means a Lender that has a Term Loan Commitment outstanding and/or an outstanding Term Loan.

“Term Loan” has the meaning ascribed to such term in Section 1.03(a).

“Term Loan Commitment” means, with respect to any Lender, the obligation of such Lender at such time to make a Term Loan pursuant to the terms and conditions of this Agreement.

“Term Register” has the meaning ascribed to such term in Section 13.09(d).

“Threshold Equipment” means, as of the date of determination, no less than 80% of the Borrowers’ Equipment, as measured by book value, other than demonstration systems.

“Threshold Inventory” means, as of the date of determination, no less than 80% of the Borrowers’ Inventory, as measured by book value, other than demonstration systems.

“Title Company” has the meaning ascribed to such term in Section 4.01(v)(iv).

“Title Policy” has the meaning ascribed to such term in Section 4.01(v)(iv).

“Total Leverage Ratio” means, as of any date of determination,

(a) as of December 29, 2006, the ratio of (i) Consolidated Total Debt as of on such date to (ii) the Parent’s Consolidated EBITDA for the quarterly period ending on December 29, 2006 multiplied by four (4);

(b) as of March 30, 2007, the ratio of (i) Consolidated Total Debt as of on such date to (ii) the Parent’s Consolidated EBITDA for the six-month period ending on March 30, 2007 multiplied by two (2);

(c) as of June 29, 2007, the ratio of (i) Consolidated Total Debt as of on such date to (ii) the Parent’s Consolidated EBITDA for the nine-month period ending on June 29, 2007 multiplied by four (4) and divided by three (3); and

(d) as of September 28, 2007 and any date of determination thereafter, the ratio of (i) Consolidated Total Debt as of such date to (ii) the Parent’s Consolidated EBITDA for the four (4) Fiscal Quarters most recently ended on such date.

“Total Revolving Commitment” means the aggregate principal amount of the Revolving Commitments of all the Revolving Lenders (it being understood and agreed that the maximum aggregate principal amount of the Revolving Commitments shall not exceed thirty million Dollars ($30,000,000), as reduced from time to time pursuant to the terms hereof).

“Trademarks” shall have the meaning ascribed to such term in the Security Agreement.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how including drawings, formulae, schematics, designs, plans, processes, supplier lists, business plans, business methods and prototypes now or hereafter owned or used in the business of such Credit Party throughout the world (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as in effect from time to time; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection, effect of perfection, non-perfection, priority or remedies with respect to the Collateral Agent’s Liens is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, effect of perfection, non-perfection, priority or remedies.

“Unused Commitment Fee” has the meaning ascribed to such term in Section 3.06(b).

“Wholly-Owned” means, when used to describe any Subsidiary of a Credit Party, that all of the Capital Stock (other than directors’ qualifying shares) of such Subsidiary is owned by one or more Credit Parties or Wholly-Owned Subsidiaries of the Credit Parties.

Section 14.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 14.03. Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given to it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 14.04. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Administrative Agent or the Lenders, such period shall in any event consist of at least one full day.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

SILICON GRAPHICS, INC.

By	/s/ Kathy Lanterman
Name: Kathy Lanterman
Title: Senior Vice President and Chief Financial Officer

SILICON GRAPHICS FEDERAL, INC.

By	/s/ Kathy Lanterman
Name: Kathy Lanterman
Title: Vice President

SILICON GRAPHICS WORLD TRADE CORPORATION

By	/s/ Kathy Lanterman
Name: Kathy Lanterman
Title: Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Jason Colodne
Name: Jason Colodne
Title: Authorized Signatory

COLLATERAL AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Wafa Shalabi
Name: Wafa Shalabi
Title: Its Duly Authorized signatory

REVOLVING AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Wafa Shalabi
Name: Wafa Shalabi
Title: Its Duly Authorized signatory

LENDERS:

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Jason Colodne
Name: Jason Colodne
Title: Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Wafa Shalabi
Name: Wafa Shalabi
Title: Its Duly Authorized signatory